UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NATIONAL GENERAL HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2)

Aggregate number of securities to which this transaction applies: As of August 3, 2020, the maximum number of shares of common stock to which this transaction applies is estimated to be 117,356,295, which consists of (a) 113,402,866 shares of common stock issued and outstanding, (b) 2,801,644 shares of common stock issuable pursuant to outstanding options, and (c) 1,151,785 shares of common stock issuable pursuant to outstanding restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (i) 113,402,866 shares of common stock issued and outstanding multiplied by (ii) the maximum payable per share consideration of $34.50, (b) the product of (i) 2,801,644 shares of common stock issuable pursuant to outstanding options multiplied by (ii) the difference between the maximum payable per share consideration of $34.50 and the weighted average exercise price of such options of $10.31, and (c) the product of (i) 1,151,785 shares of common stock issuable pursuant to outstanding restricted stock units multiplied by (ii) the maximum payable per share consideration of $34.50.

	(4)	Proposed maximum aggregate value of transaction: $4,019,907,227.86
	(5)	Total fee paid: $521,783.96

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

It is a pleasure to invite you to attend a special meeting of the stockholders of National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”). The special meeting will be held at [●], Eastern time, on [●], 2020, at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038. The attached notice of special meeting of stockholders and proxy statement discuss the items scheduled for a vote by stockholders at the meeting.

On July 7, 2020, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with The Allstate Corporation, a Delaware corporation (“Parent”), and Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Merger Agreement. In addition, our stockholders will be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers by the Company and that are based on or otherwise relate to the Merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “Transaction-Related Named Executive Officer Compensation”). Finally, our stockholders will be asked to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum (the “Adjournment Proposal”).

If the Merger Agreement is adopted and the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of our common stock, par value $0.01 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (a) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (b) shares of Common Stock, the holders of which have not voted, or caused or permitted to be voted, such shares in favor of the adoption of the Merger Agreement and who have properly demanded and not withdrawn a demand for, or otherwise lost or waived their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) automatically will be converted into the right to receive cash in an amount equal to $32.00 per share, without interest thereon (the “Merger Consideration”). In addition to the Merger Consideration, the Company will declare and, immediately prior to the Effective Time, pay a special dividend in cash (the “Special Dividend” and, together with the Merger Consideration, the “Total Consideration”). The Special Dividend will equal $2.50 per share of Common Stock unless the Company’s retained earnings per share of Common Stock for the period January 1, 2020 to the business day prior to the closing of the Merger (the “Closing”), calculated and subject to such adjustments as provided in the Merger Agreement, is less than $1.00 per share of Common Stock, in which case the Special Dividend will equal $1.50 per share of Common Stock plus, if positive, the amount of retained earnings per share of Common Stock for such period. For illustrative purposes only, retained earnings per share of Common Stock for the period January 1, 2020 to June 30, 2020 was $2.10 per share of Common Stock. We refer to the Merger Consideration plus the Special Dividend in this proxy statement as the Total Consideration. Payment of the Special Dividend is conditioned on the Closing occurring.

For discussion of the impact of the Merger, including the Merger Consideration and the Special Dividend, on each outstanding stock option and restricted stock unit, see the section entitled “The Merger Agreement—Treatment of Company Equity Awards” in the accompanying proxy statement. The Total Consideration of $34.50 per share of Common Stock, consisting of the Merger Consideration and the Special Dividend, assuming the Special Dividend equals $2.50 per share of Common Stock, represents a premium of approximately 69% to our closing price of $20.41 on July 7, 2020, the last business day immediately prior to the public announcement of the Merger, which was announced after the close of business on July 7, 2020.

Concurrently with the execution of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with Leah Karfunkel, Barry Karfunkel and Robert Karfunkel (collectively, the “Voting Agreement Parties”), who beneficially own in the aggregate approximately 40% of our outstanding shares of Common Stock, pursuant to which each of the Voting Agreement Parties agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) their respective shares of Common Stock “FOR” adoption of the Merger Agreement and against any amendment to the organizational documents of National General or any other proposals that would prevent or materially delay, postpone or interfere with the consummation of the Merger (including any acquisition proposal or any agreement or transaction relating thereto or in connection therewith).

The National General board of directors unanimously recommends our stockholders vote “FOR” adoption of the Merger Agreement, “FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation, and “FOR” the Adjournment Proposal.

The accompanying proxy statement describes the Merger Agreement, the Merger, the Special Dividend and related matters, and attaches a copy of the Merger Agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth details of the Merger Agreement and other important information related to the Merger.

Your vote is very important. Whether or not you expect to attend the special meeting, we encourage you to vote your shares of Common Stock as promptly as possible to make certain that you are represented at the special meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy card or voting instruction card. If you are a “street name” holder (a holder whose shares of Common Stock are held through a broker, bank or other nominee), for your shares of Common Stock to be represented at the special meeting, you must instruct your broker, bank or other nominee as to how to vote your shares of Common Stock by following the directions provided to you by your broker, bank or other nominee. The Merger cannot be completed unless holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting vote “FOR” adoption of the Merger Agreement. Therefore, your failure to vote, abstention or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. Abstentions will be have the same effect as a vote “AGAINST” the other proposals to be considered at the special meeting, and failure to instruct your broker, bank or other nominee to vote, will have no effect on the other proposals to be considered at the special meeting.

We are closely monitoring the impact of COVID-19 on public health as well as applicable law and regulation and the recommendations of public health officials for holding meetings in the current environment. Attendance in person at the special meeting may be limited to comply with applicable law or regulation then in effect or to conform to the recommendations of federal, state, local or other public health officials. In addition, any person attending the special meeting in person may be required to wear a mask and take other precautions to comply with applicable law and regulations and the recommendations of public health officials. While we currently intend to hold the special meeting in person at the time, date and place specified herein, we reserve the right to reconsider the time, date, place and means of convening the special meeting, including holding the special meeting solely by means of remote communications, or virtually, as permitted under Section 2.1 of our By-Laws and Section 211(a)(2) of the Delaware General Corporation Law. If we decide to hold the special meeting virtually, we will announce the decision to do so at least one week in advance of the special meeting date by issuing a press release, which will be filed with the Securities and Exchange Commission and posted on our website at https://ir.nationalgeneral.com, and will include details on how to participate virtually in the special meeting and vote. If you are planning to attend the special meeting, please check our website regularly and at least one week prior to the special meeting date. We encourage you to vote your shares of Common Stock prior to the special meeting.

If you have any questions or need assistance voting your shares of Common Stock, please contact [●].

On behalf of the entire National General board of directors, we want to thank you for your continued support.

Sincerely,

[●]	[●]

Barry Karfunkel	Robert Karfunkel
Chief Executive Officer and Co-Chairman of the National General Board of Directors	President and Co-Chairman of the National General Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2020 and is first being mailed to stockholders on or about [●], 2020.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 6, 2020

NATIONAL GENERAL HOLDINGS CORP.

59 Maiden Lane, 38th Floor

New York, New York 10038

Notice of Special Meeting of Stockholders

To Be Held on [●], 2020

WHEN

[●], 2020 at [●], Eastern Time

WHERE

59 Maiden Lane, 38th Floor New York, New York 10038

WHO IS RECEIVING THIS NOTICE

All holders of the Company’s common stock, par value $0.01 per share (“Common Stock”) and all holders of the Company’s preferred stock, par value $0.01 per share (“Preferred Stock”), each as of record at the close of business on [●], 2020, are entitled to notice of the special meeting of stockholders, or any adjournment or postponement thereof.

WHO IS ENTITLED TO VOTE

Only holders of shares of Common Stock as of record at the close of business on [●], 2020, are entitled to vote at the special meeting of stockholders, or any adjournment or postponement thereof. Holders of shares of Preferred Stock are not entitled to vote at the special meeting of stockholders.

ITEMS OF BUSINESS

At the special meeting, stockholders will be asked to consider and vote on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of July 7, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among National General Holdings Corp., a Delaware corporation (the “Company”), The Allstate Corporation, a Delaware corporation (“Parent”), and Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent;

2.

to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the Merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “Transaction-Related Named Executive Officer Compensation”); and

3.

to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum (the “Adjournment Proposal”).

We will transact no other business at the special meeting except such business as may properly be brought before the special meeting. Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. The accompanying proxy statement forms a part of this notice and is incorporated herein by reference.

RECOMMENDATION

After due consideration and discussion, the National General board of directors (the “Board”) unanimously (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable, and approved the execution, delivery and performance by the Company of, the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend the adoption of the Merger Agreement by the holders of shares of Common Stock, and (d) directed that the Merger Agreement be submitted to the holders of shares of Common Stock for adoption. The Board unanimously recommends you vote (1) “FOR” adoption of the Merger Agreement, (2) “FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation, and (3) “FOR” the Adjournment Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Board.

VOTING

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting and is a condition to the completion of the Merger. The approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation and the approval of the Adjournment Proposal each requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on such proposal, but neither is a condition to the completion of the Merger.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. EVEN IF YOU PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OF COMMON STOCK BY EITHER MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE PROXY CARD OR SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET, AS OUTLINED BELOW. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent in your proxy. The failure to vote, either in person or by proxy, abstention, or to provide voting instructions to your broker, will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the other proposals to be considered at the special meeting, and broker non-votes will have no effect on the other proposals to be considered at the special meeting.

You can vote in person at the special meeting. For further information regarding attending the special meeting, see the section entitled “Special Meeting” in the accompanying proxy statement. Even if you plan to attend the special meeting, please vote as soon as possible using one of the following methods:

1.

By Telephone: In the U.S. or Canada, you can vote your shares of Common Stock toll-free by calling 1-800-454-8683 (for beneficial owners of shares of Common Stock) or 1-800-690-6903 (for registered owners of shares of Common Stock).

2.	By Internet: You can vote your shares of Common Stock online at www.proxyvote.com.

3.	By Mail: You can vote by mail by completing, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

We are closely monitoring the impact of COVID-19 on public health as well as applicable law and regulation and the recommendations of public health officials for holding meetings in the current environment. Attendance in person at the special meeting may be limited to comply with applicable law or regulation then in effect or to conform to the recommendations of federal, state, local or other public health officials. In addition, any person attending the special meeting in person may be required to wear a mask and take other precautions to comply with applicable law and regulations and the recommendations of public health officials. While we currently intend to hold the special meeting in person at the time, date and place specified herein, we reserve the right to reconsider the time, date, place and means of convening the special meeting, including holding the special meeting solely by means of remote communications, or virtually, as permitted under Section 2.1 of our By-Laws and Section 211(a)(2) of the Delaware General Corporation Law. If we decide to hold the special meeting virtually, we will announce the decision to do so at least one week in advance of the special meeting date by issuing a press release, which will be filed with the Securities and Exchange Commission and posted on our website at https://ir.nationalgeneral.com, and will include details on how to participate virtually in the special meeting and vote. If you are planning to attend the special meeting, please check our website regularly and at least one week prior to the special meeting date. We encourage you to vote your shares of Common Stock prior to the special meeting.

Brokers may not vote your shares of Common Stock on any of the matters being presented at the special meeting in the absence of specific voting instructions from you. Please contact your broker directly if you have questions about how to provide such instructions.

Under Delaware law, holders of shares of Common Stock and holders of shares of Series D Preferred Stock will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal before the vote on the proposal to adopt the Merger Agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled “Appraisal Rights” in the accompanying proxy statement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Before voting your shares of Common Stock, we urge you to, and you should, read the entire accompanying proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement. If you have any questions concerning the Merger, Merger Agreement, Transaction-Related Named Executive Officer Compensation, Adjournment Proposal, special meeting, or accompanying proxy statement, or if you would like additional copies of the accompanying proxy statement (at no charge) or need help submitting a proxy to have your shares of Common Stock voted, please contact [●]:

MEETING ADMISSIONS:

An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the special meeting. In addition, if you are not a stockholder of record but hold shares of Common Stock through a broker, bank or other nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the record date. See the section entitled “The Special Meeting” in the accompanying proxy statement.

DATE OF MAILING:

The proxy statement and the accompanying proxy card were first made available to our stockholders on or about [●], 2020.

By order of the Board,

[●]

Jeffrey Weissmann

General Counsel and Secretary

[●], 2020

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the Merger Agreement, the Merger and the Special Dividend (each as defined herein). We encourage you to, and you should, carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

Parties to the Merger (page 22)

National General Holdings Corp.

National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”), headquartered in New York City, is a specialty personal lines insurance holding company serving a wide range of customer segments. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this proxy statement. See the sections entitled “Where You Can Find Additional Information” and “Parties to the Merger—National General Holdings Corp.”

The Allstate Corporation

The Allstate Corporation (“Parent” or “Allstate”) was incorporated under the laws of the State of Delaware on November 5, 1992, to serve as the holding company for Allstate Insurance Company. Its business is conducted principally through Allstate Insurance Company, Allstate Life Insurance Company and its other subsidiaries. Allstate’s purpose is to protect people from life’s uncertainties and prepare them for the future so they can realize their hopes and dreams. Allstate is primarily engaged in the property and casualty insurance business in the United States and Canada. Additionally, Allstate provides customers other protection offerings such as life, accident and health insurance and protection plans that cover electronic devices and personal identities. The Allstate brand is widely known through the “You’re In Good Hands With Allstate®” slogan. See the section entitled “Parties to the Merger—The Allstate Corporation.”

Bluebird Acquisition Corp.

Bluebird Acquisition Corp. (“Merger Sub”) is a Delaware corporation and an indirect wholly owned subsidiary of Parent that will function as the merger subsidiary in the Merger (as defined herein). See the section entitled “Parties to the Merger—Bluebird Acquisition Corp.”

The Merger Proposal (page 29)

Holders of shares our common stock, par value $0.01 per share (“Common Stock”) will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 7, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, and Merger Sub, pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. A copy of the Merger Agreement is attached to this proxy statement as Annex A. Holders of shares of Preferred Stock (as defined herein) are not entitled to vote at the special meeting.

If the Merger Agreement is adopted and the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (b) Appraisal Shares (as defined herein)) automatically will be converted into the right to receive cash in an amount equal to $32.00 per share, without interest thereon (the “Merger Consideration”). “Appraisal Shares” are shares of Common Stock or shares of Series D Preferred Stock, the holders of which have not voted, or caused or permitted to be voted, such shares in favor of the adoption of the Merger Agreement and who have properly demanded and not withdrawn a demand for, or otherwise lost or waived their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the Merger Consideration, the Company will declare and, immediately prior to the Effective Time, pay a special dividend in cash (the “Special Dividend”). The Special Dividend will equal $2.50 per share of Common Stock unless the Company’s retained earnings per share of Common Stock, calculated and subject to such adjustments as provided in the Merger Agreement, for the period January 1, 2020 to the business day prior to the closing of the Merger (the “Closing”) is less than $1.00 per share of Common Stock, in which case the Special Dividend will equal $1.50 per share of Common Stock plus, if positive, the amount of retained earnings per share of Common Stock for such period. For illustrative purposes only, retained earnings per share of Common Stock for the period January 1, 2020 to June 30, 2020 was $2.10 per share of Common Stock. We refer to the Merger Consideration plus the Special Dividend in this proxy statement as the Total Consideration. Payment of the Special Dividend is conditioned on the Closing occurring.

Upon completion of the Merger, the Company will be an indirect wholly owned subsidiary of Parent, the Company’s existing holders of Common Stock (other than Parent, to the extent it holds Common Stock prior to the Merger) will cease to have any ownership interest in the Company and each share of Preferred Stock (defined herein), unless, in the case of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock (each as defined herein), otherwise redeemed in accordance with its terms, will remain outstanding.

Treatment of Preferred Stock (page 29)

At the Effective Time, each issued and outstanding share of Series A Preferred Stock of the Company, par value $0.01 per share (“Series A Preferred Stock”), Series B Preferred Stock of the Company, par value $0.01 per share (“Series B Preferred Stock”), Series C Preferred Stock of the Company, par value $0.01 per share (“Series C Preferred Stock”), and Series D Preferred Stock of the Company, par value $0.01 per share (“Series D Preferred Stock” and collectively, the “Preferred Stock”) (other than shares of Series D Preferred Stock that are Appraisal Shares), unless, in the case of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, otherwise redeemed in accordance with its terms, will remain issued and outstanding. The certificates of designations governing the terms of the Preferred Stock will not be altered as a result of the Merger.

Treatment of Company Equity Awards (page 61)

Stock Options. At the Effective Time, each outstanding option to purchase a share of Common Stock (a “Stock Option”), regardless of whether vested or unvested, will be canceled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Stock Option on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration minus the exercise price per share of Common Stock underlying such Stock Option multiplied by (b) the number of shares of Common Stock underlying such Stock Option.

Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit of the Company (a “RSU”) which was granted prior to July 7, 2020, regardless of whether vested or unvested, will automatically be cancelled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled RSU on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration multiplied by (b) the number of shares of Common Stock underlying such RSU.

Each unvested RSU, if any, granted following July 7, 2020 in accordance with the terms of the Merger Agreement pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (the “2019 Plan”) (other than any RSU granted to a non-employee member of the board of directors of the Company (the “Board”)) that is outstanding as of the Effective Time will be assumed by Parent (each, an “Assumed RSU”) and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of Parent (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (a) the total number of shares of Common Stock subject to the Assumed RSU immediately prior to the Effective Time by (b) the quotient (rounded to four (4) decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the New York Stock Exchange (“NYSE”) for the thirty (30) trading days ending with the trading day immediately preceding the date of the Closing. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed RSU under the applicable Company equity incentive plan and grant agreement, including vesting, settlement and acceleration.

Conditions to Completion of the Merger (page 87)

The respective obligations of the Company, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain customary conditions, including among others: (a) the accuracy of representations and warranties of the parties, subject to specified materiality standards, and material compliance by the parties with their respective obligations under the Merger Agreement, (b) the adoption of the Merger Agreement by holders of at least a majority of issued and outstanding shares of Common Stock entitled to vote thereon, (c) any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been earlier terminated, (d) certain authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, certain governmental entities (including applicable insurance regulators) shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition of a Materially Burdensome Condition (as defined herein) that has not been waived by Parent in its sole discretion, (e) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger, and (f) the absence of a Company Material Adverse Effect (as defined herein). For further information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” and Annex A.

When the Merger Becomes Effective (page 72)

As of the date of this proxy statement, we expect to complete the Merger in early 2021. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion of the Merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that the Merger will be completed at an earlier time, not be completed until a later time, or not completed at all. There may be a substantial amount of time between the special meeting and completion of the

Merger. After stockholder approval of the adoption of the Merger Agreement is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any alternative acquisition proposal. We expect to complete the Merger promptly following the receipt of all required approvals.

Recommendations of the Board and Reasons for the Merger (page 46)

After careful consideration and discussion, the Board by unanimous vote, (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable, and approved the execution, delivery and performance by the Company of, the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend the adoption of the Merger Agreement by the holders of shares of Common Stock, and (d) directed that the Merger Agreement be submitted to the holders of shares of Common Stock for adoption. For a description of the reasons considered by the Board in resolving to recommend “FOR” adoption of the Merger Agreement, see the section entitled “Proposal 1: The Merger—Recommendations of the Board and Reasons for the Merger.”

The Board unanimously recommends you vote (1) “FOR” adoption of the Merger Agreement, (2) “FOR” approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the Merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “Transaction-Related Named Executive Officer Compensation”), and (3) “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum (the “Adjournment Proposal”).

Opinion of J.P. Morgan Securities LLC (page 53)

At the meeting of the Board on July 7, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Total Consideration to be paid to the holders of shares of Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 7, 2020 oral opinion by delivering its written opinion to the Board, dated July 7, 2020, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Total Consideration to be paid to the holders of shares of Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 7, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Total Consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Common Stock, or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

For further information, see the section entitled “Proposal 1: The Merger—Opinion of J.P. Morgan Securities LLC” and Annex B.

Interests of Certain of the Company’s Directors and Executive Officers in the Merger (page 60)

In considering the recommendation of the Board that you vote “FOR” adoption of the Merger Agreement, you should be aware that certain of the directors and executive officers of the Company have potential interests in the Merger that may be different from or in addition to the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that you vote “FOR” adoption of the Merger Agreement. These interests include:

•

Vesting, acceleration and payment upon completion of the Merger of all outstanding Stock Options and RSUs (other than RSUs, if any, granted after July 7, 2020). Holders of such awards will receive an amount in cash equal to the product of the number of shares of Common Stock earned or subject to such award, multiplied by the Total Consideration (less, for Stock Options, the exercise price) on the first payroll date that is no less than three (3) business days following the Effective Time, less applicable taxes.

•

If RSUs are granted after July 7, 2020, other than to a non-employee director, then such RSUs which are outstanding as of the Effective Time will not accelerate and vest and rather will be assumed by Parent and converted into a Parent RSU with respect to a number of shares of the common stock of Parent equal to the product obtained by multiplying (a) the total number of shares of Common Stock subject to the RSU immediately prior to the Effective Time by (b) the quotient (rounded to four (4) decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the NYSE for the thirty (30) trading days ending with the trading day immediately preceding the date of the Closing. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed RSU under the applicable Company equity incentive plan and grant agreement.

•

Employment agreement with our chief financial officer which provides for severance benefits upon a termination of employment by the Company without cause (as defined in the applicable agreement) or due to a resignation with good reason (as defined in the applicable agreement). The chief financial officer’s cash transaction bonus from Allstate (described below) will be conditioned upon his waiving any right to severance under his employment agreement.

•

Parent will establish a cash transaction bonus program for our chief financial officer and our general counsel with payments of $4.5 million each, on the six month anniversary of the Effective Time, subject to continued employment on such date, unless earlier terminated without cause or upon a resignation for good reason (each as defined in the applicable agreement).

•

Parent will establish a retention program (which may include our executive officers) of equity based awards with an aggregate grant date fair value of $21 million, which will be subject to performance goals with 30% vesting after two years and 70% vesting on the third anniversary of the effective date of the Merger (the “Effective Date”).

•	National General directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

For a more detailed description of these interests, see the section entitled “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger.”

Financing and Financing Assistance (page 84)

The Merger is not conditioned upon the receipt of financing by Parent or Merger Sub. Parent and Merger Sub have represented in the Merger Agreement that they will have sufficient funds available to pay or cause to be paid all amounts required to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, including the aggregate Merger Consideration. The Company has agreed to cooperate with Parent and provide information reasonably requested by Parent that is necessary and customary in connection with the arrangement of any financing to be obtained to fund the Merger Consideration or any other fees or expenses related to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend (page 66)

If you are a U.S. holder (as defined in the section entitled “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend”), (i) the receipt of the Special Dividend will be taxable as a dividend to you to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and, to the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce your basis in shares of Common Stock, but not below zero, and then will be treated as gain from the sale of your shares of Common Stock and (ii) the receipt of the Merger Consideration in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction to you in which you will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in such shares of Common Stock. If you are a non-U.S. holder (as defined below under “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend”), you generally will not be subject to U.S. federal income tax with respect to the receipt of the Special Dividend or the exchange of shares of Common Stock for the Merger Consideration unless you have certain connections with the United States, except that the amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for the Merger Consideration and the receipt of the Special Dividend pursuant to the Merger Agreement in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Regulatory Approvals (page 69)

Each of the parties has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities, (b) making all necessary registrations, filings and notifications and (c) taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity.

Notwithstanding such obligations, Parent and its affiliates are not obligated, and the Company and its affiliates are not permitted, without the prior written consent of Parent at its sole discretion, to consent to, take, or refrain from taking, or offer or commit or consent to take or refrain from taking, any action that involves (a) making any divestiture or disposition of any portion of any business or assets, (b) licensing any portion of any business or assets, (c) accepting or entering any consent decree or hold separate order, (d) placing any assets in trust, in each case by Parent or the Company or any of the other Acquired Companies or any of their respective affiliates, (d) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (e) making any capital commitment or capital guaranty, (f) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, or any other action with respect to, or in connection with, Parent or its affiliates or the Company or the other Acquired Companies or any of their respective affiliates, which individually or together with any other such action, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of (i) the Company and its subsidiaries, taken as a whole, when considered together with the business lines of Parent and its subsidiaries that, as of the date of the Merger Agreement, Parent intended to integrate with the Company and its subsidiaries following the Effective Time, or (ii) Parent and its subsidiaries, taken as a whole (provided that, for this purpose, the business, financial condition, results of operations and financial condition of Parent and its subsidiaries, taken as a whole, shall be deemed to be as of the same scale as the entities described in the foregoing clause (i)) (any such action, a “Materially Burdensome Condition”).

HSR Clearance: Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been submitted to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and the applicable statutory waiting period has expired or been terminated. The Company and Parent filed their respective HSR Act notifications on July 29, 2020.

Insurance Approvals: Applications or notifications in connection with the Merger or the changes in control of various subsidiaries of the Company that may be deemed to occur as a result of the Merger have been or will be filed, pursuant to the Merger Agreement, with various U.S. state regulatory authorities and certain non-U.S. regulatory authorities. For a more detailed description of such filings, see the section entitled “Proposal 1: The Merger—Regulatory Approvals.”

Regulatory authorities may impose conditions on the completion of the Merger. While Parent is required in accordance with the Merger Agreement to use reasonable best efforts to procure approvals from regulatory authorities, such efforts are subject to the limitations described above and there can be no assurance that the Merger will be completed in the expected timeframe, or at all.

Appraisal Rights (page 98)

Under Section 262 of the DGCL, holders of shares of Common Stock or Series D Preferred Stock who do not vote in favor of the Merger Agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the Delaware Court of Chancery could be more than, the same as, or less than the value of the Total Consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the Merger Agreement and, any holder of shares of Common Stock intending to exercise appraisal rights must not vote or otherwise submit a proxy voting “FOR” adoption of the Merger Agreement with respect to such shares. Failure to follow the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

No appraisal rights are available under Delaware law to holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (“Listed Preferred Stock”) in connection with the Merger.

The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. To the extent there are any inconsistencies between the discussion of appraisal rights contained in this proxy statement and Section 262 of the DGCL, Section 262 of the DGCL will govern.

Delisting and Deregistration of Common Stock (page 71)

If the Merger is completed, our shares of Common Stock will be delisted from the Nasdaq Stock Market (“Nasdaq”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Merger is completed, our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will remain listed on Nasdaq and registered under the Exchange Act unless, following the Merger, Allstate determines to delist and, subject to applicable legal requirements, deregister such shares.

Acquisition Proposals; Change in Board Recommendation (page 81)

The Merger Agreement provides that from the date of the Merger Agreement, we are not permitted, and are required to cause our directors and officers and direct our other representatives not, to directly or indirectly solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or is related to an acquisition proposal, make available any non-public information regarding us to any person in connection with or in response to, or for the purpose of facilitating, an acquisition proposal (other than to Parent and Parent’s or the Company’s representatives acting in their capacity as such), engage in or otherwise participate in any discussions or negotiations, inquiries or submissions regarding any such proposal (other than to disclose to any person the existence of the applicable restrictions), enter into any letter of intent or agreement in principle or any other agreement or arrangement providing for, relating to or in connection with any such proposal, reimburse or agree to reimburse the expense of any person in connection with any such proposal or publicly propose or agree to do any of the foregoing. Further, except to permit such a proposal if the Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to take such action would constitute a breach of its fiduciary duties under applicable law, the Company will not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement. Nevertheless, under certain circumstances before obtaining stockholder approval of the adoption of the Merger Agreement, if we receive a bona fide written acquisition proposal that did not result from the breach of the Merger Agreement that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the proposal is or would reasonably be expected to lead to a Company Superior Proposal (as defined below), we may furnish non-public information and engage in negotiations regarding an acquisition proposal, subject to specified conditions in the Merger Agreement. For further information, see the section entitled “The Merger Agreement—Acquisition Proposals” and Annex A.

The Board unanimously recommends that you vote “FOR” adoption of the Merger Agreement. The Merger Agreement permits the Board to change its recommendation in favor of the Merger under certain specified circumstances, including in connection with a Company Superior Proposal provided that, among other things, the Company notifies Parent of such Company Superior Proposal and negotiates with Parent in good faith for four (4) business days following receipt of such proposal (to be extended for two (2) additional business days every time there is a material change to the terms of such Company Superior Proposal) to enable Parent to amend the terms of the Merger such that the alternative acquisition proposal no longer constitutes a Company Superior Proposal, but, in any case, only prior to obtaining stockholder approval of the adoption of the Merger Agreement. For further information, see the section entitled “The Merger Agreement—Acquisition Proposals” and Annex A.

Termination of the Merger Agreement (page 88)

The Merger Agreement may be terminated by the mutual written consent of the Company and Parent, or by either the Company or Parent under certain, specified circumstances. For further information, see the section entitled “The Merger Agreement—Termination” and Annex A.

Company Termination Fee (page 89)

Under certain, specified circumstances, the Company may be required to pay Parent a termination fee in an amount equal to $132.5 million (the “Termination Fee”). For further information, see the section entitled “The Merger Agreement—Company Termination Fee” and Annex A.

Voting Agreement (page 91)

Concurrently with the execution of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with Leah Karfunkel, Barry Karfunkel and Robert Karfunkel (collectively, the “Voting Agreement Parties”), pursuant to which each of the Voting Agreement Parties agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) their respective shares of Common Stock “FOR” adoption of the Merger Agreement and against any amendment to the organizational documents of National General or any other proposals that would prevent or materially delay, postpone or interfere with the consummation of the Merger (including any acquisition proposal or any agreement or transaction relating thereto or in connection therewith). Leah Karfunkel represented in the Voting Agreement that she beneficially owns 44,594,570 shares of Common Stock, Barry Karfunkel represented in the Voting Agreement that he beneficially owns 543,481 shares of Common Stock and Robert Karfunkel represented in the Voting Agreement that he beneficially owns 466,759 shares of Common Stock, which represent 39.3%, 0.48% and 0.41% of issued and outstanding shares of Common Stock, respectively, based on 113,401,545 shares of Common Stock issued and outstanding as of July 6, 2020 (excluding treasury shares). The Voting Agreement will terminate if the Merger Agreement is terminated pursuant to and in accordance with its terms.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A: On July 7, 2020, we entered into the Merger Agreement with Parent and Merger Sub, pursuant to which the Company will become an indirect wholly owned subsidiary of Parent and will no longer be an independent corporation. If the Merger Agreement is adopted and the Merger is completed, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (b) Appraisal Shares) automatically will be converted into the right to receive the Merger Consideration of $32.50 per share. In addition to the Merger Consideration, prior to the Effective Time, the Company will declare, and immediately prior the Effective Time pay, the Special Dividend of up to $2.50 per share.

If you are a holder of shares of Common Stock, you are receiving this proxy in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the Merger Agreement and to approve the other related matters to be voted on at the special meeting described below under “—What matters will be voted on at the special meeting?” The Merger cannot be completed unless the Merger Agreement is adopted by holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting.

If you are a holder of shares of Series D Preferred Stock, you are receiving this proxy because you have appraisal rights in connection with the Merger, and this proxy statement also constitutes the Company’s notice of the availability of appraisal rights required to be sent to you under Section 262(d)(2) of the DGCL. Holders of shares of Preferred Stock are not entitled to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on [●], 2020 at [●], Eastern time.

Q:	Who is entitled to vote at the special meeting?

A:

All record holders of shares of Common Stock at the close of business on the record date of [●], 2020 (the “Record Date”) are entitled to vote their shares of Common Stock at the special meeting. On the Record Date, there were [●] shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each of the proposals presented at the special meeting. The shares of Common Stock are our only securities entitled to vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	adoption of the Merger Agreement;

•	approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation; and

•	approval of the Adjournment Proposal.

Q:	How do I attend the special meeting?

A:

If you plan to attend the special meeting, you must hold at least one share of Common Stock as of the close of business on the Record Date and provide proof of such ownership. A form of photo identification will be required for admission to the special meeting as well as one of the following proofs of stock ownership:

•

If your shares of Common Stock are registered in your name and you received your proxy materials by mail: Please mark the space on your proxy card if you plan to attend the special meeting. An admission ticket is attached to your proxy card.

•

If your shares of Common Stock are registered in your name and you received or accessed your proxy materials electronically over the Internet: Click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the special meeting.

•

If you hold shares of Common Stock through a broker, bank or other nominee (“street name”): You will be required to present a statement from that nominee reflecting your ownership of shares of Common Stock as of the close of business on the Record Date or the non-voting portion of the voting instruction form you received.

For safety and security reasons, we will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

We are closely monitoring the impact of COVID-19 on public health as well as applicable law and regulation and the recommendations of public health officials for holding meetings in the current environment. Attendance in person at the special meeting may be limited to comply with applicable law or regulation then in effect or to conform to the recommendations of federal, state, local or other public health officials. In addition, any person attending the special meeting in person may be required to wear a mask and take other precautions to comply with applicable law and regulations and the recommendations of public health officials. While we currently intend to hold the special meeting in person at the time, date and place specified herein, we reserve the right to reconsider the time, date, place and means of convening the special meeting, including holding the special meeting solely by means of remote communications, or virtually, as permitted under Section 2.1 of our By-Laws and Section 211(a)(2) of the Delaware General Corporation Law. If we decide to hold the special meeting virtually, we will announce the decision to do so at least one week in advance of the special meeting date by issuing a press release, which will be filed with the Securities and Exchange Commission and posted on our website at https://ir.nationalgeneral.com, and will include details on how to participate virtually in the special meeting and vote. If you are planning to attend the special meeting, please check our website regularly and at least one week prior to the special meeting date. We encourage you to vote your shares of Common Stock prior to the special meeting.

For a discussion of how you may direct how your shares of Common Stock are voted without attending the special meeting, please see the section entitled “The Special Meeting—Attendance; Voting; Proxies; Revocation.”

Q:	How many shares are needed to constitute a quorum?

A:

A quorum is necessary to transact business at the special meeting. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of shares of Common Stock issued and outstanding and entitled to vote at the special meeting will establish a quorum. If a quorum is not established at the special meeting, the special meeting may be adjourned or postponed from time to time (subject to the terms of the Merger Agreement) until a quorum is established.

If you sign and submit your proxy card or voting instruction form but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares of Common Stock will be counted for the purpose of determining whether a quorum is established at the special meeting.

If your shares of Common Stock are held in street name by your broker, bank or other nominee and you do not instruct that nominee how to vote your shares of Common Stock, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares of Common Stock will not be counted for purposes of determining whether a quorum is established.

Q:	What are my choices when voting?

A:

You may cast your vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting your shares of Common Stock on, each proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” adoption of the Merger Agreement. Abstentions will have the same effect as votes “AGAINST” adoption of the other proposals to be considered at the special meeting and broker-non votes will have no effect on the other proposals to be considered at the special meeting.

Q:	How do I vote?

A:

We have both stockholders of record, or registered stockholders, and street name stockholders. If your shares of Common Stock are registered in your name with American Stock Transfer and Trust Company, LLC, our transfer agent, you are a stockholder of record or registered stockholder. You are a stockholder of record, for example, if you hold a certificate for your shares of Common Stock. If your shares of Common Stock are held in the name of a broker, bank or other nominee, you are a street name stockholder.

Whether you hold shares of Common Stock directly as a stockholder of record or as a street name stockholder (subject to specific instructions from your nominee as detailed below), you may direct how your shares of Common Stock are voted by proxy without attending the special meeting. There are three ways to vote by proxy:

•

By telephone – You can vote by telephone by calling 1-800-454-8683 (for beneficial owners of shares of Common Stock) or 1-800-690-6903 (for registered owners of shares of Common Stock) and following the instructions on the proxy card or voting instruction form you received;

•	By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction form you received; or

•	By mail – If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card or voting instruction form.

If your shares of Common Stock are held by a broker, bank or other nominee on your behalf in street name, that nominee will send you instructions as to how to provide voting instructions for your shares of Common Stock. If you are a street name stockholder and you wish to vote your shares of Common Stock in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares of Common Stock at the meeting.

You may vote via the Internet or by phone until [●], Eastern time, on [●], 2020, or the Company’s agent must receive your paper proxy card on or before [●], 2020.

Q:	What if I receive more than one copy of the proxy materials?

A:

Receiving more than one copy of the proxy materials means your shares of Common Stock are registered in two or more accounts. To vote all of your shares of Common Stock by proxy, please complete, sign, date and return each proxy card and voting instruction form that you receive, or vote the shares of Common Stock in each account to which those forms relate by Internet or telephone.

Q:	How will my shares of Common Stock be voted if I do not provide specific instructions in the proxy card or voting instruments form that I submit?

A:

If you sign and submit your proxy card or voting instruction form without giving specific instructions on how to vote your shares of Common Stock, in accordance with the recommendation of the Board, either our Chief Executive Officer or our Corporate Secretary will vote your shares of Common Stock in the following manner:

•	“FOR” adoption of the Merger Agreement;

•	“FOR” approval, on a non-binding advisory basis, of the Transaction-Related Named Executive Officer Compensation; and

•	“FOR” the Adjournment Proposal.

For a discussion of the factors the Board considered in determining to recommend “FOR” adoption of the Merger Agreement, please see the section entitled “Proposal 1: The Merger—Recommendations of the Board and Reasons for the Merger.” In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of our directors and executive officers have interests that may be different from, or in addition to, the interests of our stockholders generally. For a discussion of these interests, please see the section entitled “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger.”

Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and wish to revoke it and change your vote, you may do so by (a) giving written notice to our Corporate Secretary which must be received by us on or before [●], 2020, (b) voting in person at the special meeting, (c) granting a subsequent proxy over the Internet or by telephone (you may not change your vote over the Internet or by telephone after [●], Eastern time, on [●], 2020) or (d) if you received your proxy materials by mail, submitting another signed proxy card with a date later than your previously delivered proxy. Simply attending the special meeting will not, by itself, revoke your proxy; only your latest dated, valid proxy received not later than [●], 2020 will be counted. If your shares of Common Stock are held in the name of a broker, bank or other nominee, you must follow instructions received from that nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Q:	What vote is required to adopt the Merger Agreement, and what happens if I abstain?

A:

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. If your shares of Common Stock are held in street name by your broker, bank or other nominee and you do not instruct that nominee how to vote your shares of Common Stock, the failure to instruct that nominee will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Q:	What vote is required to approve the other proposals to be considered at the special meeting, and what happens if I abstain?

•

Approval, on a Non-Binding, Advisory Basis, of Transaction-Related Named Executive Officer Compensation: The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.

•

Adjournment Proposal: The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy is required to approve the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.

Q:	Why am I being asked to consider and vote on the Transaction-Related Named Executive Officer compensation?

A:

Under the U.S. Securities and Exchange Commission (the “SEC”) rules, we are required to seek a non-binding, advisory vote with respect to the compensation and benefits that will or may be paid or become payable to our named executive officers as a consequence of the Merger.

Q:	What will happen if stockholders do not approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation?

A:

Approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation is not a condition to completion of the Merger. The vote on this proposal is a vote separate and apart from the vote on a proposal to adopt the Merger Agreement. Accordingly, a holder of shares of Common Stock may vote to approve the Transaction-Related Named Executive Officer Compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on this proposal is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, if stockholder approval of the adoption of the Merger Agreement is obtained and the Merger is completed, the Transaction-Related Named Executive Officer Compensation will be paid, may be paid or become payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Broker non-votes occur when brokers, banks or other nominees, holding shares of Common Stock on behalf of street name stockholders do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of Nasdaq. Those rules do not allow nominees to vote in their discretion on non-routine matters, such as the Merger Agreement and the other proposals presented in this proxy statement.

As they represent shares of Common Stock issued and outstanding but will not be affirmatively voted to adopt the Merger Agreement, broker non-votes and abstentions will effectively count as votes “AGAINST” adoption of the Merger Agreement. As they represent shares of Common Stock present and entitled to vote on the other proposals, abstentions will effectively count as votes “AGAINST” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation and approval of the Adjournment Proposal. Broker non-votes will have no effect on such proposals.

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends you vote:

•	“FOR” adoption of the Merger Agreement;

•	“FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation; and

•	“FOR” the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to recommend “FOR” adoption of the Merger Agreement, please see the section entitled “Proposal 1: The Merger—Recommendations of the

Board and Reasons for the Merger.” In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, please see the section entitled “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do the Company’s directors and officers intend to vote?

A:

As of the Record Date, the directors and executive officers of the Company were entitled to vote, in the aggregate, [●] shares of Common Stock, representing approximately [●] percent of the outstanding voting power of Common Stock. We currently expect that our directors and executive officers will vote their shares of Common Stock “FOR” adoption of the Merger Agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Q:	Are any Company stockholders already committed to vote “FOR” any of the proposals to be considered and voted on at the special meeting?

A:

Concurrently with the execution of the Merger Agreement, Parent entered into the Voting Agreement with the Voting Agreement Parties, pursuant to which each of the Voting Agreement Parties agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) their respective shares of Common Stock “FOR” adoption of the Merger Agreement and against any amendment to the organizational documents of National General or any other proposals that would prevent or materially delay, postpone or interfere with the consummation of the Merger (including any acquisition proposal or any agreement or transaction relating thereto or in connection therewith). Leah Karfunkel represented in the Voting Agreement that she beneficially owns 44,594,570 shares of Common Stock, Barry Karfunkel represented in the Voting Agreement that he beneficially owns 543,481 shares of Common Stock and Robert Karfunkel represented in the Voting Agreement that he beneficially owns 466,759 shares of Common Stock, which represent 39.3%, 0.48% and 0.41% of issued and outstanding shares of Common Stock, respectively, based on 113,401,545 shares of Common Stock issued and outstanding as of July 6, 2020 (excluding treasury shares). The Voting Agreement will terminate if the Merger Agreement is terminated pursuant to and in accordance with its terms.

Q:	What consideration will holders of shares of Common Stock receive if the Merger is completed?

A:

If the Merger Agreement is adopted and the Merger is completed, holders of shares of Common Stock will receive Total Consideration of up to $34.50 per share of Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (b) Appraisal Shares) automatically will be converted into the right to receive the Merger Consideration of $32.00 per share. In addition to the Merger Consideration, the Company will declare and, immediately prior to the Effective Time, pay a special dividend in cash. The Special Dividend will equal $2.50 per share of Common Stock unless the Company’s retained earnings per share of Common Stock for the period January 1, 2020 to the business day prior to the closing of the Merger, calculated and subject to such adjustments as provided in the Merger Agreement, is less than $1.00 per share of Common Stock, in which case the Special Dividend will equal $1.50 per share of Common Stock plus, if positive, the amount of retained earnings per share of Common Stock for such period. For illustrative purposes only, retained earnings per share of Common Stock for the period January 1, 2020 to June 30, 2020 was $2.10 per share of Common Stock. Holders of shares of Common Stock will not receive any shares of the capital stock of the surviving corporation. Payment of the Special Dividend is conditioned on the Closing occurring.

Q:	How does the Total Consideration compare to the market price of our shares of Common Stock?

A:

The Total Consideration of $34.50 per share of Common Stock, consisting of the Merger Consideration and the Special Dividend, assuming the Special Dividend equals $2.50 per share of Common Stock, represents a premium of approximately 69% to our closing price of $20.41 on July 7, 2020, the last business day immediately prior to the public announcement of the Merger, which was announced after the close of business on July 7, 2020.

Q:	What will happen to the Preferred Stock following completion of the Merger?

At the Effective Time, each issued and outstanding share of Preferred Stock (other than shares of Series D Preferred Stock that are Appraisal Shares), unless, in the case of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, otherwise redeemed in accordance with its terms, will remain issued and outstanding. The certificates of designations governing the terms of the Preferred Stock will not be altered as a result of the Merger.

Q:	What will holders of Company equity awards receive if the Merger is completed?

A:

Each outstanding Stock Option, regardless of whether vested or unvested, will be canceled and in exchange therefor, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Stock Option on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to (a) the Total Consideration minus the exercise price per share of Common Stock underlying such Stock Option multiplied by (b) the number of shares of Common Stock underlying such Stock Option.

Each outstanding RSU which was granted prior to July 7, 2020, regardless of whether vested or unvested, will automatically be cancelled and in exchange therefor, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled RSU on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration multiplied by (b) the number of shares of Common Stock underlying such RSU.

Each unvested RSU granted following July 7, 2020 in accordance with the terms of the Merger Agreement pursuant to the 2019 Plan (other than any RSU granted to a non-employee member of the Board) that is outstanding as of the Effective Time will become an Assumed RSU and converted automatically into an Adjusted RSU Award with respect to a number of shares of the common stock of Parent equal to the product obtained by multiplying (a) the total number of shares of Common Stock subject to the Assumed RSU immediately prior to the Effective Time by (b) the quotient (rounded to four (4) decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the NYSE for the thirty (30) trading days ending with the trading day immediately preceding the date of the Closing. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed RSU under the applicable Company equity incentive plan and grant agreement, including vesting, settlement and acceleration.

Q:	What will happen to the Company’s employee benefit plans and compensation arrangements and agreements following completion of the merger?

A:

Following the Effective Time, Parent or the surviving corporation will provide or cause to be provided to each of our employees who continues to be employed by the surviving corporation after the effective time of the merger (“Continuing Employees”) compensation and benefits during the period from the Effective Time until December 31, 2021, on the following terms:

•	Base Compensation. An annual base salary or wage rate that is at least equal to those provided to such Continuing Employees immediately prior to the Effective Time;

•

Annual Incentives. Target annual incentive compensation opportunities that are at least equal to the target bonus opportunity for 2020 provided to such Continuing Employees (which may be settled in cash, equity or a combination thereof); and

•

Employee Benefits. To the extent not otherwise duplicative with employee benefits otherwise described above, employee benefits that are substantially comparable either (a) to the levels provided to the Continuing Employees prior to the Effective Time under the applicable Company benefit plans or (b) to those made available to similarly situated employees of Parent, at Parent’s sole discretion (excluding equity, compensation, change of control, retention, non-qualified deferred compensation, defined benefit plans and retiree health or welfare arrangements).

In addition, Parent, for purposes of any of its employee benefit plans in which Continuing Employees are eligible to participate following the completion of the Merger, will use reasonable best efforts to recognize for purposes of eligibility and vesting (other than with respect to any equity-incentive plan or, for eligibility and benefit accrual purposes, under any defined benefit plan, non-qualified deferred compensation plan or retiree health and welfare benefits) and for purposes of determining the level of benefits under any Parent plan of general application relating to vacation, or following December 31, 2021, severance, each Continuing Employee’s years of service with the Company and its subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under similar or comparable Company benefit plans, unless (a) its application would result in a duplication of benefits, (b) similarly situated employees of Parent do not receive credit for such service, or (c) such Company benefit plans did not recognize such period of service or did not provide credit for prior service. With respect to medical and dental insurance benefits, for the plan year in which the Continuing Employees are first eligible to participate, Parent shall use its reasonable best efforts to (a) waive any preexisting conditions or limitations and eligibility waiting periods with respect to the Continuing Employees and their eligible dependents to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Continuing Employee participated immediately prior to the Merger, and (b) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Company benefit plans immediately prior to the Merger will be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans.

Q:	Is the Merger Consideration expected to be taxable to me?

A:

Yes. The exchange of shares of Common Stock for the Merger Consideration will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the Merger) who exchanges shares of Common Stock for the Merger Consideration generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or non-U.S. income or other tax laws. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of certain U.S. federal income tax consequences of the Merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or non-U.S. taxes.

Q:	Is the Special Dividend expected to be taxable to me?

A:

Yes. The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce a U.S. holder’s basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of the U.S. holder’s shares of Common Stock. The amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. This may also be a taxable transaction under applicable state, local and/or non-U.S. income or other tax laws. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of certain U.S. federal income tax consequences of the Special Dividend. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the Special Dividend on your U.S. federal, state and local and/or non-U.S. taxes.

Q:	When is the Merger expected to be completed?

A:

As of the date of this proxy statement, we expect to complete the Merger in early 2021. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described in this proxy statement and include stockholder approval of the adoption of the Merger Agreement and various regulatory clearances and approvals, and it is possible that the Merger will be completed at an earlier time, not be completed until a later time, or not completed at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. After stockholder approval of the adoption of the Merger Agreement is obtained, the Board will not have the right to terminate the Merger Agreement in order to accept any alternative acquisition proposal. We expect to complete the Merger promptly following the receipt of all required approvals.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by the holders of shares of Common Stock, or if the Merger is not completed for any other reason, (a) outstanding shares of Common Stock will not be converted into the right to receive the Merger Consideration, (b) the Company will not pay the Special Dividend to the holders of shares of Common Stock; (c) outstanding Stock Options and RSUs granted prior to July 7, 2020 will not be cancelled and no consideration will be paid by the Company and its subsidiaries in exchange therefor, and (d) RSUs granted following July 7, 2020 will not be assumed by Parent and converted into Adjusted RSU Awards. Instead, our shares of Common Stock will continue to be registered under the Exchange Act, as well as listed and traded on Nasdaq, and the Stock Options and RSUs will continue in accordance with their terms.

In the event that either we or Parent terminates the Merger Agreement, then, in certain specified circumstances, we may be required to pay Parent a termination fee in an amount equal to $132.5 million. See the section entitled “The Merger Agreement—Company Termination Fee” for more information.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?

A:

In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger. Consequently, if you transfer your shares of Common Stock before completion of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. You will also lose the ability to exercise appraisal rights with respect to such shares in connection with the Merger.

In order to receive the Special Dividend, you must hold your shares of Common Stock as of the record date declared by the Board in respect of the Special Dividend, which we expect to be immediately prior to the Effective Time. Consequently, if you transfer your shares of Common Stock before such record date, you will have transferred your right to receive the Special Dividend.

The Record Date for stockholders entitled to vote at the special meeting is earlier than the expected completion of the Merger. If you transfer your shares of Common Stock after the Record Date but before the special meeting date, you will, unless special arrangements have been made, have the right to vote at the special meeting; however, if you transfer your shares of Common Stock prior to the Effective Time, as to such transferred shares of Common Stock, you will not receive either the Merger Consideration or the Special Dividend in the event stockholder approval of the adoption of the Merger Agreement is obtained.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Common Stock evidenced by stock certificates for the Merger Consideration. If your shares of Common Stock are held in street name by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your street name shares of Common Stock in exchange for the Merger Consideration. Please do not return your stock certificates with your proxy.

Q:	Who will count the vote?

A:	A representative of [●] will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the special meeting.

Q:	Who pays the cost of this solicitation?

A:

We will pay the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to street name holders. Solicitation will be made primarily through the use of the mail, but our officers, directors and employees may, without additional compensation, solicit proxies personally by telephone, facsimile, mail, the Internet or in person.

We have retained [●] as proxy solicitation agent and information agent for the Company. We will pay the fees of [●], which we expect to be approximately $[●], plus reimbursement of out-of-pocket expenses and will indemnify [●] and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities.

Q:	What rights do I have if the Merger Agreement is adopted, but I still oppose the Merger?

A:

Holders of shares of Common Stock or Series D Preferred Stock who do not vote for the adoption of the Merger Agreement with respect to such shares are entitled to exercise appraisal rights under the DGCL, but only if they follow the procedures and satisfy the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement. See the section entitled “Appraisal Rights.”

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of Common

Stock are represented at the special meeting. If you hold your shares of Common Stock in your own name as the stockholder of record, please submit a proxy for your shares of Common Stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Common Stock held in street name, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you.

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce final results in a Current Report on Form 8-K that will be filed with the SEC as soon as practicable following the special meeting. All reports that we file with the SEC are publicly available when filed on the SEC’s website at www.sec.gov.

Q:	Where can I find more information about the Company?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please contact [●], which is acting as the proxy solicitation agent and information agent for the Company in connection with the Merger, at the telephone numbers, email address or address below, or the Company at the telephone number or address listed below.

[●]

or

National General Holdings Corp.

Attn: Corporate Secretary

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9500

If your broker, bank or other nominee holds your shares of Common Stock, you can also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company, including but not limited to, statements regarding the Merger with Parent, including expected timing, completion and effects of the Merger. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from the Company’s expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update any forward-looking statement. Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the Merger to be completed are the following: the failure to obtain stockholder approval of the adoption of the Merger Agreement; the failure to obtain necessary regulatory or other governmental approvals for the Merger, or if obtained, the possibility of being subjected to conditions that could result in a material delay in, or the abandonment of, the Merger or otherwise have an adverse effect on the Company; the failure to satisfy required closing conditions; the risk that the Merger may not be completed in the expected timeframe, or at all; the effect of restrictions placed on the Company and its subsidiaries’ ability to operate their businesses under the Merger Agreement, including the Company’s ability to pursue alternatives to the Merger; the risk of disruption resulting from the Merger, including the diversion of the Company’s resources and management’s attention from ongoing business operations; the effect of the announcement of the Merger on the Company’s ability to retain and hire key employees; the effect of the announcement of the Merger on the Company’s business relationships, results of operations, financial condition, the market price of the Common Stock and businesses generally; the risk of negative reactions from investors, employees, suppliers and customers; the outcome of any legal proceedings that may be instituted against the Company related to the Merger; the amount of the costs, fees, expenses and charges related to the Merger; and the occurrence of any event giving rise to the right of a party to terminate the Merger Agreement. Information describing other risks and uncertainties affecting the Company that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the SEC, including, but not limited to, the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.

PARTIES TO THE MERGER

National General Holdings Corp.

We are a specialty personal lines insurance holding company serving a wide range of customer segments. We trace our roots to 1939, have a financial strength rating of A- (excellent) from A.M. Best, and provide personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

The Company’s principal executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York 10038 and its telephone number is (212) 380-9500.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

The Allstate Corporation

The Allstate Corporation (“Parent” or “Allstate”) was incorporated under the laws of the State of Delaware on November 5, 1992, to serve as the holding company for Allstate Insurance Company. Its business is conducted principally through Allstate Insurance Company, Allstate Life Insurance Company and its other subsidiaries. Allstate’s purpose is to protect people from life’s uncertainties and prepare them for the future so they can realize their hopes and dreams. Allstate is primarily engaged in the property and casualty insurance business in the United States and Canada. Additionally, Allstate provides customers other protection offerings such as life, accident and health insurance and protection plans that cover electronic devices and personal identities. The Allstate brand is widely known through the “You’re In Good Hands With Allstate®” slogan.

Allstate’s principal executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 402-5000

Bluebird Acquisition Corp.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent that will function as the merger subsidiary in the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Allstate’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into the Company and will cease to exist.

Merger Sub’s principal executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 402-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held at [●], Eastern time, on [●], 2020 at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038.

For information regarding attending the special meeting, please see the section entitled “—Attendance; Voting; Proxies; Revocation—Attendance.”

Purposes of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation; and

•	to approve the Adjournment Proposal.

The holders of shares of Common Stock must adopt the Merger Agreement for the Merger to occur. If the holders of shares of Common Stock fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described in the section entitled “The Merger Agreement.”

The non-binding, advisory vote on the Transaction-Related Named Executive Officer Compensation is a vote required by the rules of the SEC and is separate and apart from the vote on a proposal to adopt the Merger Agreement. Accordingly, a holder of shares of Common Stock may vote to approve, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on the Transaction-Related Named Executive Officer Compensation is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, if stockholder approval of the adoption of the Merger Agreement is obtained and the Merger is completed, the Transaction-Related Named Executive Officer Compensation will be paid, may be paid or become payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if the holders of shares of Common Stock fail to approve this proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve the Adjournment Proposal and vice versa. The Company does not anticipate calling a vote on the Adjournment Proposal if the Merger Agreement is first adopted by the requisite number of shares of Common Stock at the special meeting.

We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Quorum

All record holders of shares of Common Stock at the close of business on the Record Date of [●], 2020 are entitled to vote their shares of Common Stock at the special meeting. On the Record Date, there were [●] shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each of the proposals presented at the special meeting. Shares of Common Stock are our only securities entitled to vote at the special meeting.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of shares of Common Stock issued and outstanding and entitled to vote at the special meeting will establish a quorum. If a quorum is not established at the special meeting, the special meeting may be adjourned or postponed from time to time (subject to the terms of the Merger Agreement) until a quorum is established.

If you sign and submit your proxy card or voting instruction form but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares of Common Stock will be included in the calculation of the number of shares of Common Stock considered to be present at the special meeting for the purpose of determining whether a quorum is established.

If your shares of Common Stock are held by you as the holder of record and you do not return your proxy card or otherwise vote your shares of Common Stock by telephone or internet, your shares of Common Stock will not be considered present at the special meeting for the purpose of determining whether a quorum is established.

If your shares of Common Stock are held in street name and you do not instruct the nominee how to vote your shares of Common Stock, your shares of Common Stock will not be considered present at the special meeting for the purpose of determining whether a quorum is established.

Required Vote

Each share of Common Stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. A failure to vote your shares of Common Stock, an abstention from voting or broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation and approval of the Adjournment Proposal each require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on each such proposal. An abstention from voting with respect to either proposal will have the same effect as a vote “AGAINST” these proposals, and broker non-votes will have no effect on these proposals. Neither proposal is a condition to the completion of the Merger Agreement.

THE VOTE OF EVERY HOLDER OF SHARES OF COMMON STOCK IS IMPORTANT. ACCORDINGLY, EACH HOLDER OF SHARES OF COMMON STOCK SHOULD VOTE, WHETHER OR NOT THE HOLDER PLANS TO ATTEND THE SPECIAL MEETING IN PERSON.

Voting by the Company’s Directors and Executive Officers

At the close of business on the Record Date, our directors and executive officers were entitled to vote approximately [●] shares of Common Stock, or approximately [●] percent of the shares of Common Stock issued and outstanding on that date. We currently expect that our directors and executive officers will vote their shares of Common Stock “FOR” adoption of the Merger Agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting Agreement

Concurrently with the execution of the Merger Agreement, Parent entered into the Voting Agreement with the Voting Agreement Parties, pursuant to which each of the Voting Agreement Parties agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) their respective shares of Common Stock “FOR” adoption of the Merger Agreement and against any amendment to the organizational documents of National General or any other proposals that would prevent or materially delay, postpone or interfere with the consummation of the Merger (including any acquisition proposal or any agreement or transaction relating thereto or in connection therewith). Leah Karfunkel represented in the Voting Agreement that she beneficially owns 44,594,570 shares of Common Stock, Barry Karfunkel represented in the Voting Agreement that he beneficially owns 543,481 shares of Common Stock and Robert Karfunkel represented in the Voting Agreement that he beneficially owns 466,759 shares of Common Stock, which represent 39.3%, 0.48% and 0.41% of issued and outstanding shares of Common Stock, respectively, based on 113,401,545 shares of Common Stock issued and outstanding as of July 6, 2020 (excluding treasury shares). The Voting Agreement will terminate if the Merger Agreement is terminated pursuant to and in accordance with its terms. See the sections entitled “The Merger Agreement” and “The Voting Agreement.”

Attendance; Voting; Proxies; Revocation

Attendance

If you plan to attend the meeting, you must hold at least one share of Common Stock as of the Record Date. A form of photo identification will be required for admission to the special meeting as well as one of the following proofs of stock ownership:

•

If your shares of Common Stock are registered in your name and you received your proxy materials by mail: Please mark the space on your proxy card if you plan to attend the special meeting. An admission ticket is attached to your proxy card.

•

If your shares of Common Stock are registered in your name and you received or accessed your proxy materials electronically over the Internet: Click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the special meeting.

•

If you hold shares of Common Stock through a broker, bank or other nominee (i.e., in street name): You will be required to present a statement from that nominee reflecting your ownership of shares of Common Stock as of the close of business on the Record Date or the non-voting portion of the voting instruction form you received.

Voting in Person

Holders of shares of Common Stock of record will be able to vote in person at the special meeting. If you are a street name stockholder and you wish to vote your shares of Common Stock in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares of Common Stock at the special meeting. Attending the special meeting in person does not itself constitute a vote on any proposal.

We are closely monitoring the impact of COVID-19 on public health as well as applicable law and regulation and the recommendations of public health officials for holding meetings in the current environment. Attendance in person at the special meeting may be limited to comply with applicable law or regulation then in effect or to conform to the recommendations of federal, state, local or other public health officials. In addition, any person attending the special meeting in person may be required to wear a mask and take other precautions to comply with applicable law and regulations and the recommendations of public health officials. While we currently intend to hold the special meeting in person at the time, date and place specified herein, we reserve the right to reconsider the time, date, place and means of convening the special meeting, including holding the special meeting solely by means of remote communications, or virtually, as permitted under Section 2.1 of our By-Laws and Section 211(a)(2) of the Delaware General Corporation Law. If we decide to hold the special meeting virtually, we will announce the decision to do so at least one week in advance of the special meeting date by issuing a press release, which will be filed with the Securities and Exchange Commission and posted on our website at https://ir.nationalgeneral.com, and will include details on how to participate virtually in the special meeting and vote. If you are planning to attend the special meeting, please check our website regularly and at least one week prior to the special meeting date. We encourage you to vote your shares of Common Stock prior to the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Common Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Stockholders of Record and Street Name Stockholders

We have both stockholders of record, or registered stockholders, and street name stockholders. If your shares of Common Stock are registered in your name with American Stock Transfer and Trust Company, LLC, our transfer agent, you are a stockholder of record or registered stockholder. You are a stockholder of record, for example, if you hold a certificate for your shares of Common Stock. If your shares of Common Stock are held in the name of a broker, bank or other nominee, you are a street name stockholder.

Whether you hold shares of Common Stock directly as a stockholder of record or as a street name stockholder (subject to specific instructions from your nominee as detailed below), you may direct how your shares of Common Stock are voted by proxy without attending the special meeting. There are three ways to vote by proxy:

•

By telephone—You can vote by telephone by calling 1-800-454-8683 (for beneficial owners of shares of Common Stock) or 1-800-690-6903 (for registered owners of shares of Common Stock) and following the instructions on the proxy card or voting instruction form you received.

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction form you received.

•

By mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card or voting instruction form. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” adoption of the Merger Agreement, “FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation, and “FOR” the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record on the Record Date, unless you attend the special meeting and vote in person, the effect will be that your shares of Common Stock will not be considered present at the special meeting for purposes of determining whether a quorum is established at the special meeting, will have the same effect as a vote “AGAINST” adoption of the Merger Agreement and, assuming a quorum is established, will not affect the proposal to approve, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation, or the Adjournment Proposal.

Shares of Common Stock Held in Street Name

If your shares of Common Stock are held by a broker, bank or other nominee on your behalf in street name, your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares of Common Stock.

In accordance with the rules of Nasdaq, brokers, banks and other nominees that hold shares of Common Stock in street name for their customers do not have discretionary authority to vote the shares of Common Stock with respect to adoption of the Merger Agreement or the other proposals presented in this proxy statement. Accordingly, if brokers, banks, trust companies or other nominees do not receive specific voting instructions from the beneficial owner of such shares of Common Stock, they may not vote such shares of Common Stock with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Common Stock not being present at the meeting and not being voted on any of the proposals.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by (a) giving written notice to our Corporate Secretary which must be received by us on or before [●], 2020, (b) voting in person at the special meeting, (c) granting a subsequent proxy over the Internet or by telephone (you may not change your vote over the Internet or by telephone after [●], Eastern time, on [●], 2020) or (d) if you received your proxy materials by mail, submitting another signed proxy card with a date later than your previously delivered proxy. Simply attending the meeting will not, by itself, revoke your proxy; only your latest dated, valid proxy received not later than [●], 2020 will be counted.

Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares of Common Stock in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares of Common Stock in street name, you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Common Stock present or represented at the special meeting for purposes of determining whether a quorum has been established.

Abstaining from voting will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. The requisite number of shares of Common Stock to approve the other proposals presented in this proxy statement is based on the total number of shares of Common Stock present and entitled to vote on such proposals. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval of, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation and approval of the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding the proxy solicitation materials to beneficial owners of the shares of Common Stock.

The Company has retained [●], a proxy solicitation firm, to assist the Board in the solicitation of proxies for the special meeting, and we expect to pay [●] approximately $[●], plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet by [●] or, without additional compensation, by certain of the Company’s directors, officers and employees.

Our Board’s Recommendations

After due consideration and discussion, the Board unanimously (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable, and approved the execution, delivery and performance by the Company of, the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend the adoption of the Merger Agreement by the holders of shares of Common Stock, and (d) directed that the Merger Agreement be submitted to the holders of shares of Common Stock for adoption. The Board unanimously recommends you vote (1) “FOR” adoption of the Merger Agreement, (2) “FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation, and (3) “FOR” the Adjournment Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Board.

Other Information

You should not return your stock certificates or send documents representing your shares of Common Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Common Stock for the Merger Consideration.

PROPOSAL 1: THE MERGER

The description of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the Merger Agreement, if the Merger Agreement is adopted by the holders of shares of Common Stock and the other conditions to the completion of the Merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

The Total Consideration to be received by our holders of Common Stock in connection with the Merger consists of both the Merger Consideration and the Special Dividend. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (b) Appraisal Shares) automatically will be converted into the right to receive the Merger Consideration. In addition to the Merger Consideration, prior to the Effective Time, the Company will declare, and immediately prior the Effective Time pay, the Special Dividend.

At the Effective Time, each issued and outstanding share of Preferred Stock (other than shares of Series D Preferred Stock that are Appraisal Shares), unless, in the case of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, otherwise redeemed in accordance with its terms, will remain issued and outstanding. The certificates of designations governing the terms of the Preferred Stock will not be altered as a result of the Merger.

Our Common Stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “NGHC.” As a result of the Merger, the Company’s common stock will be wholly owned by Parent. Following the completion of the Merger, all shares of Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Common Stock in accordance with applicable law, rules and regulations. However, unless the Listed Preferred Stock is repurchased or redeemed, or Parent or the Company determines to de-list such Listed Preferred Stock, each share of Listed Preferred Stock will continue to be listed on Nasdaq immediately following the Merger. If such Listed Preferred Stock continues to be listed on Nasdaq following the Merger, or is “held of record” by the requisite number of record holders, the reporting obligations with respect to such Listed Preferred Stock under the Exchange Act will therefore continue until the Listed Preferred Stock is repurchased, redeemed or otherwise delisted or deregistered. Parent and the Company reserve all their rights to take any action with respect to the Listed Preferred Stock in accordance with the terms of the Listed Preferred Stock and applicable law after the Merger.

Background of the Merger

As part of the Company’s strategic planning process, the Board regularly reviews and discusses with senior management the Company’s performance, business strategy and competitive position in the personal lines segments in which the Company operates. In addition, the Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions, commercial partnerships and other strategic transactions, as part of ongoing efforts to strengthen the Company’s overall business and enhance stockholder value.

As part of this ongoing process, the Board has considered and implemented actions to enhance stockholder value, including executing a number of strategic acquisitions. For example, we built the A&H segment through a number of acquisitions of both carriers and general agencies, we assembled a multi-pronged distribution platform and obtained a direct distribution channel that primarily sells nonstandard auto policies through our acquisition of Direct General Corporation in 2016 and, through our acquisition of National Farmers Union Property and Casualty Company in 2019, we developed a long-term relationship with the National Farmers Union to sell personal lines insurance to its members. In the course of our strategic planning process, our senior management has, from time to time, discussed with various participants in the personal lines insurance industry potential partnerships that might expand our business, improve our customer offerings and distribution channels and create value for the Company’s stockholders.

In August 2019, a long-term holder of Common Stock introduced the Company’s Co-Chairman and Chief Executive Officer, Barry Karfunkel, to Party 1, a large and well-established private equity sponsor. Mr. B Karfunkel and a representative of Party 1 had lunch on August 22, 2019, and then met again on September 24, 2019. At these meetings Party 1 indicated that the Company seemed to be undervalued relative to its peers and Party 1 expressed an interest in determining whether Party 1 might be interested in a potential acquisition of the Company.

In early September 2019, the CEO of Party 2, an industry participant, arranged to meet Mr. B. Karfunkel at an industry conference. At the meeting, the CEO of Party 2 expressed an interest in a potential acquisition of the Company by Party 2. The CEO of Party 2 subsequently had a telephone call with Mr. B. Karfunkel on September 24, 2019, and then met with Mr. B. Karfunkel at the Company’s offices in New York on September 25, 2019, and again expressed his interest in acquiring the Company and in the merits of such a combination, particularly with respect to the synergies a combination could generate. The CEO of Party 2 suggested that the companies enter into a nondisclosure agreement so that Party 2 could conduct preliminary due diligence and determine if there was a price at which it may be interested in acquiring the Company.

On September 27, 2019, the Board met so that the Mr. B Karfunkel could report to the Board on the discussions he had with Party 2 regarding a potential acquisition of the Company. Mr. B. Karfunkel also reported on the conversations he had with Party 1, which were even more preliminary than his discussions with Party 2. Mr. B Karfunkel advised that neither party had made a proposal but that the preliminary expressions of interest were being reported to the Board so that the Board could consider whether (a) the Board was interested in engaging further with Party 2 and (b) it would be advisable to enter into a nondisclosure agreement with Party 2 to share nonpublic information, which could facilitate Party 2 submitting an indication of interest for the Board to consider. Jeff Weissmann, the Company’s General Counsel, then reviewed the directors’ fiduciary duties of care and loyalty under Delaware law in the context of considering the Company’s strategic alternatives. The Board members asked a number of questions and discussed a number of issues relating to the details of the meetings, the potential advantages and disadvantages of continuing discussions, whether any competitive information would be shared and whether outside legal and financial advisors needed to be involved. The Board members and senior management also discussed whether there was any potential conflict of interest at this point with the Karfunkel family. The Board members and senior management also discussed the risk of potential leaks and rumors and the negative impact they could have on the Company. The Board members determined that it would be advisable to give additional consideration to the information provided and to meet in the following week to determine how to proceed.

On October 2, 2019, the Board met to discuss Party 2’s interest in potentially acquiring the Company and to determine next steps. The Board engaged in a discussion about the Company’s recent performance and stock price and asked questions of senior management regarding potential transaction structures, what next steps would look like and confidentiality concerns. Following the discussion, the Board members authorized senior management to enter into a nondisclosure and standstill agreement with Party 2 and for senior management to have further discussions with Party 2 and asked Mr. B. Karfunkel to report back to the Board if any developments arose out of those discussions.

On October 10, 2019, the CEO of Party 2 and Mr. B. Karfunkel spoke by phone to discuss Party 2’s interest in exploring a potential transaction with the Company.

On October 18, 2019, the Company and Party 2 executed a reciprocal confidentiality agreement, which included an 18-month standstill but did not limit either party from making requests for waivers or amendments to the agreement or from making private proposals to the other party.

On October 24, 2019, members of senior management of each of the Company and Party 2 had dinner and met the next day at the Company’s offices in New York. At the meeting, senior management of the Company provided Party 2 and its financial advisors with certain non-public, high-level financial and operational data about the Company.

On October 30, 2019, the Board met. Following a report on the Company’s business by Robert Karfunkel, the Company’s Co-Chairman and President, and Mr. B. Karfunkel, Mr. B. Karfunkel provided the Board with a report on the meeting with Party 2 that had taken place. After a detailed discussion, the Board members authorized senior management to enter into a nondisclosure and standstill agreement with Party 1, and to engage in further discussions with Party 1 in order to potentially develop a second proposal (and another view on price). The Board asked Mr. B. Karfunkel to report back to the Board if any developments arose out of those discussions.

On November 12, 2019, the Company and Party 1 executed a confidentiality agreement, which included an 18-month standstill but did not limit Party 1 from making requests for waivers or amendments to the agreement or from making private proposals to the Company.

Mr. B. Karfunkel and the Company’s Chief Financial Officer, Mike Weiner, had two calls and a meeting with a representative of Party 1 in November to discuss the Company’s business and determine whether Party 1 may be interested in pursuing an acquisition of the Company, which Mr. B Karfunkel reported to members of the Board.

On November 18, 2019, Party 2 submitted a non-binding proposal to acquire 100% of the shares of Common Stock for $26.50 to $29.50 per share to be paid 75% in shares of Party 2 common stock (“Party 2 Stock”) and 25% in cash. The proposal also indicated that Party 2 expected to enter into governance arrangements with members of the Karfunkel family as long as their ownership of the combined company exceeded 10% (but did not provide more detail), that the proposal would require that Party 2’s stockholders approve the transaction and that Party 2 required 45 days of exclusivity to complete due diligence and negotiate a definitive merger agreement.

On November 22, 2019, the Board met. Mr. Weissmann explained that the purpose of the meeting was to acknowledge receipt of the proposal from Party 2 and to report on the meetings Mr. B. Karfunkel and Mr. Weiner had with Party 1 and to advise that a proposal may be received from Party 1. The Board decided to delay consideration of Party 2’s proposal to see if a proposal from Party 1 materialized. Legal counsel to the Board then reviewed with the Board the fiduciary duties of directors under Delaware law, including in the context of evaluating the Company’s strategic alternatives and responded to questions from Board members. The Board and senior management then discussed potential financial advisors that could provide advice to the Board in evaluating the Company’s strategic alternatives. The Board then instructed senior management to identify and meet with financial advisors to assist the Board in reviewing acquisition proposals and other strategic alternatives.

On December 6, 2019, the Board met. Mr. Weissmann advised the Board that Party 1 had informed Mr. B. Karfunkel that it was no longer interested in exploring a potential acquisition of the Company and that discussions with Party 1 had ceased. Mr. Weissmann then introduced the representatives of J.P. Morgan who were invited to the meeting to provide J.P. Morgan’s views regarding the Company, the proposal received from

Party 2 and other strategic alternatives available to the Company. Prior to the meeting, J.P. Morgan provided a summary of its business relationships with the Company and Party 2, including among other things that one of the members of J.P. Morgan’s senior deal team was a member of J.P. Morgan’s coverage team of Party 2. The Board considered these relationships and concluded they did not preclude J.P. Morgan from being retained as financial advisor.

J.P. Morgan provided a presentation on its view of the Company’s position, outlook and potential strategic alternatives, including a review of Party 2’s proposal. The J.P. Morgan representative who was leading the deal team noted that, despite the Company’s strong financial and operational performance, the Common Stock traded at a lower multiple of book value than the stock of other public personal lines carriers. J.P. Morgan stated that there was no obvious near term change that would be expected to result in the market rerating the Company’s multiples, even if the Company continued to deliver strong financial and operational results. The J.P. Morgan representatives and the Board members then discussed the Company’s financial performance and position along various metrics. The J.P. Morgan representatives made a presentation regarding potential strategic alternatives for the Company, including maintaining the status quo, commencing a stock buyback, pursuing a large minority investor, selling part of the Company or selling the whole Company, together with the selected benefits, risks and considerations of each alternative. The Board members and the J.P. Morgan representatives discussed a comparison of the potential value creation that could result from a sale of part of the Company or a spin-off transaction compared to a sale of the Company as a whole, including as proposed by Party 2. The Board members also discussed with the J.P. Morgan representatives the execution risk of these transactions and, in particular, noted the higher execution risk associated with a partial sale or spin-off.

At the request of the Board, the J.P. Morgan representatives then provided a more detailed review of Party 2’s proposal, including a combination and synergy analysis, a valuation analysis, a value creation analysis as well as data regarding post-announcement trading values of precedent transactions with stock and partial stock consideration. The Board members and senior management discussed the significant synergies indicated in Party 2’s proposal. The Board members and senior management asked a number of questions of J.P. Morgan and discussed the analysis, with a particular focus on book value and tangible book value dilution. The J.P. Morgan representatives then presented a list of 13 parties that, based on J.P. Morgan’s knowledge of the industry, could be interested in acquiring all or part of the Company. The J.P. Morgan representatives reviewed the list with the members of the Board and members of the Board provided their views as to which parties were logical candidates to contact, which parties were likely to be interested and which parties were less likely or unlikely to be interested. The list included strategic buyers but not financial buyers. The J.P. Morgan representatives advised the Board that, based on their experience, they did not believe private equity sponsors would be able to pay a meaningful premium for the Company relative to strategic buyers (in part, because they could not fund an acquisition with a significant amount of debt) and, therefore, it would be more constructive for the Company to focus on potential strategic buyers. Based on the Board members’ knowledge of the industry and the discussions with J.P. Morgan, as well as the recent experience with Party 1, which was a private equity sponsor, the Board members decided to focus on potential strategic buyers. Having reviewed the list of parties that may be interested in acquiring the Company prepared by J.P. Morgan, as well as other potential buyers not on the list that Board members suggested be contacted, the Board identified potential buyers in addition to Party 2. The J.P. Morgan representatives then left the meeting. Legal counsel to the Company provided an overview of the current situation and the various choices that were available to Board members to discharge their fiduciary duties. After a discussion of director duties under Delaware law in the context of Party 2’s proposal, the Board members noted that while they had not made any decision to proceed with any transaction, they felt it was appropriate to engage with Party 2 as well as to consider other alternatives to create stockholder value that had been discussed in the meeting and by the Board at other times. To that end, the Board agreed that J.P. Morgan should respond to Party 2 and attempt to obtain an increased offer while at the same time making outbound calls to a select group of potential acquirers (for the whole Company or part of the Company) in a manner that reduced the risk of a leak. The Board members instructed senior management to formally engage J.P. Morgan and negotiate their fee within the parameters discussed. The J.P. Morgan representatives then returned to the meeting. The Board instructed the J.P. Morgan representatives to contact potential buyers and discussed strategy on timing for outbound calls and the response to Party 2’s proposal.

On December 8, 2019, representatives of J.P. Morgan advised Party 2’s financial advisors that the Company appreciated Party 2’s proposal, that the proposal was insufficient to cause the Company to engage, but that the Company was prepared to provide Party 2 with limited due diligence information to assist Party 2 in finding additional sources of value in order to increase the consideration in Party 2’s proposal.

On December 12, 2019, Party 2’s financial advisors sent J.P. Morgan a two-day due diligence agenda covering a variety of topics about the Company that Party 2 wished to discuss.

Over the next several weeks, with additional input from and at the direction of the Board, J.P. Morgan ultimately contacted the 15 potential buyers in addition to Party 2. Of those 15 parties, only Allstate and, subsequently, Party 3 expressed an interest in meeting with the Company to determine whether it might be interested in exploring an acquisition.

On December 19 and 20, 2019, members of the Company’s senior management and representatives of J.P. Morgan met with members of Party 2’s senior management and Party 2’s financial advisors in New York and provided additional information about the Company, including projections for premiums, combined ratio, investment yield, operating income and shareholders’ equity for 2020 to 2022, as well as detailed information about expenses, capital and liquidity and IT operations.

Also on December 20, 2019, members of the Company’s senior management and representatives of J.P. Morgan met with members of Allstate’s senior management at the Company’s offices in New York.

Later in December 2019, Party 2’s financial advisors informed J.P. Morgan that Party 2 was considering the information provided by the Company and expected to have a response early in the new year. In addition, in early January 2020, Allstate informed J.P. Morgan that it continued to be interested in the Company and had retained a financial advisor to assist Allstate in considering the opportunity.

On January 15, 2020, the Board met. The J.P. Morgan representatives provided a process update on the contacts J.P. Morgan had made with potential buyers and the feedback they had received to date, including the discussions with Party 2. The Board members and the J.P. Morgan representatives discussed views and insights of the various parties and likelihood of continued interest.

On January 21, 2020, the Company and Allstate executed a confidentiality agreement, which included an 18-month standstill, but did not limit Allstate from making requests for waivers or amendments to the agreement or from making private proposals to the Company. Thereafter, the Company provided Allstate and its advisors access to certain high-level financial and operational data about the Company. Allstate also sent a large number of due diligence requests over this period.

On January 24, 2020, members of the Company’s senior management had an extended discussion with Party 2 and its financial advisors to review financial information, capital structure and accounting matters of the Company.

On January 29, 2020, Mr. B. Karfunkel, Mr. R Karfunkel, Mr. Weiner and representatives of J.P. Morgan met with representatives of Party 3, one of the 15 parties J.P. Morgan had previously contacted, and provided an overview of the Company and its businesses based on public information.

On January 30, 2020, members of the Company’s senior management and representatives of J.P. Morgan met with members of Allstate’s senior management and its financial advisor in Chicago and provided additional information about the Company, including projections for premiums, combined ratio, investment yield, operating income and shareholders’ equity for 2020 to 2022, as well as detailed information about expenses, capital and liquidity and IT operations.

On February 3, 2020, Party 2 submitted a revised non-binding proposal to acquire 100% of the shares of Common Stock for $30.00 to $31.00 per share to be paid 75% in shares of Party 2 Stock and 25% in cash, and indicated that it had not identified any additional sources of material value. The proposal also indicated that Party 2 expected to enter into governance arrangements with members of the Karfunkel family as long as their ownership of the combined company exceeded 10% (but did not provide more detail), that the proposal would require that Party 2’s shareholders approve the transaction and that Party 2 required 45 days of exclusivity to complete due diligence and negotiate a definitive merger agreement.

On February 4, 2020, Party 3 contacted J.P, Morgan and indicated that it was interested in exploring an acquisition of 100% of the shares of Common Stock at a price of $26.00 to $28.00 per share. Further, Party 3 indicated that it did not believe there was a clear or obvious path to increase its valuation beyond $26.00 to $28.00 per share.

On February 5, 2020, the Board met. Representatives of J.P. Morgan provided a process update on contact and feedback from potential buyers. The J.P. Morgan representatives noted that Allstate continued to perform internal work with its financial advisors and had requested a detailed assessment regarding the integration of its independent agency businesses onto the Company’s platform. The J.P. Morgan representatives also reported that they expected to receive a proposal from Allstate and reported that Party 3 had indicated an initial valuation range of $26.00 to $28.00 per share. Finally, they noted that other than Party 2, Allstate and Party 3, no other party that J.P. Morgan had contacted had indicated that it was interested in acquiring the Company. The J.P. Morgan representatives then reviewed the details of the updated proposal from Party 2 as well as their discussions with Party 2’s financial advisors. They then reviewed various financial metrics and analyses related to Party 2’s proposal. The Board members discussed the proposal and asked multiple questions regarding the terms and statements in the proposal, including deal structure, comparative ratings of each of the companies, rating agency views and Party 2’s financial capacity. The Board members directed J.P. Morgan to request additional information from Party 2’s financial advisors regarding Party 2’s view of the pro forma combined company and synergies. The Board members and the financial and legal advisors also discussed whether there were any other potential buyers, including private equity sponsors. The Board determined that there was no other party that likely may be interested in acquiring the Company that had not been contacted. The Board agreed to meet again following the expected receipt of a proposal from Allstate and the receipt of more financial information from Party 2.

On February 6, 2020, members of the Company’s senior management and representatives of J.P. Morgan met with representatives of Allstate and its financial advisor in New York to facilitate Allstate’s due diligence of the Company’s business lines and its technology and operational platform. At the meeting, Allstate noted potential plans to integrate its independent agency businesses onto the Company’s platform.

On February 11, 2020, Allstate submitted a non-binding proposal to acquire 100% of the shares of Common Stock for $31.00 to $32.00 per share in cash. The proposal also indicated that Allstate was prepared, if the Company preferred, to offer a portion of the consideration in Allstate common stock, that Allstate was interested in retaining key members of management and that Allstate required one month of exclusivity to complete due diligence and negotiate a definitive merger agreement.

On February 12, 2020, the CEO of Allstate had lunch in New York with Mr. B. Karfunkel, Mr. R. Karfunkel and certain other members of senior management of the Company to discuss each senior manager’s area of oversight within the business.

On February 13, 2020, the Board met. Prior to the meeting, J.P. Morgan provided a summary of its business relationships with Allstate, including among other things fees received by J.P. Morgan and its affiliates from

Allstate and that two members of J.P. Morgan’s senior deal team (including the lead J.P. Morgan representative) were currently providing services to Allstate unrelated to a potential sale of the Company. For a summary of fees received by J. P. Morgan and its affiliates from the Company and Allstate, see the section below entitled “The Merger — Opinion of J. P. Morgan Securities LLC.” The Board considered these relationships and concluded they did not preclude J.P. Morgan from continuing as financial advisor. At the meeting, representatives of J.P. Morgan reported on the meetings with Allstate and reviewed Allstate’s reported strategic rationale for the transaction. They then reviewed the terms of Allstate’s proposal and the Board members asked questions of senior management and the financial and legal advisors regarding the recent meetings with Allstate and the proposed transaction terms. The J.P. Morgan representatives then reviewed the terms of Party 2’s revised proposal and noted that Party 2 had been unwilling to provide information regarding Party 2’s view of the pro forma combined company or its view of potential synergies. The Board members and financial and legal advisors discussed Party 2’s proposal and the various potential market reactions to a transaction as well as the related uncertainty and volatility, including that if the price of Party 2 Stock declined following announcement of a transaction, the value of the consideration would go down and if the price of Party 2 Stock increased following announcement of a transaction, the value of the consideration would go up. A representative of J.P. Morgan then provided data regarding acquirer stock prices following announcement of a transaction. The Board members and financial and legal advisors engaged in a discussion regarding the potential risks and benefits of each transaction, the benefits and risks associated with the Company continuing as a standalone entity and the risks associated with the industry generally. A representative of J.P. Morgan noted that Party 2’s financial advisors stated that Party 2 did not have room to increase the consideration in its proposal, whereas Allstate had not made a similar statement. The Board members and the financial and legal advisors discussed ways in which the Board could maximize value for holders of Common Stock and whether it was beneficial to try to keep both parties in a process or to try to obtain a higher, more differentiated proposal from one party. Following discussion and the advice of the financial and legal advisors, and noting that Party 2’s financial advisors indicated that Party 2 could not increase its price, the Board members instructed J.P. Morgan to go back to Allstate to try to obtain a higher price.

On February 18, 2020, Allstate submitted a revised non-binding proposal to acquire 100% of the shares of Common Stock for total consideration of $33.25 per share in cash, which included a pre-closing special dividend equal to the aggregate increase in the Company’s retained earnings from January 1, 2020 until closing, subject to a maximum of $1.25 per share. The proposal also indicated that it was contingent on the Company granting Allstate one month of exclusivity.

On February 19, 2020, the Board met. A representative of J.P. Morgan reviewed the terms of Allstate’s revised proposal, as well as his conversations with Allstate’s financial advisor. Mr. Weiner then discussed the Company’s expected earnings and liquidity, and provided his view that, based on the Company’s projections, assuming the closing occurred after September 30, 2020, the Company would have sufficient retained earnings at closing to pay the full $1.25 special dividend referred to in Allstate’s proposal. The J.P. Morgan representative then reported on his most recent discussions with Party 2’s financial advisors. He noted that Party 2 had expressed a willingness to continue to participate in a process without exclusivity on condition that it received access to all Company diligence materials and key employees and receive a draft merger agreement within a week. He also noted that Party 2 continued to refuse to share its view of the pro forma combined company or its view of potential synergies. The Board members and the financial and legal advisors had a discussion comparing the two proposals and the risks of each party successfully completing a transaction, including risks that could arise in due diligence, regulatory risks and the fact that a transaction with Party 2 would require the approval of Party 2’s stockholders and reverse due diligence by the Company of Party 2. They also discussed the certainty of value of a cash transaction versus the benefits and risks of a transaction in which holders of Common Stock would receive stock, including a potential tax deferral and the ability to continue to participate by means of indirect ownership in the Company. The Board members and the financial and legal advisors also discussed whether it was worthwhile to approach any other party prior to entering exclusivity and the likelihood of potentially receiving a higher proposal (or any proposal) from another party. Following a discussion, the Board members approved entering into a 30-day exclusivity agreement with Allstate and instructed legal counsel to prepare a merger agreement that would allow holders of Common Stock to elect cash or shares of Allstate common stock as consideration.

On February 19, 2020, Allstate’s financial advisor circulated an exclusivity agreement, dated that day but not executed until the next day, which provided that until March 20, 2020, the Company and its representatives would not initiate, solicit or encourage any proposals from a third-party relating to an acquisition of the Company or any of its subsidiaries (or any part thereof) and also that the Company and its representatives would cease all discussions and negotiations regarding a competing transaction. Following execution of the exclusivity agreement, at the direction of the Board, J.P. Morgan contacted representatives of Party 2 and informed them that the Company had entered into an exclusivity agreement and, as a result, would be ending discussions with Party 2. That same day, Allstate also sent the Company a due diligence agenda covering a wide array of topics. Soon thereafter, the Company provided Allstate and its advisors with access to an electronic data room. Over the following two weeks, due diligence sessions were held in Chicago and by telephone and the Company responded to numerous due diligence requests into the second week of March 2020.

On February 24, 2020, members of the Company’s senior management and representatives of J.P. Morgan met with representatives of Allstate and its advisors in New York to facilitate Allstate’s due diligence of the Company’s technology platform and discuss Allstate’s potential plan to integrate its independent agency businesses onto the Company’s platform.

On February 26 and 27, 2020, members of the Company’s senior management and representatives of J.P. Morgan met with representatives of Allstate and its advisors in Chicago to facilitate Allstate’s due diligence of each business and operational function of the Company.

Also on February 26, 2020, legal counsel to the Company circulated a draft merger agreement to Allstate’s legal counsel. Among other things, the draft contemplated that the holders of Common Stock would have the right to elect to receive cash or Allstate shares of common stock as consideration and was structured so that holders of Common Stock that elected stock consideration would have a tax deferral to the extent they received Allstate common stock in exchange for their shares of Common Stock. The draft also contemplated that the holders of Common Stock would receive a pre-closing special dividend of $1.25 per share of Common Stock, subject to the Company having operating earnings of at least $1.25 per share for the period from January 1, 2020 to closing of the transaction, as well as customary representations, warranties, covenants, conditions and termination rights, including a termination fee equal to 2.5% of the Company’s equity value, which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances.

On February 27, 2020, legal counsel to the Company circulated a draft voting agreement to Allstate’s legal counsel.

During this time, negative market reaction to COVID-19 began to accelerate and market prices, including for shares of Common Stock and Allstate common stock began to decrease significantly.

On March 8, 2020, legal counsel to the Company and Allstate held a conference call to discuss the draft merger agreement and on March 9, 2020, legal counsel to Allstate sent a revised draft of the merger agreement to the Company’s legal counsel. The revised draft contemplated that the holders of Common Stock would have the right to elect to receive cash or Allstate shares of common stock as consideration, subject to proration such that the aggregate stock consideration issuable at closing of the transaction did not exceed 19.99% of Allstate’s outstanding common stock at such time unless an approval of the stockholders of Allstate was obtained, with Allstate having the right to terminate the agreement in the event that the common stock issuable exceeded such amount or such stockholder approval was not otherwise obtained. The revised draft also contemplated, among other things, that the holders of Common Stock would receive a pre-closing special dividend of $1.25 per share of Common Stock, subject to the Company having retained earnings of at least $1.25 per share for the period from January 1, 2020 to closing of the transaction, as well as closing conditions in respect of retention agreements, restrictive covenant agreements and termination of certain related party agreements and investments that were not within the control of the Company, payment of Allstate’s expenses by the Company in the event that the holders of Common Stock did not approve the transaction, and a termination fee of 4.0% of the Company’s equity value, which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specific circumstances.

On March 12, 2020, the price of a share of Common Stock closed at $15.64 and the implied premium of the Allstate proposal was approximately 113%.

On March 13, 2020, Allstate informed the Company that due to significant market volatility over the past several weeks (the period in which the effects of the COVID-19 pandemic were escalating), Allstate was withdrawing its February 18, 2020 proposal and terminating the exclusivity period.

On March 18, 2020, Party 2’s financial advisors contacted representatives of J.P. Morgan to advise that Party 2 remained interested in a transaction with the Company and was eager to engage in discussions—a day on which the price of a share of Common Stock closed at $13.21. Party 3 also contacted representatives of J.P. Morgan to indicate that it remained interested in exploring an acquisition of the Company at the same valuation range of $26.00 to $28.00 per share of Common Stock.

On March 24, 2020, the Board met. The Board members discussed current market volatility and the impact on numerous industries. Mr. Weissmann reported that J.P. Morgan had recently spoken with parties that had previously expressed an interest in acquiring the Company and that Party 2 expressed its continued interest in acquiring the Company, Allstate indicated it may consider re-engaging at a lower price than previously proposed and Party 3 had reiterated that it may still be interested in exploring a transaction at a price of $26.00 to $28.00 per share. The Board members discussed the feedback that Mr. Weissmann reported and also reflected on the current trading price of the Common Stock. Mr. Weissmann then reported to the Board on the Company’s COVID-19 pandemic response plan and business continuity plans and the actions the Company had been taking to ensure continued safety of employees and safety and service of customers. Mr. Weiner then reported on the impact of the market fluctuations on the Company’s investment portfolio. The Board members and senior management then discussed the pandemic and its potential impacts and the diversification benefit provided by the Company’s various lines of business.

On April 29, 2020, the Board met. Following a quarterly business update and a detailed review of the Company’s response to the COVID-19 pandemic and the impact and expected impact of COVID-19 on the performance of each of the Company’s lines of business, Mr. B. Karfunkel reported that the CEO of Allstate and Allstate’s financial advisor had contacted him with an idea for a potential transaction in which Allstate would acquire a majority of the outstanding shares of Common Stock for a price in the low- to mid-$20s per share and then the Company would be combined with Allstate’s independent agency businesses, with the Karfunkel family remaining as a minority investor in the combined business. Mr. Weissmann reported that he had consulted with the Company’s financial and legal advisors, and each had raised a number of issues that would arise in such a transaction structure. The Board members discussed the proposed transaction structure and agreed that such a transaction was not something the Board was interested in pursuing.

Following outreach from Allstate in early June, the Company provided a due diligence update to Allstate on June 4, 2020. On June 7, 2020, at the direction of senior management, J.P. Morgan re-engaged with Party 2. The Company held separate due diligence update sessions with each of Allstate and Party 2 over the course of several days during the week of June 8, 2020.

On June 10, 2020, the Board met. A representative of J.P. Morgan provided an update to the Board on what had transpired since Allstate had terminated discussions with the Company in March and noted that a new proposal from Allstate was expected in the following week. The Board members and advisors discussed the update. The J.P. Morgan representative advised that he had inquired with Party 2’s financial advisors as to whether Party 2 was interested in reengaging and, in response, was informed that Party 2 was interested in receiving a business update and potentially reengaging. He also noted that Party 3 had continued to express interest in acquiring the Company but continued to stand firm at the same valuation range of $26.00 to $28.00 per share of Common Stock. Mr. B. Karfunkel and Mr. Weiner then provided a business update to the Board, reviewing the impact of the COVID-19 pandemic on the Company’s businesses.

During the week of June 15, 2020, representatives of J.P. Morgan had conversations with Allstate’s financial advisor in which Allstate’s financial advisor indicated that Allstate was contemplating a new proposal at a value of around $30.00 per share. The representatives of J.P. Morgan provided an update to Board members regarding those conversations.

On June 18, 2020, J.P. Morgan provided an updated summary of its business relationships with the Company, Allstate and Party 2, including among other things that two members of J.P. Morgan’s senior deal team (including the lead J.P. Morgan representative) were currently providing services to Allstate unrelated to a potential sale of the Company. The Board subsequently considered these relationships and concluded they did not preclude J.P. Morgan from continuing as financial advisor.

On June 23, 2020, Party 2 submitted a revised proposal to acquire 100% of the shares of Common Stock for $35.00 per share, consisting of 70% in Party 2 Stock and 30% in cash, which cash component included a pre-closing special dividend of $4.25 per share to be paid by the Company, with an election to permit holders of Common Stock to receive all stock or all cash consideration, subject to proration. The proposal indicated that the transaction could be structured as a tax-free reorganization and, therefore, the stock portion of the consideration would be tax deferred, and that there was no financing contingency in respect of the cash portion of the consideration. The proposal also indicated that Party 2 believed the combination of the two companies would create pre-tax synergies of $250 million to $350 million, which could create additional value of $9.40 to $16.50 per share of Party 2 Stock based on, and subject to, achieving such synergies. The proposal also indicated that Party 2 expected to enter into mutually acceptable governance arrangements with members and affiliates of the Karfunkel family to allow the family to propose a mutually agreeable director to Party 2’s board of directors, to provide them with registration rights, cooperation for block trades and other unregistered sales of Party 2 Stock the family might hold, as well as exploration of alternatives to retire the Company’s loan to ACP Re Holdings LLC (“ACP Re”). The proposal indicated that in order to proceed with discussions, the Company would be required to grant 30 days of exclusivity to Party 2 (and attached an exclusivity agreement) during which the Company would cease discussions with all other parties and the Company and Party 2 would conduct reciprocal due diligence and negotiate a definitive agreement. It also indicated that a transaction with Party 2 would require approval by Party 2’s stockholders. Party 2’s representatives subsequently reiterated Party 2’s strong interest in a transaction and indicated that Party 2 was indifferent as to the cash split between the purchase price consideration and pre-closing special dividend.

On June 25, 2020, Allstate submitted a revised proposal to acquire 100% of the shares of Common Stock for $32.00 per share in cash. The proposal indicated there was no financing contingency and that Allstate’s shareholders would not need to approve the transaction. The proposal indicated that Allstate had completed substantial due diligence and stated that it expected a transaction could be announced within two weeks. The proposal indicated that Allstate expected to enter into a voting agreement with “major shareholders, a break-up fee and customary purchaser protections.” Finally, the proposal indicated that Allstate expected to enter into an exclusivity agreement until July 8, 2020.

On June 25, 2020, the Board met. A representative of J.P. Morgan reviewed the proposals received from each of Party 2 and Allstate. He then reviewed the recent stock performance of Party 2, Allstate and the Company and changes in key financial metrics of all three companies. The Board members discussed the metrics. The representative of J.P. Morgan then discussed the impact of changes in the price of Party 2 Stock on the value of the Party 2’s proposed consideration, namely that as the price of Party 2 Stock increased, the value of the consideration proposed by Party 2 increased and as the price of Party 2 Stock decreased, the value of the consideration decreased. Mr. Weiner then commented on the Company’s ordinary dividend capacity of over $400 million and ability to make the $500 million pre-closing special dividend that Party 2 proposed. The J.P. Morgan representative noted that Party 2’s financial advisors also indicated that if the Company was concerned about the size of the proposed special dividend, any part or all of it could be shifted to cash merger consideration. He then reviewed the potential synergies that could result from a combination of Party 2 and the Company, which Party 2 had identified in its proposal. Legal counsel then discussed with the Board how it may weigh the merits of a proposal that included stock relative to an all cash offer, given that the value of the stock consideration would go up or down with the price of Party 2 Stock whereas an all cash offer provided certainty of value, as well as how the Board may evaluate potential future synergies and potential upside for holders of Common Stock that could result from such synergies. The J.P. Morgan representatives then reviewed selected financial analyses based on Party 2’s proposal. Mr. Weissmann and legal counsel then provided a summary to the Board of the prior contract negotiations with Allstate. It was noted that Allstate had made any transaction conditional on certain items, such as signing retention agreements and non-competition agreements with employees to be specified prior to signing and required that all related-party agreements or investments be unwound in a manner acceptable to Allstate prior to closing of a transaction. The Board discussed these matters and concluded that the level of conditionality was unacceptable and, moreover, that retention and restrictive covenant agreements with employees and related-party agreements and investments were not matters in the control of the Company and should not be made part of negotiations with respect to a transaction to acquire the Company. The Board members and their advisors then discussed the risks and benefits of the two proposals, taking into account market volatility, market reception and how this could affect the stock portion of the consideration in Party 2’s proposal, the due diligence that each party would need to complete, the reverse due diligence that the Company would need to complete on Party 2, timing generally, the fact that Party 2’s stockholders would need to approve a transaction, the ability of each party to finance its proposal, the relative regulatory risks associated with each proposal and the other terms of each proposal. The Company’s legal counsel then reviewed with the Board the fiduciary duties of directors under Delaware law in considering the two proposals. The Board members and senior management discussed the important diligence and reverse diligence topics and the necessary timing as well as market terms for fees payable in the event Party 2’s stockholders did not approve a transaction. Following a discussion on strategy, the Board members instructed the J.P. Morgan representatives to seek to improve the terms of both proposals in terms of price, certainty of value and deal certainty.

On June 26, 2020, Party 2 submitted a revised non-binding proposal to acquire 100% of the shares of Common Stock, which increased the consideration proposed by Party 2 from $35.00 per share of Common Stock to $35.25 per share of Common Stock, consisting of 70% in Party 2 Stock and 30% in cash, which cash component included a pre-closing special dividend of $4.25 per share to be paid by the Company, with an election to permit holders of Common Stock to receive all stock or all cash consideration, subject to proration. The proposal indicated that Party 2 had cash and liquidity resources to fund the cash consideration of approximately $1.2 billion, including $500 million of the Company’s cash to be used to fund the pre-closing special dividend, but that Party 2 was committed to delivering $1.2 billion of cash consideration even if the Company did not have available cash to fund the pre-closing special dividend and that the cash portion of the consideration was not subject to any financing contingency. Party 2 reiterated its belief that the combination of the two companies would create pre-tax synergies of $250 million to $350 million. The proposal also indicated that Party 2 recognized the Company’s concern regarding the requirement for a Party 2 stockholder approval and stated that Party 2 was highly confident its stockholders would support a transaction and would be willing to agree to pay the Company a fee of $75 million if its stockholders did not approve the transaction. In turn, the proposal indicated Party 2 wanted a termination fee of $300 million, which represented 7.3% of the equity value of Party 2’s proposal, “in the event the Company voluntarily terminates the transaction.”

On June 27, 2020, Allstate submitted a revised non-binding proposal, which indicated it was interested in acquiring the Company for $33.50 per Share, including a pre-closing special dividend of $2.50 per Share, which was contingent on the Company having retained earnings per share of Common Stock equal to at least $2.50 per share for the period from January 1, 2020 to closing of the transaction. The proposal indicated that the proposal was contingent on the Company granting Allstate exclusivity until July 8, 2020 and ceasing any dialogue with any other potential acquirers.

On June 28, 2020, the Board met. J.P. Morgan’s representatives advised the Board that, in response to the Board’s request for improved terms, both Party 2 and Allstate had submitted revised proposals. The J.P. Morgan representatives then reviewed the terms of Party 2’s proposal. They noted that Party 2 also indicated that it was prepared to remove the special dividend and replace it with cash merger consideration if the Company preferred. The J.P. Morgan representatives then reviewed Party 2’s sources of capital to fund the cash component of the consideration (including that Party 2 would obtain a bridge loan if needed). The Board members and the financial and legal advisors discussed the proposal’s terms and market precedent and Delaware law as it relates to the termination fees. The representatives of J.P. Morgan then reviewed the terms of Allstate’s letter. They noted that Allstate’s advisors had confirmed that Allstate had completed due diligence and could be ready to sign a merger agreement by July 8, 2020. Mr. Weiner then reviewed the Company’s retained earnings projections and he expressed his view that, based on current information, the Company would be able to pay the full pre-closing special dividend of $2.50 per share of Common Stock proposed by Allstate. The J.P. Morgan representatives then reviewed the premiums and multiples implied by each of the proposals, noting that both were very strong. They then reviewed the accretion/dilution analysis implied by Party 2’s proposal and the illustrative analysis of the proposal at various Party 2 Stock prices, noting that a drop of 7% in the price of Party 2 Stock following an announcement would result in a breakeven to the value of the Allstate proposal. The Board members and financial and legal advisors then discussed the tangible book value dilution and earn back implied by Party 2’s proposal and noted that it was within an acceptable range and that Party 2 had a strong track record. Mr. Weiner then reviewed Party 2’s post-transaction capital structure and financial metrics that rating agencies would be focused on. The Board members discussed whether Party 2 would have financial flexibility going forward or would be capital constrained. Mr. Weiner then reviewed his understanding of the basis for the synergies Party 2 projected. Mr. Weissmann summarized the two proposals and discussed the regulatory approval process and, concern with one state where there was significant overlap, issues which could arise during regulatory review and dissynergies that could result from Party 2 and the Company’s overlapping businesses. The Board members, senior management and the financial and legal advisors discussed the benefits and risks of each proposal, noting that while Allstate’s proposal had a lower face value, it was all cash, which avoided the significant risk of market volatility, and also that Allstate was in a position to announce a transaction in 10 days. The Board members also discussed the closing conditions in respect of retention agreements, restrictive covenant agreements and termination of certain related party agreements and investments that were not within the control of the Company that had been included in the draft merger agreement prepared by Allstate and that the Party 2 proposal would take 3 weeks to announce and would, therefore, increase the market risk, in addition to diligence and reverse diligence risk and value uncertainty. Legal counsel reviewed with the Board members the duties of directors under Delaware law. The Board members further discussed their concerns regarding Party 2’s financing and capital plan. The Board also discussed the near and medium term political and social risks that the Company’s business faced, which were relevant in a stock transaction but not in an all cash transaction. The Board also expressed concern that Party 2 could revise its proposal downward as a result of its due diligence whereas that was not a risk with the Allstate proposal. In response to questions from Board members, the J.P. Morgan representatives expressed their view that the two transactions could be viewed as equally attractive in terms of value after taking into account the relative risks, and that the decision for the Board was one of risk appetite. After an extended discussion, the Board members asked Mr. Weiner to spend time with Party 2’s CFO to better understand Party 2’s financing and capital plan and report back to the Board. The Board also asked J.P. Morgan to seek a higher price from Allstate, have the dividend not be conditional on retained earnings and agree to the removal of the closing conditions relating to retention and restrictive covenant agreements with employees and related party agreements and investments.

After the Board meeting, representatives of J.P. Morgan and Mr. B. Karfunkel spoke with Allstate’s financial advisor and requested that Allstate propose a higher price, that the pre-closing special dividend not be contingent on retained earnings and that the specified closing conditions be removed.

The following morning, Allstate’s financial advisor reported to J.P. Morgan and Mr. B. Karfunkel that Allstate was not prepared to increase its price but it would agree to reduce the portion of the pre-closing special dividend that would be contingent on retained earnings to $1.00 per share of Common Stock. In return, Allstate required that the Company grant Allstate exclusivity through July 8, 2020.

On June 29, 2020, the Board met. Mr. Weiner reported to the Board on the details of the Party 2 financing plan that he had discussed with Party 2’s CFO. He reviewed the sources of capital, expected dividend, risk-based capital impact and tangible book value dilution. He noted that the plan was, in his view, tenable, but Party 2 was drawing from multiple sources and may require bridge financing. Regarding Allstate’s revised proposal in which only $1.00 of the pre-closing special dividend would be contingent on retained earnings, Mr. Weiner expressed his view that not attaining $1.00 was highly unlikely based on the Company’s current retained earnings. The Board members and senior management discussed the two proposals in detail, noting that a transaction with Party 2 could result in significant synergies with significant upside potential, but also significant business risks that would need to be the subject of careful due diligence, including with respect to Party 2’s significant concentration in certain states; overlapping products in one state where there was significant regulatory hurdles and scrutiny that could result in an inability to realize expected synergies or result in potential dissynergies; and other business lines that faced challenges. Mr. Weissmann reviewed the regulatory risks of both transactions and due diligence timing. Legal counsel then reiterated the Board’s duties under Delaware law. The Board members each provided their views with a consensus that the recent and potential market volatility was a significant concern and that downward movement in the price of Party 2 Stock following announcement of a transaction could be expected, which in turn could have the effect of making the Party 2 proposal of lower nominal value than the Allstate proposal. The Board members also discussed the risk of Party 2 not obtaining stockholder approval if markets decline significantly, due to a second wave of COVID-19 or otherwise, as they had in March (or if Party 2’s stockholders did not view the very large premium being paid favorably) in contrast to the certainty of an all cash transaction as proposed by Allstate. The J.P. Morgan representatives reiterated their view that the proposals could be viewed as equally attractive in terms of value after taking into account the relative risks, and that the decision for the Board was one of risk appetite, with increased time to signing resulting in greater risk. After a lengthy discussion, the Board members agreed that they believed the all cash proposal from Allstate represented a higher value on a risk adjusted basis than Party 2’s stock and cash proposal and that it would be prudent at that time to move forward expeditiously to pursue a transaction with Allstate on the condition that Allstate move quickly and agree to remove the closing conditions in respect of retention agreements, restrictive covenant agreements and termination of certain related party agreements and investments that were not within the control of the Company. Although Allstate had required a written exclusivity as a condition of moving forward, the Board determined that it was preferable not to grant Allstate written exclusivity but authorized Mr. B. Karfunkel to orally commit not to solicit other proposals and to pursue Allstate’s proposed all-cash offer of up to $33.50 but only if Allstate agreed to drop its demands made in prior merger agreement negotiations in March for closing conditions in respect of retention and restrictive covenant agreements with certain employees and termination of related party agreements and investments, none of which were within the entire control of the Company.

The representatives of J.P. Morgan and Mr. B. Karfunkel then contacted Allstate’s financial advisor and informed it that the Board had determined to pursue Allstate’s all cash proposal but only if Allstate agreed to drop its demands for the closing conditions in respect of retention agreements, restrictive covenant agreements and termination of certain related party agreements and investments that were not within the control of the Company, and that, while the Company would not grant written exclusivity to Allstate, the Company would not solicit proposals from any other party over the following week. Allstate agreed to proceed on the basis outlined by the Company. Representatives of J.P. Morgan then informed Party 2’s financial advisors that the Board was appreciative of Party 2’s proposal but having received an all-cash offer from another party had determined to pursue the all cash proposal because of, among other things, the certainty of value and speed of execution associated with the other offer relative to Party 2’s proposal.

On June 30, 2020, representatives of the Company and Allstate, along with their respective advisors, held a discussion regarding the terms of certain existing related-party transactions.

Later that day, legal counsel to the Company circulated a draft merger agreement to Allstate’s legal counsel. Among other things, the draft contemplated in exchange for their shares of Common Stock holders of Common Stock would receive cash consideration and a pre-closing special dividend of $2.50 per share of Common Stock, with $1.00 of the special dividend being contingent on the Company having retained earnings of at least $1.00 per share for the period from January 1, 2020 to closing of the transaction, as well as customary representations, warranties, covenants, conditions and termination rights, including a termination fee of 2.0% of the Company’s equity value, which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances. The draft incorporated certain comments Allstate had made in its March 9, 2020 comments to the prior draft of the merger agreement.

From June 30, 2020 through July 6, 2020, Party 2’s financial and legal advisors continued to contact the Company’s financial and legal advisors to indicate Party 2’s continued interest in completing a transaction.

On July 1, 2020, legal counsel to the Company circulated a revised draft voting agreement to Allstate’s legal counsel.

On July 2, 2020, Party 2 submitted a revised non-binding proposal to acquire 100% of the shares of Common Stock, which increased the consideration proposed by Party 2 from $35.25 per share of Common Stock to $36.00 per share of Common Stock, consisting of approximately 65% in Party 2 Stock and approximately 35% in cash, which cash component included a pre-closing special dividend of $4.25 per share to be paid by the Company, with an election to permit holders of Common Stock to receive all stock or all cash consideration, subject to proration. Party 2 reiterated its belief that the combination of the two companies would create pre-tax synergies of $250 million to $350 million. The proposal indicated that it was responding to feedback received subsequent to submitting Party 2’s June 26, 2020 proposal and, therefore, had increased the level of cash consideration from 30% to 35%, reduced the period it would need to complete due diligence and negotiate a definitive merger agreement from 30 days to two weeks and proposed a payment of $75 million in the event Party 2’s shareholders did not approve the transaction.

Also on July 2, 2020, legal counsel to the Company and legal counsel to Allstate met by videoconference to discuss the draft merger agreement. Among other things discussed, legal counsel to Allstate indicated that Allstate wanted certain existing related-party transactions to be terminated in connection with a potential transaction, representing a narrower subset of the transactions previously discussed; a termination fee equal to 4% of the equity value of the Company; and a force-the-vote provision, which would require the Company to proceed with its stockholder meeting even if, among other things, the Board concluded an unsolicited offer constituted a superior proposal. Allstate’s legal counsel also indicated that Allstate would not accept the risk allocation in the draft merger agreement related to the COVID-19 pandemic as proposed by the Company. Legal counsel to the Company advised Allstate’s legal counsel that, based on prior discussions with the Board, they expected none of Allstate’s positions would be acceptable to the Board.

Later on July 2, 2020, the Board met. The representatives of J.P. Morgan reviewed Party 2’s revised proposal and implied value of the consideration at different prices of Party 2 Stock. Legal counsel advised the Board that a draft merger agreement had been provided to Allstate and that while Allstate was still reviewing the contract, they continued to ask questions regarding certain related party transactions, had orally requested a very high termination fee and a force the vote provision. The Board instructed legal counsel to continue to negotiate to reach appropriate contract terms. The J.P. Morgan representatives then expressed their views that both proposals were very strong. However, with market volatility and a potential negative market reception to the premium being proposed by Party 2, combined with the significance of the deal size relative to Party 2’s market capitalization, the potential of Party 2 Stock trading down substantially following announcement of a transaction was significant. The J.P. Morgan representatives stated that, based on the value of the two proposals, the risks related to due diligence, reverse due diligence and the requirement for Party 2 stockholder approval and market volatility, both transactions appeared attractive relative to the Company’s standalone prospects and the decision for the Board was a matter of risk appetite and risk assessment. He also expressed his opinion that the Board could reasonably pursue either proposal. The Board members then discussed the potential risk adjusted return and upside implied by Party 2’s proposal. They also discussed the potential impacts of another COVID-19 wave on either proposed transaction. The Board members and the financial and legal advisors then discussed potential next steps of requesting a higher price from Allstate and an earlier signing date. The J.P. Morgan representatives then left the meeting. The Board, senior management and legal counsel then discussed that while pursuing a proposal that had a higher nominal price was an option, it was within the discretion of the Board to pursue an all-cash proposal that had a lower nominal price and provided certainty of value, if they, in their reasonable judgment, conclude that the proposal that has a lower nominal price is the highest value reasonably attainable on a risk-adjusted basis. While the Board had decided to pursue a transaction with Allstate at its last meeting, the Board determined that it needed to reassess that position in light of the new proposal from Party 2. The Board and senior management then discussed some of the risks and benefits of the Party 2 proposal in detail. The benefits included the higher nominal price and the potential for holders of Common Stock to participate in the upside of a combined company, particularly if Party 2 was able to achieve the anticipated synergies and the price of Party 2 increased proportionately as a result. Risks of a Party 2 transaction included the incremental time to complete due diligence, reverse due diligence and negotiate a transaction agreement, overall market volatility prior to a signing, the uncertainty of value associated with the stock portion of the proposed consideration, the difficult reinsurance market, potential dissynergies, tangible book value dilution, risk of retaining key personnel, market volatility and a potentially more challenging regulatory approval. The Board then discussed whether if there was a larger cash component, some of the risks of Party 2’s proposal could be mitigated. After further discussion, the Board concluded that if Party 2 could materially increase the cash component of its proposed consideration and be in a position to announce a transaction more expeditiously, it could be worth commencing due diligence, reverse due diligence and contract negotiations.

On July 3, 2020, Party 2 submitted a revised non-binding proposal to acquire 100% of the shares of Common Stock for $36.00 per share of Common Stock, consisting of approximately 60% in Party 2 Stock and approximately 40% in cash, with an election to permit holders of Common Stock to receive all stock or all cash consideration, subject to proration. Party 2 reiterated its belief that the combination of the two companies would create pre-tax synergies of $250 million to $350 million. The proposal also indicated that Party 2 was prepared to reduce the period it needed to complete due diligence and negotiate a definitive merger agreement from two weeks to eight days and proposed a payment of $125 million, up from $75 million, in the event Party 2’s stockholders did not approve the transaction.

On July 4, 2020, legal counsel to Allstate circulated a draft merger agreement and a draft voting agreement to legal counsel to the Company. Among other things, the draft merger agreement contemplated a termination fee of 3.5% of the Company’s equity value, which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances, and changes to the Company’s proposed allocation of risk relating to COVID-19.

On July 5, 2020, the Board met. The J.P. Morgan representative reviewed the past week’s events including Party 2’s revised proposal. The Board members discussed Party 2’s revised proposal with senior management and the financial and legal advisors. J.P. Morgan representatives and the Board members then discussed Party 2’s proposed sources of capital (which could include cash at the holding company, insurance company dividends, investment portfolio optimization, quota share opportunities, a new debt issuance and/or a bridge loan) and the associated certainty and risks. The Board members unanimously expressed their view that significant work would be required in reverse due diligence to ensure that Party 2 was not overleveraging in a manner that would adversely impact the combined company’s operations. The J.P. Morgan representatives expressed their view that Party 2’s capital plan appeared to be tenable but with little margin for error. Legal counsel then provided an update on Allstate contract negotiations and material issues, including regarding risk allocation for COVID-19. The Board members expressed their view that if the Company was going to proceed with Allstate, there would need to be greater deal certainty and less risk to the Company than that expressed by Allstate’s current position. The Board members and financial and legal advisors discussed the Party 2 proposal in detail, noting that the prior issues of value uncertainty and timing/market volatility had partially been dealt with under Party 2’s new timeline and larger cash component. On a risk adjusted basis the proposals were very close but that Allstate’s all cash offer avoided market volatility in extremely uncertain times and provided certainty of value. The Board members agreed that Party 2’s capital plan needed further investigation and directed Mr. Weiner to review Party 2’s capital plan with Party 2’s CFO and report back to the Board. After discussion, the Board members agreed that if Mr. Weiner was comfortable with the capital plan, the nominal price differential between Party 2’s proposal and Allstate’s proposal may be significant enough that unless Allstate was prepared to raise its price and increase deal certainty in contract negotiations, the Board may wish to pursue a transaction with Party 2 instead of Allstate.

Later that day, Mr. Weiner held a teleconference with the CFO of Party 2 to discuss the capital financing plan of Party 2’s proposal.

Also later that day, representatives of J.P. Morgan and Mr. B. Karfunkel contacted Allstate’s financial advisor and informed the financial advisor that the Company had received another proposal from a third Party and that unless Allstate increased the total consideration to $34.75 per share of Common Stock in cash, the Board was prepared to pursue the other proposal. Several hours later, Allstate’s financial advisor provided a revised verbal proposal, increasing the total consideration by $1.00 to $34.50 per share of Common Stock, including a pre-closing special dividend of $2.50 per share, of which $1.00 was contingent on retained earnings, and committing to be in a position to sign and announce a transaction on July 7, 2020. Allstate’s financial advisor also stated that this was Allstate’s best and final proposal.

On July 6, 2020, the Board met. Mr. Weiner reviewed Party 2’s financing plan and capital model in detail based on his discussions with Party 2’s CFO the prior day. The Board members, senior management and the financial and legal advisors discussed the financing plan and its risks in detail, including the need for third party financing, the leverage metrics and rating agency guidelines, expected market reception, the inclusion of dividends requiring regulatory approval and the potential use of bridge financing. The Board members agreed that the plan was feasible but carried a significant amount of risk due to market volatility and the overall size of the transaction relative to Party 2’s size, and that further due diligence would need to be completed. The J.P. Morgan representatives then reviewed with the Board Allstate’s updated proposal, including that Allstate had verbally agreed to increase its price to $34.50 per share of Common Stock. They also advised that Allstate’s financial advisor had advised that the increased price represented Allstate’s best and final proposal, and at this point in the process they believed that this was likely a true statement. They then reviewed the implied multiples of the transaction and the breakeven analysis to the Party 2 proposal, noting that there was a 4% nominal price difference between Allstate’s proposal and Party 2’s proposal and that if the price of Party 2 Stock declined by 6.9% following announcement of a transaction, the nominal price of the two proposals would be equal. The Board members and the financial and legal advisors discussed the proposal. Legal counsel then provided an update on contract negotiations, with a specific focus on the open issues relating to COVID-19 risk allocation and the termination fee. The Board members and legal counsel discussed the open points and the importance of deal certainty. The J.P. Morgan representatives stated that the two transactions could be viewed as equally attractive in terms of value after taking into account the relative risks. The J.P. Morgan representatives also stated that the decision for the Board was one of risk appetite and that, particularly given current market volatility, there was a significant risk that the Party 2 Stock price could decrease materially upon announcement of a transaction. The Board members and the financial and legal advisors discussed the two proposals in detail with a focus on the closeness of the nominal prices of the two proposals; the form of consideration of each proposal; the timing difference to announcement with respect to each proposal, particularly given the need to conduct reverse due diligence on Party 2; the risk of adverse findings in reverse due diligence; significant market volatility and the potential for a second wave of COVID-19 and its unknown impact causing even more volatility; the need for Party 2 stockholder approval in a Party 2 transaction; and a comparison of the anticipated regulatory approval process. Following the discussion, the Board instructed senior management and the financial and legal advisors to proceed and work to complete negotiations with Allstate.

After the Board meeting, legal counsel to the Company circulated a revised draft of the merger agreement and voting agreement to legal counsel to Allstate. Among other things, the draft merger agreement contemplated a termination fee of $120 million (approximately 2.7% of the Company’s equity value including preferred stock or approximately 3% of the Company’s equity value excluding preferred stock) which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances, included a carve-out for “epidemics and pandemics” from the definition of material adverse effect and provided that the Company would be permitted to take certain actions in response to COVID-19 without violating the interim operating covenants. On July 7, 2020, legal counsel to the Company circulated a draft of disclosure schedules to legal counsel to Allstate, which, among things, contemplated a severance and retention plan for employees of the Company.

On July 6, 2020, J.P. Morgan provided an updated summary of its business relationships with the Company, Allstate and Party 2, including among other things that two members of J.P. Morgan’s senior deal team (including the lead J.P. Morgan representative) were currently providing services to Allstate unrelated to the potential sale of the Company.

On July 7, 2020, at Allstate’s request, ACP Re agreed with Allstate that, if the Merger occurred, ACP Re would modify certain terms of its loan agreement with the Company in a manner favorable to the Company and, therefore, Allstate, including with respect to the type and amount of collateral ACP Re pledged under the loan, the interest rate of the loan and that ACP Re would use its reasonable best efforts to repay the loan after the closing of the Merger. ACP Re was willing to agree to these modifications, which were unfavorable to ACP Re, to support the proposed transaction with Allstate.

On July 7, 2020, legal counsel to Allstate circulated a revised draft of the merger agreement and voting agreement to legal counsel to the Company. Among other things, the draft merger agreement contemplated a termination fee of $140 million (approximately 3.2% of the Company’s equity value including preferred stock or approximately 3.6% of the Company’s equity value excluding preferred stock) which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances and accepted the Company’s proposed allocation of risk in respect of COVID-19.

Later that day, legal counsel to the Company and legal counsel to Allstate negotiated and finalized the terms of the merger agreement, including a termination fee of $132.5 million (just under 3.0% of the Company’s equity value including preferred stock or approximately 3.4% of the Company’s equity value excluding preferred stock) which would be payable by the Company to Allstate in the event the Company terminated the merger agreement to pursue a superior proposal and in certain other specified circumstances.

Legal counsel to the Company and legal counsel to Allstate also negotiated and finalized the terms of a retention and bonus plan, including, among other things, a retention program of equity based awards with an aggregate grant date fair value of $21 million, subject to performance goals with 30% vesting after two years and 70% vesting on the third anniversary of the Effective Date, and a cash transaction bonus program for each of Messrs. Weiner and Weissmann with payments to each of $4.5 million on the six month anniversary of the Effective Time, subject to their respective continued employment on such date.

Later on July 7, 2020, the Board met. Legal counsel reported on the status of contract negotiations noting that since the prior day favorable agreement had been reached on a number of outstanding issues, including with respect to allocation of COVID-19 risk, as well as in respect of the termination fee of $132.5 million. Legal counsel also informed the Board that Allstate’s board of directors had met and approved the transaction. Mr. Weiner then provided data to the Board regarding the Company’s retained earnings, including that: retained earnings for Q1 2020 was $0.76 per share and that, based on information available to date, retained earnings for 2020 was projected to be $3.07 per share. Consequently, senior management believed it was highly unlikely that the Company would not have $1.00 of retained earnings in the period from January 1, 2020 to the business day immediately prior to closing of the proposed transaction and, therefore, it was highly unlikely that the proposed pre-closing special dividend of $2.50 per share of Common Stock would not be paid in full. The J.P. Morgan representatives then provided their financial analysis of the Allstate proposal. They then reviewed the details of the updated J.P. Morgan relationship disclosure letter with the Board members. The J.P. Morgan representatives advised the Board that it was their personal view, as well as that of J.P. Morgan, that none of the facts presented in the disclosure letter had an impact on their analysis or the advice J.P. Morgan was providing the Board. Following a discussion, the J.P. Morgan representatives left the meeting. The Board considered the relationships with the Company, Allstate and Party 2 disclosed by J.P. Morgan and concluded they did not preclude J.P. Morgan from continuing as financial advisor or providing a fairness opinion to the Board. Legal counsel then advised the Board on their fiduciary duties, the alternatives that had been presented in the Allstate proposal and the Party 2 proposal and the factors the Board could consider in evaluating both proposals. The Board members and legal counsel discussed the competitive process that had been undertaken, the bidders and multiple price increases, and the quantitative, qualitative, market and company-specific factors that the Board had considered. Legal counsel then reviewed the Merger Agreement terms with a focus on the consideration, including the pre-closing special dividend and the definition of retained earnings, treatment of outstanding equity awards, closing conditions, COVID-19 risk allocation, the termination fee, the non-solicitation provisions and employee retention matters. Legal counsel then summarized the terms of the Voting Agreement. Mr. Weissmann then summarized the terms of ACP Re’s agreement with Allstate to modify the terms of ACP Re’s loan with the Company. The J.P. Morgan representatives rejoined the meeting and provided J.P. Morgan’s opinion to the Board that, as of such date, the Total Consideration to be paid to the holders of Common Stock in the transaction was fair, from a financial point of view, to such holders, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations and qualifications. The Board members then discussed the benefits of the transaction further with senior management and the financial and legal advisors, including that the transaction would provide certainty of value to holders of Common Stock (having concluded that the special dividend was likely to be paid in full) at a time when the financial markets faced significant volatility and the Company and the industry could be facing potential new risks if there were changes in the political and social landscape, while recognizing that following a sale of the Company, shareholders would no longer participate in the upside of ownership. Having considered these and various other factors, the Board concluded the Allstate proposal represented the highest value reasonably attainable for the Common Stock. The Board then approved the entry into the Merger Agreement.

Thereafter the parties finalized the terms of the Voting Agreement and the disclosure schedules and executed and delivered the Merger Agreement. Later that evening, a press release was issued announcing the transaction.

Recommendations of the Board and Reasons for the Merger

Recommendation of the Board to Adopt the Merger Agreement, thereby approving the Merger and the other transactions contemplated by the Merger Agreement.

On July 7, 2020, the Board, after considering various factors described below, and after consultation with legal and financial advisors, unanimously (a) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (c) directed that the Merger Agreement be submitted to the holders of Common Stock for adoption and (d) recommended that the holders of Common Stock adopt the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger and the other transactions contemplated by the Merger Agreement.

Reasons for the Merger

In recommending that holders of Common Stock vote in favor of the adoption of the Merger Agreement, the Board considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

•

Premium to Market Price. The fact that the Total Consideration of up to $34.50 per share of Common Stock in cash to be received by the holders of Common Stock in the Merger represents a significant premium over the market price at which shares of Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger consideration represents a premium of:

•	approximately 69.0% over the closing share price of the Common Stock on July 7, 2020, the date of the announcement of the transaction;

•	approximately 56.8% over the closing share price of the Common Stock on February 21, 2020, the date prior to the general decline in market prices related to the COVID-19 crisis;

•	approximately 92.4% over the volume weighted average share price of the Common Stock during the 90 days ended July 7, 2020;

•	approximately 35.9% over the highest closing share price of the Common Stock during the 52-week period ended July 7, 2020; and

•	approximately 22.8% over the highest closing share price the Common Stock had ever traded ($28.09 per share on August 9, 2018) prior to the announcement of the transaction.

•

Form of Consideration. The fact that the Total Consideration is all cash, which provides holders of Common Stock certainty of value and liquidity for their shares of Common Stock while eliminating long term business and execution risks.

•

Opinion of J.P. Morgan Securities LLC. The opinion of J.P. Morgan, dated July 7, 2020, to the Board that the Total Consideration to be paid to the holders of Common Stock in the transaction is fair, from a financial point of view, to such holders, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations and qualifications as more fully described below in the section entitled “The Merger—Opinion of J.P. Morgan Securities LLC.”

•

Fair Value. The Board believed that the Total Consideration represents fair value for the shares of Common Stock, taking into account the Board’s familiarity with the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as the Company’s future business plan and potential long-term value.

•

Loss of Opportunity. The Board considered the possibility that, if it declined to approve the Merger Agreement, there may not be another opportunity for holders of the Common Stock to receive a comparably priced transaction in cash.

•

Market Check. In addition to continuing discussions with Party 2 after receipt of Party 2’s first proposal, the Board considered other parties that would be most likely to have an interest in acquiring the Company. Based on the industry knowledge of Board members and discussions with J.P. Morgan as to the most likely buyers that may have a strategic interest in, and be willing to pay a competitive price for, the Company, the Board directed J.P. Morgan to solicit the interest of 15 parties in addition to Party 2. The Board considered the fact that, following such solicitations, only three parties, Allstate, Party 2 and Party 3, expressed an interest in acquiring the Company and ultimately concluded that Party 2’s proposal had substantial value uncertainty and significant closing uncertainty and Party 3’s indicative value range per share of Common Stock was well below the Total Consideration. The Board also noted that Party 1, a large, well-established private equity sponsor, had very quickly determined that it was not interested in exploring an acquisition of the Company. Based on the Board members’ knowledge of the industry and discussions with J.P. Morgan, the Board concluded that private equity buyers were unlikely to have an interest in, and be willing to pay a competitive price for, the Company.

•

Arms-Length Negotiations. The fact that the Board and the Company’s senior management, in coordination with the Company’s legal and financial advisors, vigorously negotiated on an arms-length basis with Allstate with respect to price and other terms and conditions of the Merger Agreement, including obtaining several price increases from Allstate through the process, as well as the stated position of Allstate that the Total Consideration was the highest price per share of Common Stock that Allstate would agree to.

•

Review of Strategic Alternatives. After a thorough review of the Company’s long-term strategic goals and opportunities, competitive environment and performance, the Board considered the challenges and risks of continuing as a stand-alone public company and the potential strategic alternatives available to the Company. Following such review, the Board determined that the value offered to holders of Common Stock pursuant to the Merger Agreement is more favorable to holders of Common Stock than both the alternative of remaining an independent public company and pursuing the Company’s long-term plan (taking into account the associated risks, rewards and uncertainties) and the terms of Party 2’s proposal to acquire the Company.

•

Risks Inherent in the Company’s Business Plan. The Board considered the Company’s financial projections that had been prepared by senior management and the perceived challenges and risks associated with the Company’s ability to meet such projections. These risks include the risks and uncertainties described in the “Risk Factors” and “Forward Looking Statements” sections of the

Company’s disclosures filed with the SEC. For a more complete description of the Company’s financial projections, see the section below entitled “The Merger Agreement—Projected Financial Information.”

•

Careful Evaluation of the Transaction by the Board. The Board considered the fact that the Board had met to evaluate a potential sale of the Company, in consultation with legal and financial advisors, 19 times from September 27, 2020 (after Party 2 and Party 1 first expressed an interest in exploring a potential acquisition of the Company) to July 7, 2020 (the date the Merger Agreement was executed). Moreover, the Board met by videoconference with its financial and legal advisors eight times during the four-week period from June 10, 2020 (shortly after Allstate and Party 2 reengaged with the Company) to July 7, 2020 (the date the Merger Agreement was executed).

•

Best Value Reasonably Attainable. After a thorough review of the process conducted, the Board concluded that the Total Consideration of up to $34.50 per share of Common Stock in cash and the terms of the Merger Agreement offer the best value reasonably attainable for holders of Common Stock. In doing so, the Board thoroughly considered the most recent terms of Party 2’s proposal to acquire the Company, including the fact that the headline price of $36.00 per share of Common Stock in Party 2’s proposal was higher than the Total Consideration. But the Board ultimately concluded that the value uncertainty associated with the stock component of Party 2’s proposal and the relative uncertainty of closing a transaction with Party 2 compared to closing a transaction with Allstate (because Party 2’s stockholders would need to approve the transaction and it was anticipated that there would be a higher level of regulatory scrutiny) made Party 2’s proposal of less value on a risk adjusted basis than the Total Consideration provided by the Merger Agreement.

•

Terms of the Merger Agreement. The Board considered that the provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company, are reasonable and customary. The Board also believed that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Allstate.

•

Conditions to the Consummation of the Merger; Likelihood of Closing. The Board considered the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement and, after considering Allstate’s size and general reputation in the market place, the regulatory approvals required, the fact that Allstate did not require stockholder approval as well as the other terms and conditions in the Merger Agreement, the Board concluded that there was a high likelihood of the Merger being consummated. The Board also took note of the fact that, under the terms of the Merger Agreement, the Company could seek specific performance to prevent breaches of the Merger Agreement, including to cause the Merger to be consummated if all of the conditions to Allstate’s obligations to effect the Merger are satisfied or waived.

•

Regulatory Approvals. The Board considered the fact that the Merger Agreement requires that Allstate use its reasonable best efforts to take certain actions necessary to obtain regulatory approvals and satisfy the regulatory conditions, unless such actions would result in, or would reasonably be expected to result in, a material adverse effect on (a) the Company and its subsidiaries taken together with the business lines of Allstate that Allstate intends to integrate with the Company after the Merger or (b) Allstate and its subsidiaries, including the Company and its subsidiaries (measured on a scale relative to the size of the Company and its subsidiaries taken together with the business lines of Allstate that Allstate intends to integrate with the Company after the Merger). For a more complete description of Allstate’s obligations to obtain required regulatory approvals, see the section below entitled “The Merger Agreement—Efforts to Complete the Merger.” The Merger Agreement also provides an appropriate “termination date,” which could be up to 15 months from the execution of the Merger Agreement, by which time it is reasonable to expect that the regulatory conditions will be satisfied. For a more complete description of the termination date, see the section below entitled “The Merger Agreement—Termination.”

•

No Financing Condition. The Board considered Allstate’s representations and covenants contained in the Merger Agreement relating to Allstate’s financing commitments and the fact that the Merger Agreement does not include a financing condition. The Board also considered the fact that Allstate represented that it has, and based on Allstate’s public filings Allstate appears to have, the internal capacity to fund the Merger Consideration without seeking external financing.

•

Ability to Respond to Certain Unsolicited Acquisition Proposals. The Board considered the fact that, while the Merger Agreement restricts the Company’s ability to actively solicit competing bids to acquire it, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting written unsolicited Company Acquisition Proposals and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines to be a Company Superior Proposal, provided that the Company concurrently pays a $132,500,000 termination fee to Allstate. The Board further considered that the timing of the Special Meeting would provide ample opportunity for such third parties to submit proposals, that other companies in the personal lines insurance industry have sufficient resources which would make them capable of submitting such a proposal if they choose to do so and that the terms of the Merger Agreement, including the size of the termination fee, would be unlikely to deter third parties from submitting such proposals. For a more complete description of the Board’s ability to respond to Acquisition Proposals, see the section below entitled “The Merger Agreement—Acquisition Proposals.”

•

Change of Recommendation. The Board considered the fact that it has the right to make a Company Adverse Recommendation Change to the holders of Common Stock if a Superior Proposal is available or an Intervening Event has occurred, provided that the Company pays a $132,500,000 termination fee if Allstate terminates the Merger Agreement. For a more complete description of the Board’s ability to make a Company Adverse Recommendation Change, see the section below entitled “The Merger Agreement—Acquisition Proposals.”

•

Retention of Key Employees. The Board’s belief that a retention plan for key employees of the Company that the Company is permitted to implement in connection with the Merger would help ensure continuity of management and increase the likelihood of the successful operation of the Company during the period prior to closing.

•

Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for holders of Common Stock and Series D Preferred Stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Common Stock or Series D Preferred Stock, as applicable, following completion of the Merger.

•	Recommendation of Senior Management. The Board considered the recommendation of the Company’s senior management in favor of the Merger.

•

Reverse Integration. The Board considered the fact that Allstate’s stated intention is to integrate its existing independent agent businesses onto the Company’s existing platform and that the Company and its management team would lead this combined business going forward. The Board considered the impact that this reverse integration of Allstate’s independent agency business with the Company would have on the Company’s employees, agents, customers and other business partners prior to closing of the Merger, and in particular that it would help ensure continuity of management and increase the likelihood of the successful operation of the Company during the period prior to closing.

•

The effect of the Merger on holders of Preferred Stock. The Board considered that the Merger would have no substantial effect on holders of Preferred Stock and that holding preferred stock of a subsidiary of Allstate, a company with much greater scale, financial resources and financial strength than the Company, was unlikely to detract from, and could enhance, the value of the shares held by holders of Preferred Stock.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (not necessarily in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The fact that the holders of Common Stock will lose the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company.

•

Party 2’s Proposal. The Board thoroughly considered the various proposals made by Party 2, including the fact that the headline price of $36.00 per share of Common Stock in Party 2’s most recent proposal was higher than the Total Consideration. The Board also considered Party 2’s view that a combination of Party 2 and the Company would generate synergies of $250 million to $350 million and that the holders of Common Stock would participate in the upside resulting from such synergies. Ultimately, the Board concluded that the uncertainty of value associated with the stock component of Party 2’s proposal (being 60% of the total consideration in Party 2’s proposal) and the relative uncertainty of closing a transaction with Party 2 compared to closing a transaction with Allstate (because Party 2’s stockholders would need to approve the transaction and it was anticipated that there would be a higher level of regulatory scrutiny) made Party 2’s proposal of less value on a risk adjusted basis than the Total Consideration provided by the Merger Agreement. In reaching such conclusion, the Board took note of data showing that the stock of an acquirer frequently trades down after announcement of a transaction. For example, the closing stock price of a share of Allstate common stock declined 4.8% the day after the Merger Agreement was announced. Because Party 2’s proposal included 60% stock consideration, a decline of more than 6.9% in the price of Party 2 Stock would make Party 2’s proposal of less headline value than the Total Consideration. Given that the transaction value implied by Party 2’s proposal was very large relative to Party 2’s size and that Party 2 would be issuing a significant amount of its stock in the transaction, the Board concluded that there was a significant risk that the price of Party 2 Stock could decline substantially following announcement of a transaction. The Board also took note of the uncertainty related to the spread of the COVID-19 pandemic and the consequences of such pandemic on the financial markets and the possibility for the pandemic to more generally negatively impact the price of Party 2 Stock following announcement of a transaction. The Board also considered the synergies that Party 2 presented as providing significant potential upside for holders of Common Stock to the extent they were actually realized and fully credited by investors, but ultimately concluded that the attainment of the synergies and any resultant upside was speculative and did not assign a value to the potential synergies.

•

Impact of Announcement on the Company. The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may result in significant costs to the Company and cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), agents, customers and other business partners.

•

Diversion of Management Attention. The Board considered the substantial time and effort of management required to consummate the Merger, which could disrupt the Company’s business operations and divert employees’ attention away from the Company’s day-to-day operations.

•	Tax Treatment. The fact that the all-cash transaction would be taxable to holders of the Common Stock for U.S. federal income tax purposes.

•

Closing Certainty. The fact that there can be no assurance that all conditions to the parties’ respective obligations to consummate the Merger will be satisfied, including approval by the holders of Common Stock and the approval of the Company’s insurance regulators.

•	Pre-Closing Covenants. The Board considered how certain pre-closing covenants of the Company could affect the Company prior to closing and could impact the closing of the Merger. For example, the

Board reviewed the restrictions on the Company’s conduct of business prior to completion of the Merger contained in the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Allstate’s consent. For a more complete description of the restrictions on the Company, see the section below entitled “The Merger Agreement—Conduct of Business Pending the Merger.” The Board also considered how the Company’s obligation to seek approval from certain of the Company’s insurance regulators for payment by certain of the Company’s insurance subsidiaries of an extraordinary dividend could affect Allstate’s ability to obtain approval for the Merger from such insurance regulators and concluded that given Allstate’s scale and general reputation, and that obtaining such approvals was not a condition to closing and could not delay or impede the Merger or the other transactions contemplated by the Merger Agreement, this covenant was unlikely to impact closing of the Merger. For a more complete description of the covenants of the Company, see the section below entitled “The Merger Agreement—Conduct of Business Pending the Merger” and “The Merger Agreement—Special Dividend.”

•

No Solicitation. The Board considered the restrictions in the Merger Agreement on the Company’s ability to actively solicit competing bids to acquire it. For a more complete description of the Board’s ability to respond to Acquisition Proposals, see the section below entitled “The Merger Agreement—Acquisition Proposals.”

•

Termination Fee. The Board considered the termination fee of $132,500,000 that could become payable to Allstate under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an alternative agreement with respect to a Company Superior Proposal, and concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring the Company.

•	Loss of Key Employees. The Board considered the risk that, despite retention efforts prior to consummation of the Merger, the Company may lose key employees.

•

Timing of Closing. The Board considered the amount of time it could take from the date of its deliberations and the Special Meeting to complete the transactions, including that an extended period of time may exacerbate the impact of other risks considered by the Board described in this section of the proxy statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to the Company’s stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s senior management and financial advisors and legal counsel. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Forward-Looking Statements.”

Projected Financial Information

The Company does not as a matter of course make public projections as to future revenues, earnings or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, prior to approval by the Board of the transaction and execution of the Merger Agreement, the Company provided, among other information, certain financial projections prepared by the Company’s management (the “Company Projections”) to the Board, and its advisors, including J.P. Morgan, in connection with their consideration and evaluation of the Merger. We have included a summary of the Company Projections in this proxy statement to give holders of shares of Common Stock access to this information, but not to influence their decision whether to vote for or against the adoption of the Merger Agreement or any other proposal at the special meeting. The inclusion of the summary of the Company Projections should not be regarded as an indication that the Company, the Board, any of their representatives or advisors, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the summary of the Company Projections should not be relied on as such.

Although presented with numerical specificity, the Company Projections reflect, and are based on, a variety of estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and beyond our control. As a result, there can be no assurance that the Company Projections will be realized or that actual results will not be significantly higher or lower than projected. The Company Projections are forward-looking statements and should be read with caution. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” on page 21 and the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and in the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2020, which are incorporated by reference in this proxy statement. Because the Company Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Projections will be achieved.

The Company Projections were not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance with respect thereto.

The Company Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the Company Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the Company Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Projections. By including the Company Projections in this proxy statement, neither the Company nor any other person (or their respective representatives) has made, or is making, any representation to any person regarding the information included in the Company Projections or the ultimate performance of the Company compared to the information contained in the Company Projections. The Company urges all Company stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

The following is a summary of the Company Projections:

Summary of the Company Projections

	2020E	2021E	2022E	2023E	2024E
Gross premiums written ($mm)	$5,310	$5,793	$6,397	$6,795	$6,930
Combined ratio (%)	89.6	91.5	91.2	91.2	91.2
Underwriting income ($mm)	$444	$395	$451	$474	$483
Operating Income ($mm)	$395	$363	$411	$438	$454
Diluted operating earnings per share ($)	$3.47	$3.20	$3.62	$3.85	$3.99

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the transaction. In connection with this engagement, the Board requested that J.P. Morgan deliver the opinion described below.

At the meeting of the Board on July 7, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Total Consideration to be paid to the holders of shares of Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 7, 2020 oral opinion by delivering its written opinion to the Board, dated July 7, 2020, that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the Total Consideration to be paid to the holders of shares of Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 7, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the transaction, was directed only to the Total Consideration to be paid in the Merger and did not address any other aspect of the transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Common Stock, or as to the underlying decision by the Company to engage in the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 6, 2020 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Common Stock and certain publicly-traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business (including the Company Projections); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities or conduct any actuarial analysis, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed, at the Board’s direction, that immediately following the receipt of the stockholder approval and immediately prior to the Effective Time, the Company will declare and pay the full amount of $2.50 of the Special Dividend to all the holders of the Common Stock as contemplated by the Merger Agreement and that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company or Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory, actuarial or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the transaction.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Total Consideration to be paid to the holders of shares of Common Stock in the transaction, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction, or any class of such persons relative to the Total Consideration to be paid to the holders of shares of Common Stock in the Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board.

J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management of the Company with respect to the Merger or the consideration to be paid in the transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on July 7, 2020 and in its presentation delivered to the Board on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples.

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly-traded companies engaged in businesses which J.P. Morgan, based on its experience, judged to be analogous to the Company. The companies selected by J.P. Morgan were:

•	The Allstate Corporation

•	Kemper Corporation (“Kemper”)

•	The Hanover Insurance Group, Inc. (“Hanover Insurance”)

•	Mercury General Corporation (“Mercury General”)

•	Horace Mann Educators Corporation (“Horace Mann”)

None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company: (a) the ratio of such company’s share price on July 6, 2020 to the equity research analyst estimate for such company’s 2021 earnings per share (“EPS”); (b) the ratio of such company’s share price on July 6, 2020 to its book value (“BV”) per share as publicly reported by each of the selected companies as of March 31, 2020, including accumulated other comprehensive income; and (c) the ratio of such company’s share price on July 6, 2020 to its tangible book value (“TBV”) per share as publicly reported by each of the selected companies as of March 31, 2020, including accumulated other comprehensive income.

J.P. Morgan’s analysis also considered the ratio of the price of a share of Common Stock on July 6, 2020 to (a) its estimated 2021 EPS of $3.20 based on the Company Projections and on the weighted average diluted shares outstanding provided by the Company’s management on July 6, 2020 (“the Company’s 2021E EPS”), (b) its BV per share of 1.05x, including accumulated other comprehensive income, as of March 31, 2020 and (c) its TBV per share of 1.38x, including accumulated other comprehensive income, as of March 31, 2020. The following table represents the results of this analysis:

Company	Price to 2021E	Price to 2020 BV	Price to 2020 TBV
The Company[1]	6.6x	1.05x	1.38x
Allstate	8.8x	1.37x	1.55x
Kemper	11.7x	1.26x	1.79x
Hanover Insurance	11.3x	1.37x	1.47x
Mercury General	11.7x	1.40x	1.45x
Horace Mann	13.2x	1.02x	1.20x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for the Company as follows:

Range
Price to 2021E EPS	6.6x – 13.2x	[1]
Price to 03/31/20 BV per share	1.02x – 1.40x
Price to 03/31/20 TBV per share	1.20x – 1.79x

After applying these ranges to the Company’s 2021E EPS of $3.20; the Company’s BV of $19.84 per share as of March 31, 2020; and the Company’s TBV of $15.11 per share as of March 31, 2020, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for the Common Stock, rounded to the nearest $0.01:

	Implied Per Share Equity Value
	Low	High
Price to 2021E EPS	$21.21	$42.10
Price to 03/31/2020 BV	$20.24	$27.73
Price to 03/31/2020 TBV	$18.15	$27.08

Selected Transactions Analysis.

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired business in the personal lines insurance industry that, for purposes of J.P. Morgan’s analysis and based on its experience and judgment, were considered similar to the Company’s business. Specifically, J.P. Morgan reviewed the following transactions involving companies in the personal lines insurance industry.

Announcement Date	Acquiror	Target	Price to LTM EPS		Price to BV1	Price to TBV[1]
04/02/2019	American Family Insurance	IDS Property Casualty Insurance Company	—		1.31x	—

02/13/2018	Kemper Corporation	Infinity Property and Casualty Corporation	—	[2]	1.95x	2.18x

Announcement Date	Acquiror	Target	Price to LTM EPS	Price to BV1	Price to TBV[1]
06/24/2016	National General Holdings Corp.	Direct General Corporation	—	0.96x	—

12/16/2014	The Progressive Corporation	American Strategic Insurance Corp.	8.9x	—	2.60x

06/10/2013	The Travelers Companies, Inc.	The Dominion of Canada General Insurance Company	21.9x	1.27x	—

09/25/2012	American Family Insurance	Permanent General Companies	—	1.77x	—

05/02/2012	Intact Financial Corporation	JEVCO Insurance Company	13.2x	1.30x	—

05/31/2011	Intact Financial Corporation	Axa Canada Inc.	11.6x	1.80x	—

02/02/2010	Tower Group, Inc.	One Beacon Insurance Group, Ltd. (Personal Lines Division)	—	1.04x	—

04/16/2009	Farmers Insurance Group	21st Century Insurance	—	0.85x	1.00x

03/01/2007	Farmers Insurance Group	Bristol West Insurance Group	16.4x	1.86x	2.63x

[1]	Based on reported aggregate purchase price and book value multiples (including accumulated other comprehensive income) where available.
[2]	Excluded due to catastrophe losses related to hurricanes Harvey and Irma in LTM period.

None of the selected transactions reviewed was identical to the transaction. Certain of these transactions may have characteristics that are materially different from those of the transaction. However, the transactions selected were chosen because the participants in, and certain other aspects of, the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the transaction.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the deal value to the applicable target company’s: (a) estimated EPS for the four quarter period ended with the last quarter ended prior to the announcement of the applicable transaction (“LTM EPS”); (b) BV, including accumulated other comprehensive income; and (c) TBV, including accumulated other comprehensive income. Based on the results of this analysis, J.P. Morgan selected multiple reference ranges for the Company as follows:

Range
Deal Value to LTM EPS	8.9x – 21.9x	[1]
Deal Value to BV	0.85x – 1.95x
Deal Value to TBV	1.00x – 2.63x

[1]	Excludes Kemper / Infinity transaction due to catastrophe losses related to hurricanes Harvey and Irma in LTM period.

After applying these ranges to the Company’s reported operating EPS for the twelve-month period ending March 31, 2020 of $2.89 based on shares outstanding provided by the Company’s management, the Company’s BV of $19.84 per share of Common Stock as of March 31, 2020 based on shares outstanding provided by the Company’s management, and the Company’s TBV of $15.11 per share of Common Stock based on shares outstanding provided by the Company’s management, this analysis indicated the following implied equity value per share ranges for the Common Stock, rounded to the nearest $0.01:

	Implied Per Share Equity Value
	Low		High
Deal Value to LTM EPS	$25.60	[1]	$63.37	[1]
Deal Value to BV	$16.86		$38.64
Deal Value to TBV	$15.11		$39.77

[1]	Excludes Kemper / Infinity transaction due to catastrophe losses related to hurricanes Harvey and Irma in LTM period.

Dividend Discount Analysis.

J.P. Morgan conducted a dividend discount analysis to determine a range of equity values for the Common Stock based on fully diluted shares outstanding provided by the Company’s management on July 6, 2020, assuming the Company continued to operate as a standalone entity. The range was determined by adding the present value of an estimated future dividend stream for the Company over a five-year period from 2020 through 2024, using the Company Projections and the present value of an estimated terminal value of the shares at the end of 2024. J.P. Morgan used the perpetuity growth method to calculate a terminal growth rate of 1.50% – 2.50% (among other terminal year assumptions). In performing its analysis, J.P. Morgan assumed a cost of equity range of 10.75%—11.75%, which range was chosen by J.P. Morgan taking into account macroeconomic assumptions, estimates of risk, the Company’s capital structure and other factors that J.P. Morgan considered to be appropriate in its professional judgment.

This analysis implied an equity value per share of Common Stock of $26.84 to $32.73 as of March 31, 2020 based on fully diluted shares outstanding provided by the Company’s management on July 6, 2020.

Other Information.

Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the Common Stock for the period ending on the last undisturbed trading day prior to the announcement of the Merger, which was $11.82 to $25.39 per share of Common Stock, and compared that to (i) the closing price of the Common Stock on the last undisturbed trading day prior to the announcement of the Merger and (ii) the Total Consideration.

Analysts Price Targets. J.P. Morgan reviewed the price targets of public equity research analysts for the Company, which provided a reference of $18.00 to $30.00 per share of Common Stock, with a median price target of $27.50 per share of Common Stock, as of July 6, 2020, and compared that to (i) the closing price of the Common Stock on the last undisturbed trading day prior to the announcement of the Merger and (ii) the Total Consideration.

J.P. Morgan noted in its presentation to the Board that the historical stock trading range analyses and analyst price targets noted above were presented merely for reference purposes only and were not relied upon for valuation purposes.

Miscellaneous.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

J.P. Morgan received a fee from the Company of $3 million in connection with the delivery of its opinion. The Company has agreed to pay J.P. Morgan a transaction fee that is estimated, based on the information available as of the date of announcement, to be up to approximately $34 million, against which the opinion fee will be credited, upon the consummation of the transaction. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company and Allstate, and are currently providing services to Allstate unrelated to the Merger, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s credit facility which closed in February 2019, joint lead bookrunner on the Company’s offering of equity securities which closed in November 2018 and as joint bookrunner on Allstate’s offerings of preferred stock and debt securities which closed in November, August and June 2019, respectively. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and Allstate, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Allstate. During the two year period preceding the delivery of its opinion, the aggregate fees received by J.P. Morgan from the Company were not in excess of

$5.1 million and the aggregate fees received by J.P. Morgan from Allstate were not in excess of $16.5 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Allstate for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or financial instruments.

Financing and Financing Assistance

The Merger is not conditioned upon the receipt of financing by Parent or Merger Sub. Parent and Merger Sub have represented in the Merger Agreement that they will have sufficient funds to pay or cause to be paid all amounts required to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, including the aggregate Merger Consideration. The Company has agreed to cooperate with Parent and provide information reasonably requested by Parent that is necessary and customary in connection with the arrangement of any financing to be obtained to fund the Merger Consideration or any other fees or expenses related to the Merger.

See the section entitled “The Merger Agreement—Financing and Financing Assistance.”

Interests of Certain of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote “FOR” adoption of the Merger Agreement, you should be aware that certain of the directors and executive officers have potential interests in the Merger that may be different from or in addition to your interests generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that you vote “FOR” adoption of the Merger Agreement. See the section entitled “Proposal 1: The Merger—Background of the Merger” and the section entitled “Proposal 1: The Merger—Recommendations of the Board and Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Directors and Executive Officers

The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. Barry Karfunkel and Robert Karfunkel are brothers and Barry Zyskind is Barry Karfunkel and Robert Karfunkel’s brother-in-law. There are no other family relationships among the Company’s directors or executive officers.

Name	Age	Positions
Donald T. DeCarlo	82	Director
Patrick Fallon	75	Director
John Marshaleck	69	Director
John D. Nichols, Jr.	60	Director
Barbara Paris, M.D.	69	Director
Barry Karfunkel	40	Director, Chief Executive Officer and Co-Chairman of the Board
Robert Karfunkel	36	Director, President and Co-Chairman of the Board
Barry Zyskind	48	Director
Lawrence Moloney	58	Senior Vice President and Chief Accounting Officer
Peter Rendall	48	Executive Vice President, Chief Operating Officer
Michael Weiner	48	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey Weissmann	42	Executive Vice President, General Counsel and Secretary

Like all other holders of shares of Common Stock, our directors and executive officers will be entitled to receive the Merger Consideration and the Special Dividend for each of their shares of Common Stock, if any, and each of their outstanding Company equity awards will receive the treatment described below upon the completion of the Merger. The treatment described below will apply to all holders of RSU and Stock Option awards, including our executive officers and non-employee directors.

Treatment of Company Equity Awards

Stock Options. At the Effective Time, each Stock Option, regardless of whether vested or unvested, will be canceled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Stock Option on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration minus the exercise price per share of Common Stock underlying such Stock Option multiplied by (b) the number of shares of Common Stock underlying such Stock Option.

Restricted Stock Units. At the Effective Time, each RSU which was granted prior to July 7, 2020, regardless of whether vested or unvested, will automatically be cancelled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled RSU on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration multiplied by (b) the number of shares of Common Stock underlying such RSU.

Each unvested RSU, if any, granted following July 7, 2020 in accordance with the terms of the Merger Agreement pursuant to the 2019 Plan (other than any RSU granted to a non-employee member of the Board) that is outstanding as of the Effective Time will become an Assumed RSU and converted automatically into an Adjusted RSU Award with respect to a number of shares of the common stock of Parent equal to the product obtained by multiplying (a) the total number of shares of Common Stock subject to the Assumed RSU immediately prior to the Effective Time by (b) the quotient (rounded to four (4) decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the NYSE for the thirty (30) trading days ending with the trading day immediately preceding the date of the Closing. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed RSU under the applicable Company equity incentive plan and grant agreement, including vesting, settlement and acceleration. In accordance with the terms of the Company equity plan, if an involuntary termination of service of an Adjusted RSU Award holder occurs at any time following the Merger, other than for cause, the Adjusted RSU Award will become fully vested and will be settled within sixty (60) days of such termination.

For an estimate of the amounts that would become payable to each of our named executive officers in payment for his or her outstanding shares of Common Stock held directly and indirectly and in settlement of his outstanding equity awards, see the section entitled “—Summary of Equity and Equity Compensation held by National General Named Executive Officers.” Assuming the Effective Time is January 31, 2021, provided that the Effective Time could be earlier or later, based on the number of equity awards outstanding as of August 3, 2020 and the Total Consideration of $34.50 per share of Common Stock, we estimate the amount that would become payable to Lawrence Moloney, our only executive officer that is not a named executive officer of the Company in 2020, in payment for his outstanding shares of Common Stock held directly and indirectly and in settlement of his outstanding equity awards (including any related dividend equivalents, such as the Special Dividend, RSUs and Stock Options, and less, for Stock Options, the exercise price) as set forth below. Depending on when the Merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the Merger:

Name	Shares of Common Stock (#)	Value of Shares ($)	RSUs(1) (#)	Value of RSUs ($)	Total Value ($)
Lawrence Moloney	1,495	51,577	4,461	153,905	205,482

(1)	Amounts in this column reflect unvested and outstanding RSUs granted to Mr. Moloney vesting over the three year period following the date of grant.

The amount payable in respect of Mr. Moloney does not reflect certain compensation actions that may occur before the Effective Time, including the grant of any additional equity awards as permitted by the Merger Agreement.

Assuming the Effective Time is January 31, 2021, provided that the Effective Time could be earlier or later, based on the number of equity awards outstanding as of August 3, 2020 and the Total Consideration of $34.50 per share of Common Stock, we estimate the amount that would become payable to each of the Company’s five non-employee directors in payment for their outstanding shares of Common Stock held directly and indirectly and in settlement of their outstanding equity awards (including any related dividend equivalents, such as the Special Dividend, RSUs and Stock Options, and less, for Stock Options, the exercise price) as follows:

Name	Shares of Common Stock (#)	Value of Shares ($)	Stock Options(1) (#)	Value of Stock Options ($)	RSUs(2) (#)	Value of RSUs ($)	Total Value ($)
Donald DeCarlo	7,000	241,500	10,000	194,400	1,500	51,750	487,650
Patrick Fallon	7,000	241,500	10,000	194,400	1,500	51,750	487,650
John Marshaleck	9,500	327,750	—	—	1,500	51,750	379,500
Jay Nichols	27,500	948,750	—	—	1,500	51,750	1,000,500
Barbara Paris	7,000	241,500	10,000	194,400	1,500	51,750	487,650

(1)	Amounts in this column reflect: vested options, as all Stock Options are vested.
(2)	Amounts in this column reflect: unvested and outstanding RSUs granted to our non-employee directors cliff vesting one year from the date of grant.

Potential Payments to Executive Officers upon Termination in Connection with a Change in Control

We are party to an employment agreement with Mr. Weiner that entitles Mr. Weiner to twelve (12) months of base salary continuation upon a termination by the Company without cause or a resignation by Mr. Weiner for “good reason”, as defined in his employment agreement. Notwithstanding the foregoing, the obligation to pay full severance will terminate upon the parties’ mutual agreement to waive enforcement of the non-compete provision or upon Mr. Weiner’s commencement of new or alternative employment (including consulting arrangements), and the remaining severance obligation will be reduced by the base salary received from such new or alternative employment or consulting arrangement. Other than for Mr. Weiner’s employment agreement and the retention programs that will be established by Allstate, as described below, the only potential payments to our named executive officers in the event of a change of control are the accelerated vesting of equity awards granted pursuant to the terms of our NGHC 2013 Equity Incentive Plan (the “2013 Plan”) and 2019 Plan, as described above under the section entitled “—Treatment of Company Equity Awards”.

New Management Arrangements

As of the date of this proxy statement, only Mr. Weiner has entered into an employment agreement with the Company and Allstate has not requested or initiated entering into any additional employment agreements. The Merger is not conditioned upon any executive officer or director of the Company entering into any such agreement.

Allstate will establish the following retention bonus programs in connection with the Merger:

Retention Bonus Pool

In connection with the Merger, Allstate will establish a retention program of equity based awards with an aggregate grant date fair value of $21 million, which will be subject to performance goals with 30% vesting after two years and 70% vesting on the third anniversary of the Effective Date, to assist in retaining key employees in the period through and after the Merger. Executive officers may receive retention bonus awards under such programs, although the extent and recipients of such awards have not yet been determined.

Cash Transaction Bonus Program

Parent will establish a cash transaction bonus program for our chief financial officer and our general counsel, providing for the payment to each executive of a one-time bonus equal to $4.5 million, payable on the six (6) month anniversary of the Effective Time, subject to continued employment on such date, unless earlier terminated without cause or upon a resignation for good reason (each as will be defined in the applicable agreement). As a condition to receipt, each executive will be subject to a twelve (12) month post-termination non-compete and non-solicit and will waive all other severance entitlements.

Summary of Equity and Equity Compensation held by National General Named Executive Officers

The table below sets forth the estimated value of shares and equity compensation awards held as of August 3, 2020, by named executive officers of National General assuming an Effective Time of January 31, 2021, provided that the Effective Time could be earlier or later, based on the number of equity awards outstanding as of August 3, 2020 and the Total Consideration of $34.50 per Common Share (including any related dividend equivalents, such as the special dividend, RSUs and Stock Options, and less, for Stock Options, the exercise price). Depending on when the Merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the Merger.

Name	Shares of Common Stock (#)(1)	Value of Shares ($)	Stock Options(2) (#)	Value of Stock Options ($)	RSUs(3) (#)	Value of RSUs ($)	Total Value ($)
Barry Karfunkel	543,481	18,750,094	743,500	17,844,000	246,239	8,495,246	45,089,340
Michael Weiner	129,948	4,483,206	520,450	12,490,800	95,690	3,301,305	20,275,311
Robert Karfunkel	466,759	16,103,185	743,500	17,844,000	195,337	6,739,127	40,686,312
Jeffrey Weissmann	54,934	1,895,223	320,103	8,375,409	93,981	3,242,356	13,512,988
Peter Rendall	14,732	508,254	—	—	83,546	2,882,337	3,390,591

(1)

For Barry Karfunkel and Robert Karfunkel, shares of common stock include 320,000 shares held in trusts of which their respective spouses serve as trustee; for Mr. Weissmann, shares of common stock include 4,600 shares held indirectly as Uniform Transfers to Minors Act custodian for custodial accounts for his children.

(2)	Amounts in this column reflect: vested options, as all Stock Options are vested.
(3)	Amounts in this column reflect unvested and outstanding RSUs granted to our named executive officers vesting over the three (3) year period following the date of grant.

Future National General Equity Grants

If the Merger occurs after December 31, 2020, National General may grant equity awards in the form of RSUs prior to the Merger with an aggregate grant date fair value of up to $11.57 million, in the ordinary course of business consistent with past practice in connection with, and in accordance with, the terms of, National General’s annual bonus program. Such awards may include awards to executive officers, although whether such awards will be made and the extent of such awards has not yet been determined. It is anticipated that any such awards will be subject to pro rata vesting and settlement on each of the first three (3) anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date, and will not include any of the retirement related vesting entitlements included in prior National General awards. If granted, any such RSUs will be assumed by Allstate and become RSUs relating to a number of shares of common stock of Allstate. If such assumed RSU holder’s service with the combined companies is terminated involuntarily at any time following the Merger, other than for cause, the assumed RSUs will become fully vested and will be settled within sixty (60) days of such termination.

Retention Bonus Pool

Please refer to the retention bonus pool disclosure on page 63 of this proxy statement.

Cash Transaction Bonus Pool

Please refer to the cash transaction bonus pool disclosure on page 63 of this proxy statement.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, National General’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation following the combination. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 86.

Potential Change-in-Control Payments to Executive Officers Other than Named Executive Officers

The following table shows the estimated amounts that each executive officer other than the named executive officers would receive in connection with the Merger, assuming the Effective Time occurs on January 31, 2021, provided that such event could occur earlier or later and assuming the executive experiences a qualifying termination immediately following the Merger. These estimated amounts are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by an executive officer in connection with the Merger may differ from the amounts set forth below.

Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Other(5) ($)	Total ($)
Lawrence Moloney	—	153,905	—	—	—	153,905

(1)	Cash. Mr. Moloney is not entitled to any cash severance.
(2)

Equity. The amounts in this column represent the aggregate value of the RSUs, which will be accelerated and cashed out if the Merger Agreement is approved. The amounts in this column are “single trigger” in nature, which means that payment of these amounts are not conditioned upon a qualifying termination of employment in connection with the transaction.

(3)	Perquisites/Benefits. Mr. Moloney is not entitled to any perquisites.
(4)	Tax Reimbursements. Mr. Moloney is not entitled to any tax reimbursements.
(5)	Other. Mr. Moloney may participate in a retention program established by Allstate, but such amounts to be paid under the retention program have yet to be determined.

Golden Parachute Compensation

The following tables show the estimated amounts that each named executive officer would receive in connection with the Merger, assuming the Effective Time occurs on January 31, 2021, provided that such event could occur earlier or later, and that the named executive officer experiences a qualifying termination of employment immediately following the consummation of the Merger. These estimated amounts are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For additional details regarding the terms of the payments quantified below, see the section of this proxy statement entitled “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger” beginning on page 60.

The table below, along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to the Company’s named executive officers (as identified by the Company in its most recent annual proxy statement) and covers arrangement and understandings between both the Company and its named executive officers and between Allstate and the Company’s named executive officers. The retention awards payable by Allstate to each of Messrs. Weiner and Weissmann are not subject to the Company’s non-binding, advisory vote relating to the Transaction-Related Named Executive Officer Compensation.

Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Other(5)(6) ($)	Total ($)
Barry Karfunkel	—	8,495,246	—	—	—	8,495,246
Michael Weiner	600,000	3,301,305	—	—	4,500,000	8,401,305
Robert Karfunkel	—	6,739,127	—	—	—	6,739,127
Jeffrey Weissmann	—	3,242,356	—	—	4,500,000	7,742,356
Peter Rendall	—	2,882,337	—	—	—	2,882,337

(1)

Cash. This column includes the value of the cash severance payments payable to Mr. Weiner pursuant to his employment agreement upon a qualifying termination of employment, equal to continued payment of his base salary for a twelve (12) month period following any such qualifying termination of employment (or $600,000). Pursuant to Mr. Weiner’s employment agreement, he would be entitled to the same severance benefits upon a qualifying termination of employment that occurs other than in connection with the transaction. As noted below, Mr. Weiner must forfeit his right to any severance benefits under his employment agreement as a condition to receipt of the proposed transaction bonus from Allstate. The amount reported in this column is “double trigger” in nature, meaning it is contingent on a qualifying termination of employment following the consummation of the Merger.

(2)

Equity. As described in more detail above under “—Treatment of Company Equity Awards”, the amounts in this column represent the aggregate value of the RSUs, which will be accelerated and cashed out if the Merger Agreement is approved. The amounts in this column are “single trigger” in nature, which means that payment of these amounts are automatic as a result of the consummation of the Merger.

(3)	Perquisites/Benefits. None of the Company’s named executive officers are entitled to any payments in respect of any perquisites or personal benefits, including any welfare benefit premiums.
(4)	Tax Reimbursements. None of the Company’s named executive officers are entitled to any tax reimbursements.
(5)

Other. Messrs. Weiner and Weissmann will receive transaction bonuses on the six month anniversary of closing, subject to continued employment through the payment date, except where the participant is terminated without “cause” or resigns promptly following either a relocation of more than fifty (50) miles or a 10% or greater salary reduction. As a condition to participation in the bonus program, participants will be required to (i) commit to a twelve (12) month post-termination non-compete and non-solicit, and (ii) waive any right to severance upon a termination of employment under any other plan or employment agreement. The amounts reported in this column are “double trigger” in nature, meaning they are contingent on a qualifying termination of employment following the consummation of the Merger. As a condition to the receipt of such transaction bonus, Mr. Weiner must forfeit his right to the $600,000 cash payment for severance described above.
(6)	As of the filing of this proxy statement, no other retention bonuses have been allocated to the named executive officers pursuant to the retention program that will be established by Allstate.

The table below, along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation arrangements between the Company’s named executive officers (as identified by the Company in its most recent annual proxy statement) and the Company and sets forth the compensation payable to the Company’s named executive officers. This compensation, also referred to in this proxy statement as the Transaction-Related Named Executive Officer Compensation, is subject to a vote of the Company’s stockholders on an advisory non-binding basis.

Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Other ($)	Total ($)
Barry Karfunkel	—	8,495,246	—	—	—	8,495,246
Michael Weiner	600,000	3,301,305	—	—	—	3,901,305
Robert Karfunkel	—	6,739,127	—	—	—	6,739,127
Jeffrey Weissmann	—	3,242,356	—	—	—	3,242,356
Peter Rendall	—	2,882,337	—	—	—	2,882,337

(1)

Cash. This column includes the value of the cash severance payments payable to Mr. Weiner pursuant to his employment agreement upon a qualifying termination of employment, equal to continued payment of his base salary for a twelve (12) month period following any such qualifying termination of employment (or $600,000). Pursuant to Mr. Weiner’s employment agreement, he would be entitled to the same severance benefits upon a qualifying termination of employment that occurs other than in connection with the transaction. As noted below, Mr. Weiner must forfeit his right to any severance benefits under his employment agreement as a condition to receipt of the proposed transaction bonus from Allstate. The amount reported in this column is “double trigger” in nature, meaning it is contingent on a qualifying termination of employment following the consummation of the Merger.

(2)

Equity. As described in more detail above under “—Treatment of Company Equity Awards”, the amounts in this column represent the aggregate value of the RSUs, which will be accelerated and cashed out if the Merger Agreement is approved. The amounts in this column are “single trigger” in nature, which means that payment of these amounts are automatic as a result of the consummation of the Merger.

(3)	Perquisites/Benefits. None of the Company’s named executive officers are entitled to any payments in respect of any perquisites or personal benefits, including any welfare benefit premiums.
(4)	Tax Reimbursements. None of the Company’s named executive officers are entitled to any tax reimbursements.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend

The following is a discussion of the material U.S. federal income tax consequences of the Merger and the Special Dividend to holders of shares of Common Stock who receive the Special Dividend and whose shares of Common Stock are exchanged for the Merger Consideration pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the Medicare tax on certain net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge. No ruling will be sought from the IRS with respect to the Merger or the Special Dividend.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, holders subject to the special rules on applicable financial statements under Section 451 of the Code, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights in connection with the Merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Common Stock, you should consult your tax advisor.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger and the Special Dividend, including the applicability and effect of the alternative minimum tax, the Medicare tax on certain net investment income and any other U.S. federal, or state, local, foreign or other tax laws.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of the Merger Consideration by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the Merger Consideration in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in the shares of Common Stock generally will equal the holder’s purchase price for such shares, as adjusted to take into account stock dividends, stock splits, distributions not treated as a dividend or similar transactions.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Common Stock.

The Special Dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Such dividends are generally taxed at ordinary income tax rates; provided, however, that for a non-corporate U.S. holder, the amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced rate of taxation applicable to “qualified dividends,” so long as certain holding period and other requirements are satisfied. To the extent that the Special Dividend qualifies for such reduced rate of taxation and constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of a holder’s tax basis in its stock), any loss on the sale or exchange of such stock by a non-corporate U.S. holder, to the extent of such extraordinary dividend, will be treated as long-term capital loss.

For a corporate U.S. holder, the amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such holder meets certain holding period and other applicable requirements. In addition, if (i) a corporate U.S. holder is allowed a dividends-received deduction with respect to the Special Dividend, (ii) such corporate U.S. holder held its shares of Common Stock for two years or less, and (iii) such Special Dividend constitutes an extraordinary dividend, then such corporate U.S. holder’s tax basis in its shares of Common Stock will be reduced (but not below zero) by the nontaxed portion of the Special Dividend and, if the nontaxed portion of such dividend exceeds such tax basis, such excess will be treated as gain from the sale or exchange of such holder’s shares of Common Stock.

To the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce the U.S. holder’s basis in shares of Common Stock, but not below zero, and then will be treated as gain from the sale of the U.S. holder’s Common Stock.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. You are a “non-U.S. holder” if you are neither a U.S. holder nor a partnership. Also, you are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of the Special Dividend or Merger, in which case you should consult your tax advisor regarding the U.S. federal income tax consequences of the Special Dividend or Merger.

The amount of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty (except as described in the immediately succeeding paragraph). To obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed applicable IRS Form W-8 certifying such non-U.S. holder’s entitlement to benefits under a treaty. A non-U.S. holder will generally not be subject to tax on any gain recognized with respect to its shares of Common Stock either on account of the Special Dividend or pursuant to the Merger (except as described in the immediately succeeding paragraph).

If the Special Dividend or any gain realized by a non-U.S. holder pursuant to the Merger is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States, the Special Dividend and any gain realized by a non-U.S. holder pursuant to the Merger generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. holder. In this case, with respect to the Special Dividend, a non-U.S. holder will be exempt from the withholding tax discussed above, although such holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. A non-U.S. holder should consult its tax advisor with respect to other U.S. federal income tax consequences of the Special Dividend and the Merger, including the possible imposition of a branch profits tax at a rate of 30% (or lower treaty rate) if such U.S. holder is a corporation.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance promulgated thereunder, commonly known as “FATCA”, “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them, unless an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Recently promulgated proposed U.S. Treasury Regulations eliminate withholding on payments of gross proceeds of dispositions of shares of Common Stock, and taxpayers may generally rely on the proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return. You should consult your tax advisor regarding the effects of FATCA on your receipt of the Special Dividend and the Merger Consideration.

Information Reporting and Backup Withholding

Payments of the Special Dividend and payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding. Non-U.S. holders are generally exempt from backup withholding and should establish their exemption by certifying as to their non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Each of the parties has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities, (b) making all necessary registrations, filings and notifications and (c) taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity.

Such obligations will not require the Company, its subsidiaries, Parent, Merger Sub or any other subsidiary of Parent to take, or refrain from taking, or offer or commit or consent to take or refrain from taking, any action, which individually or together with any other such action, would or would reasonably be expected to be a Materially Burdensome Condition.

HSR Clearance

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been submitted to the Antitrust Division and the FTC and the applicable statutory waiting period has expired or been terminated. The Company and Parent filed their respective HSR Act notifications on July 29, 2020.

Insurance Approvals

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile, as well as the state where an insurance company is deemed to be commercially domiciled. In addition, many U.S. state insurance laws require prior notification to state insurance departments of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior notification statutes do not authorize the state insurance departments to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying a license to do business in the affected state, if particular conditions exist, such as substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the Merger or the changes in control of various subsidiaries of the Company that may be deemed to occur as a result of the Merger have been or will be filed, pursuant to the Merger Agreement, with various U.S. state regulatory authorities, including the Alabama Department of Insurance, California Department of Insurance, Florida Office of Insurance Regulation, Illinois Department of Insurance, Indiana Department of Insurance, Michigan Department of Insurance and Financial Services, Mississippi Insurance Department, Missouri Department of Insurance, Financial Institutions and Professional Registration, New Jersey Department of Banking and Insurance, New York State Department of Financial Services, North Carolina Department of Insurance, South Carolina Department of Insurance and Texas Department of Insurance, Louisiana Department of Insurance, Maryland Insurance Administration, New Hampshire Insurance Department and New Mexico Department of Insurance.

Filings and applications for approvals or non-objections have been or will be filed with the Bermuda Monetary Authority.

Although the Company and Parent do not expect these regulatory authorities to raise any significant concerns in connection with their review of the Merger, there is no assurance that the Company and Parent will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, condition, limitation or requirement that would trigger a Materially Burdensome Condition, which, in such case, would permit the Company, Parent or Merger Sub to refuse to close the transactions contemplated by the Merger Agreement and consummate the Merger.

Other than the approvals and notifications described above, the Company, Parent and Merger Sub are not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

Regulatory authorities may impose conditions on the completion of the Merger. While Parent is required in accordance with the Merger Agreement to use reasonable best efforts to procure approvals from regulatory authorities, such efforts are subject to the limitations described above and there can be no assurance that the Merger will be completed in the expected timeframe, or at all.

Delisting and Deregistration of Common Stock

If the Merger is completed, all shares of Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

If the Merger is completed, our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will remain listed on Nasdaq and registered under the Exchange Act unless, following the Merger, Allstate determines to delist and, subject to applicable legal requirements, deregister such shares.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about the Company or to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Merger Agreement contains representations and warranties by and covenants of the Company, Parent and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications and other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or being made for other purposes, and may be subject to contractual standards of materiality or Company Material Adverse Effect (as defined below) applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after July 7, 2020, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures elsewhere in this proxy statement and in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation (the “Surviving Corporation”) in the Merger and will continue its corporate existence as a Delaware corporation and a subsidiary of Parent. The certificate of incorporation of the Company that is in effect immediately before the Effective Time will remain the certificate of incorporation of the Surviving Corporation. The bylaws of Merger Sub that are in effect immediately before the Effective Time will become the bylaws of the Surviving Corporation (except that all references in the bylaws of Merger Sub to its name shall instead refer to the name of the Surviving Corporation).

The individuals holding positions as directors and officers of Merger Sub at the Effective Time will become the initial directors and officers of the Surviving Corporation.

When the Merger Becomes Effective

The Closing will take place by the exchange of documents by facsimile, PDF or other electronic means, at 10:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the third business day on which the last of the conditions set forth in the Merger Agreement has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions), unless otherwise mutually agreed in writing between the parties (the date on which the Closing actually occurs is referred to herein as the “Closing Date”). For purposes of the Merger Agreement, “business day” refers to any day, except Saturday or Sunday, or a day on which banks in New York City, New York or Chicago, Illinois are authorized by law or executed order to be closed.

On the Closing Date, the Company and Merger Sub will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the Merger in early 2021. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described below and include stockholder approval of the adoption of the Merger Agreement and various regulatory clearances and approvals, and it is possible that the Merger will be completed at an earlier time, not be completed until a later time, or not completed at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. After obtaining stockholder approval of the adoption of the Merger Agreement, the Board will not have the right to terminate the Merger Agreement in order to accept any alternative acquisition proposal. We expect to complete the Merger promptly following the receipt of all required approvals.

Certain Effects of the Merger

At the Effective Time, (a) each issued and outstanding share of Merger Sub, par value $0.01 per share, will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, (b) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Parent, Merger Sub, the Company or their respective subsidiaries and (ii) Appraisal Shares) will be converted into the right to receive the Merger Consideration, (c) each share of Common Stock and each share of Preferred Stock owned by Parent, Merger Sub, the Company and their respective subsidiaries will be cancelled and will cease to exist and no consideration will be paid or delivered in exchange therefor and (d) each issued and outstanding share of Preferred Stock (other than shares of Series D Preferred Stock that are Appraisal Shares), unless, in the case of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, otherwise redeemed in accordance with its terms, will remain issued and outstanding.

Treatment of Company Equity Awards

Stock Options. At the Effective Time, each outstanding Stock Option, regardless of whether vested or unvested, will be canceled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Stock Option on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (a) the Total Consideration minus the exercise price per share of Common Stock underlying such Stock Option multiplied by (b) the number of shares of Common Stock underlying such Stock Option.

Restricted Stock Units. At the Effective Time, each RSU which was granted prior to July 7, 2020, regardless of whether vested or unvested, will automatically be cancelled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled RSU on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (i) the Total Consideration multiplied by (ii) the number of shares of Common Stock underlying such RSU.

Each unvested RSU, if any, granted following July 7, 2020 in accordance with the terms of the Merger Agreement pursuant to the 2019 Plan (other than any RSU granted to a non-employee member of the Board) that is outstanding as of the Effective Time will become an Assumed RSU and converted automatically into an Adjusted RSU Award with respect to a number of shares of the common stock of Parent equal to the product obtained by multiplying (a) the total number of shares of Common Stock subject to the Assumed RSU immediately prior to the Effective Time by (b) the quotient (rounded to four (4) decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the NYSE for the thirty (30) trading days ending with the trading day immediately preceding the date of the Closing. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed RSU under the applicable Company equity incentive plan, including vesting, settlement and acceleration.

Payment for Common Stock in the Merger

At the Effective Time, Parent will provide or will cause to be provided to a paying agent all of the cash necessary to pay the aggregate Merger Consideration. Parent will instruct the paying agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a share of Common Stock converted into the right to receive the Merger Consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of the certificates representing shares of Common Stock in exchange for payment of the Merger Consideration. Upon surrender of certificates to the paying agent together with such letter of transmittal, duly executed and completed in accordance with the instructions, and such other documents as may be reasonably required by the paying agent, the holder of such certificates will be entitled to receive Merger Consideration for each share of Common Stock previously represented by such certificates. No holder of shares of Common Stock in book-entry form will be required to deliver a certificate or any letter of transmittal to the paying agent to receive the Merger Consideration and in lieu thereof, each such registered holder of one or more book-entry shares of Common Stock shall automatically upon receipt by the paying agent of any customary transmission or materials required by the paying agent be entitled to receive the applicable Merger Consideration such holder is entitled to receive in respect of such shares.

Special Dividend

In addition to the Merger Consideration, the Company will declare and, immediately prior to the Effective Time, pay a special dividend in cash. The Special Dividend will equal $2.50 per share of Common Stock unless the Company’s retained earnings per share of Common Stock for the period January 1, 2020 to the business day prior to the closing of the Merger, calculated and subject to such adjustments as provided in the Merger Agreement, including calculated without giving effect to any releases of reserves other than releases resulting from the payment of claims by insurers or otherwise in the ordinary course of business consistent with past practice in an amount not to exceed $30,000,000, and adding back the amount of certain transaction expenses not to exceed $50,000,000, is less than $1.00 per share of Common Stock, in which case the Special Dividend will equal $1.50 per share of Common Stock plus, if positive, the amount of retained earnings per share of Common Stock for such period. For illustrative purposes only, retained earnings per share of Common Stock for the period January 1, 2020 to June  30, 2020 was $2.10 per share of Common Stock. Payment of the Special Dividend is conditioned on the Closing occurring.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, subject to certain exceptions in the Merger Agreement, in the Company’s disclosure letter delivered in connection with the Merger Agreement and in the Company’s public filings since December 31, 2017, as to, among other things:

•	organization, standing and power and subsidiaries;

•	capital stock;

•	authority;

•	no conflict, consents and approvals;

•	SEC reports and financial statements;

•	no undisclosed liabilities;

•	information supplied;

•	absence of certain changes or events;

•	litigation;

•	compliance with laws and permits;

•	benefit plans;

•	labor matters;

•	environmental matters;

•	taxes;

•	contracts;

•	company reinsurance agreements;

•	properties;

•	intellectual property and software;

•	insurance matters;

•	reserves;

•	affiliate transactions;

•	brokers;

•	takeover statutes;

•	fairness opinion; and

•	investments.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the Merger Agreement and Parent’s disclosure letter delivered in connection with the Merger Agreement and in Parent’s public filings, as to, among other things:

•	organization, standing and power;

•	authority;

•	no conflict, consents and approvals;

•	information supplied;

•	litigation;

•	ownership of Company shares;

•	ownership and operations of Merger Sub;

•	sufficient funds; and

•	brokers.

Some of the Company’s representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” qualification, as discussed below.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries (collectively, the “Acquired Companies”), taken as a whole. However, none of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences will be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Company Material Adverse Effect:

•	changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit, or securities markets in the United States or elsewhere in the world;

•	changes in or conditions generally affecting the industries in which the Acquired Companies operate;

•

resulting from or arising out of the announcement of, or taking any action expressly required by the Merger Agreement or the transactions contemplated thereby (provided, if any of the foregoing results in a breach of the Company’s representations with respect to authority, no conflicts and consents and approvals, the effects that result from or arise out of such breach will not be disregarded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

•	resulting from or arising out of any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested;

•

resulting from or arising out of change in law, GAAP or the statutory accounting practices prescribed or permitted by the applicable insurance regulator of the jurisdiction in which certain subsidiaries of the Company are domiciled or commercially domiciled (“SAP”), or accounting standards or interpretations thereof after July 7, 2020;

•	resulting from or arising out of any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics;

•	resulting from or arising out of weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•

resulting from or arising out of any action initiated or threatened on or after July 7, 2020 by any stockholders of the Company against the Company, any of its affiliates or any of their respective directors or officers arising out of the Merger Agreement or the transactions contemplated thereby; or

•

resulting from or arising out of any change in the price or trading volume of any securities of the Company, in the Company’s credit rating, financial strength rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet any projections or forecasts (provided that the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure will not be excluded and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect).

However, in the case of the first, second, fifth, sixth and seventh bullet points above, any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to therein will not be excluded, and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect to the extent the Acquired Companies are adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industries in which the Acquired Companies operate.

Some of Parent’s and Merger Sub’s representations and warranties in the Merger Agreement are qualified by materiality qualifications or a qualification as to material impairment of the ability of each of Parent and

Merger Sub to perform its obligations under the Merger Agreement or to consummate the Merger, in each case, on or before the outside date under the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except for matters set forth in the Company’s disclosure letter to the Merger Agreement or otherwise expressly required or permitted by the Merger Agreement or required by law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from July 7, 2020 to the Effective Time or the date of the termination of the Merger Agreement, as the case may be, the Company will, and will cause each of its subsidiaries to, (i) use reasonable best efforts to maintain its legal existence and conduct its business and the business of its subsidiaries in the ordinary course in substantially the same manner as previously conducted and (ii) to the extent consistent therewith, use and cause each of its subsidiaries to use reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, goodwill associated therewith, relationships with regulators and business relationships.

Without limiting the generality of the foregoing, except for matters set forth in the Company’s disclosure letter, or as otherwise expressly required or permitted by the Merger Agreement or required by law, from July 7, 2020 to the Effective Time or the date of the termination of the Merger Agreement, as the case may be, the Company will not, and will not permit any other Acquired Company to, do any of the following without the prior written consent of Parent (which, solely in the case of the sixth, eighth, twelfth, fifteenth, sixteenth, eighteenth, nineteenth, twentieth, twenty-first, twenty-third, twenty-sixth and twenty-seventh bullet points below, and in respect of the foregoing, the twenty-ninth bullet point below, consent shall not be unreasonably withheld, conditioned or delayed).

•	amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws or the organizational documents of any other Acquired Company;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	make, approve or otherwise authorize any adjustment to any RSU or Stock Option resulting from the declaration and/or payment of the Special Dividend;

•

issue, grant, deliver, sell, pledge, dispose of or encumber any (a) shares of capital stock, (b) debt instrument of any Acquired Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any Acquired Company may vote, or other voting securities, (c) contingent value rights, phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any Acquired Company or stock appreciation rights (including, for the avoidance of doubt, any RSU) or (d) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, any Acquired Company, other than (i) the issuance of shares of Common Stock upon the exercise or vesting of awards outstanding as of July 7, 2020 in accordance with the terms under the American Capital Acquisition Corporation 2010 Equity Incentive Plan, the 2013 Plan and the 2019 Plan (the “Company Stock Plans”) as of July 7, 2020 or (ii) transactions solely between the Company and wholly owned Acquired Companies or solely between wholly owned Acquired Companies;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (a) any dividend or distribution by a subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company, (b) periodic cash dividends paid by the Company on shares of Preferred Stock outstanding on July 7, 2020 in an amount not in excess of the amounts required by the applicable certificates of designation for such shares of Preferred Stock, with record and payment dates in accordance with the Company’s customary dividend schedule, (c) regular quarterly dividends in an amount per share of Common Stock no greater than the quarterly dividend declared and paid by the Company during the fiscal quarter ended December 31, 2019, with record and payment dates in accordance with the Company’s customary dividend schedule; provided that any such record date or payment date must occur prior to the Closing Date and (d) the Special Dividend;

•

other than in the ordinary course of business consistent with past practice and so long as in compliance with the investment guidelines of the Acquired Companies (the “Company Investment Guidelines”), enter into any interest rate, derivatives or hedging transaction (including with respect to commodities);

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests (except in connection with cashless exercises or withholding of taxes pursuant to the vesting or exercise, as the case may be, of Stock Awards outstanding as of the July 7, 2020 in accordance with their terms under the Company Stock Plans as of July 6, 2020);

•

make or agree to make any new capital expenditures outside the ordinary course of business, other than capital expenditures that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•

acquire (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or a material portion of the assets thereof other than (a) acquisitions of insurance producers in the ordinary course of business consistent with past practice for consideration not to exceed $1,000,000 in the aggregate, (b) transactions solely between or among Acquired Companies, or (c) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

•

sell, lease, exchange, mortgage, pledge, transfer, subject to any lien, abandon or otherwise dispose of (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or any assets, other than (a) transactions solely between or among Acquired Companies, (b) non-exclusive licenses of intellectual property in the ordinary course of business consistent with past practice, (c) sales or dispositions of obsolete, surplus, or worn-out assets or equipment in the ordinary course of business consistent with past practice, (d) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice, and (e) grants of permitted liens;

•	enter into, waive or amend any contract related to any material affiliate transaction, other than transactions solely between or among Acquired Companies;

•

incur, create, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness of any third party or any other Acquired Company, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of any Acquired Company, or guarantee any debt securities of any third party or any Acquired Company or refinance any of the same, or enter into any “keep well,” capital or surplus maintenance arrangement or other agreement to maintain any financial statement condition of another person (including any Acquired Company), other than (a) trade payables in the ordinary course of business consistent with past practice, or (b) guarantees by the Company of such indebtedness or debt securities of its wholly owned subsidiaries or guarantees by the wholly owned subsidiaries of the Company of such indebtedness or debt securities of the Company;

•

make any loans, advances or capital contributions to, or investments in, any other person, in an aggregate amount in excess of $1,000,000 other than (a) to any other Acquired Company, (b) commission advances to agents or brokers in the ordinary course of business consistent with past practice or (c) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

•

except to the extent required by the terms of any Company employee benefit plan or as otherwise set forth in the Merger Agreement, (a) increase the compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, other than annual merit and market adjustments of base salaries and target cash bonus opportunities, in each case, (i) in the ordinary course of business consistent with past practice, (ii) made at such time during the fiscal year as such adjustments have been made in the ordinary course of business during prior fiscal years, and (iii) not to exceed, with respect to any individual, 3% with respect to base salary or target cash bonus opportunities, in each case, relative to his or her base salary and target annual cash bonus opportunities as of July 7, 2020, (b) establish, adopt, amend in any material respect or terminate any employee benefit plan (a “Company Plan”) (or any compensation, program, or agreement that would constitute a Company Plan if in effect on July 7, 2020) other than in the ordinary course of business consistent with past practice with respect to annual health or welfare plan renewals, (c) accelerate the vesting or payment of, or the lapsing of restrictions with respect to, any compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, including, but not limited to, any stock-based compensation, (d) hire, promote or terminate the employment (other than for cause), or enter into or modify the contractual relationship, of any employee of any of the Acquired Companies at the level of vice president or above, (e) fund any payments or benefits that are payable or to be provided under any Company Plan other than as explicitly required by the terms of such Company Plan, (f) make any loan to any present or former employee or individual independent contractor of any Acquired Company (other than advancement of expenses in the ordinary course of business consistent with past practice), or (g) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

make any (a) change in its actuarial, underwriting, claims management, agency management, pricing, counterparty criteria, reserving or reinsurance practices, policies and procedures other than any such change to the extent required by a change in GAAP or SAP, or (b) change to the Company Investment Guidelines;

•

implement or adopt any change in its policies or methods of accounting, except to the extent required to conform to changes in statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto;

•

except to the extent otherwise required by law, make or change any material tax election, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. law) with respect to any material tax or surrender any right to claim a material tax refund;

•

commence or settle, compromise or otherwise resolve any action as would result in any liability in excess of $5,000,000 in the aggregate (net of the amount reserved therefor or reflected on the balance sheet of the Company as of December 31, 2019 and amounts covered by insurance);

•

other than non-exclusive licenses or sublicenses in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of any material intellectual property;

•

transfer, sell, lease, license (except as permitted by the Merger Agreement), mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material intellectual property;

•

(a) enter into any contract that would be a material to the Company if in effect on the July 7, 2020, other than (i) any contract that can be terminated by any Acquired Company without material liability to the Acquired Company on sixty (60) days’ prior written notice, (ii) any contract to replace any reinsurance agreement that by its terms will expire prior to the Effective Time, which replacement contract is on terms substantially consistent with past practice or otherwise on the best terms reasonably obtainable, (iii) any contract to renew or replace any material contract, which, by its terms, will expire prior to the Effective Time, required for the prudent management of the Company’s business or (iv) in the ordinary course of business consistent with past practice, provided, in the case of clauses (i) through (iv), excluding any Contract that limits in any material respect either the type of business in which any Acquired Company (or, after the Effective Time, any Parent Company) or any of their respective Affiliates may engage or geographic area in which any of them may so engage in any business or (b) terminate or consent to the termination of (other than expiration in accordance with its terms without action), waive any rights under, amend or modify any material Company contract or contract permitted to be entered into on or following July 7, 2020 that would be a material Company contract if in effect on July 7, 2020, other than in the ordinary course of business consistent with past practice and as would not reasonably be expected to be materially adverse to the Acquired Companies;

•	enter into a new line of business or withdraw from, or put into “run off”, any existing lines of business;

•

terminate, cancel or materially amend any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage or other coverage;

•

amend any contracts between any of the Acquired Companies (or any other person on behalf of any Acquired Company), on one hand, and J.P. Morgan Securities LLC or any other person under which such person would be entitled to receive any fees, commissions, expenses or other amounts in connection with the Merger;

•	adopt or implement any shareholder rights plan or similar arrangement;

•

change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by law or by policies imposed, or requests made, by a governmental entity;

•	recognize any labor union or negotiate, enter into, or amend any collective bargaining agreement;

•	enter into any material contract or commitment with any insurance regulatory authority; or

•	agree to take, authorize, enter into any contract obligating it to take, or commit to take any of the actions described above.

Access

Subject to contractual and legal restrictions applicable to the Company and its subsidiaries, the Company will, and will cause each of its subsidiaries to, afford to Parent and its representatives reasonable access during normal business hours during the period from July 7, 2020 to the Effective Time or the date of the termination of the Merger Agreement, as the case may be, to all of their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Company will, and will cause its subsidiaries to, furnish promptly to Parent and its representatives all information concerning its business, properties and personnel as such other may reasonably request, in each case, for reasonable business purposes related to the consummation of the Merger; provided, however, such access does not unreasonably disrupt the ordinary course operations of the Acquired Companies.

No Acquired Company will be required to permit any access, or to disclose any materials or information, that in the reasonable judgment of such party would reasonably be expected to (a) result in the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality under any contract or law (provided that party will have used its reasonable best efforts to obtain the consent of such third party to such access or disclosure), (b) result in the loss of the attorney-client privilege, work product doctrine or other legal privilege with respect to such materials or information or (c) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, result in a violation of applicable law (including a governmental entity alleging that providing such information violates any regulatory law). If any material is withheld by an Acquired Company pursuant to the preceding sentence, such Acquired Company shall inform Parent as to the general nature of what is being withheld and use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply, to the extent permitted by applicable law.

Acquisition Proposals

Pursuant to the Merger Agreement, the Company and its subsidiaries will, and the Company will cause the directors and officers of the Company to and will direct their respective other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal (as defined below). The Company will not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which any Acquired Company or any of its affiliates or representatives is a party with respect to any Company Acquisition Proposal or (other than in respect of any confidentiality provision in any commercial contract entered into in the ordinary course of business) otherwise. However, the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its affiliates or representatives is a party solely to permit any Company Acquisition Proposal if the Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties under applicable law.

Except as expressly permitted by the Merger Agreement, from and after July 7, 2020, the Company and its subsidiaries shall not, and the Company shall cause the directors and officers of the Company not to and shall direct their respective other representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Company Acquisition Proposal;

•

make available any non-public information regarding any of the Acquired Companies to any person (other than Parent and Parent’s or the Company’s representatives acting in their capacity as such) in connection with or in response to a Company Acquisition Proposal or for the purpose of facilitating a Company Acquisition Proposal;

•

engage in or otherwise participate in any discussions or negotiations, inquiries or submissions with respect to any Company Acquisition Proposal (other than to disclose to any person the existence of the restrictions set forth in these bullet points);

•	enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with any Company Acquisition Proposal;

•	reimburse or agree to reimburse the expense of any person in connection with a Company Acquisition Proposal; or

•	publicly propose or agree to do any of the foregoing.

“Company Acquisition Proposal” means any proposal or offer (other than the Merger or any other proposal or offer by Parent or its affiliates) with respect to any:

•

merger, consolidation, reinsurance, share exchange, other business combination or similar transaction involving any of the Acquired Companies pursuant to which any person or the stockholders of any person would own, directly or indirectly, thirty-five percent (35%) or more of the voting power of the Company or of the surviving entity of the Company or the resulting direct or indirect parent entity of the Company or such surviving entity;

•

sale, lease, contribution, reinsurance or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of the Company or otherwise) of any business or assets of any of the Acquired Companies, in each case, representing thirty-five percent (35%) or more of the consolidated revenues, net income or fair market value of the assets of the Acquired Companies, taken as a whole; or

•

issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing thirty-five percent (35%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities).

Notwithstanding the provisions of the Merger Agreement described above, if at any time prior to obtaining stockholder approval of the adoption of the Merger Agreement, the Company receives after July 7, 2020 a bona fide written Company Acquisition Proposal, such Company Acquisition Proposal did not result from a material breach of the Company’s obligations with respect to Company Acquisition Proposals and the Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below), then, prior to obtaining stockholder approval of the adoption of the Merger Agreement, the Company may (and may authorize and permit its subsidiaries and representatives to): (a) make available information with respect to the Acquired Companies to the person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement (a “Company Acceptable Confidentiality Agreement”) containing terms substantially similar to, and (taken as a whole) no less favorable, in all material respects, to the Company than, those set forth in the confidentiality agreement between the Company and Parent (provided that such confidentiality agreement (i) need not contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Company Acquisition Proposal, and (ii) shall not prohibit compliance by any of the Acquired Companies with any of the provisions of the Merger Agreement); provided that any non-public information provided or made available to any person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such person; and (b) participate in discussions or negotiations with the person making such Company Acquisition Proposal regarding such Company Acquisition Proposal.

The Company shall promptly (and in any event within twenty-four (24) hours of receipt of a Company Acquisition Proposal) advise Parent in writing of the receipt of such Company Acquisition Proposal (including the identity of the person making or submitting such Company Acquisition Proposal or inquiry, proposal or offer and the material terms and conditions thereof) that is made or submitted by any person prior to the Effective Time and provide unredacted copies of any and all proposals, offers or related documentation received by the Company (or its affiliates) or its representatives in connection with such Company Acquisition Proposal. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Company Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any proposed documents to effect such Company Acquisition Proposal (or a written summary of the material terms of such Company Acquisition Proposal, if not made in writing).

A “Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party or group on terms which the Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) to be more favorable to the stockholders of the Company than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement), and that is reasonably likely to be completed. For purposes of this definition, all references to “thirty-five percent (35%) or more” in the definition of Company Acquisition Proposal are deemed to be references to “more than 50%”.

Except as described below, the Board (or any committee thereof) will not (a) withhold, withdraw or qualify (or modify in a manner adverse to Parent) or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent) its recommendation in favor of the Merger, (b) adopt, approve, publicly recommend, publicly endorse or otherwise publicly declare advisable any Company Acquisition Proposal or publicly propose to do any of the foregoing, (c) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, reinsurance agreement, option agreement, joint venture agreement, partnership agreement or other agreement providing for a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement, (d) take any action to make the provisions of any takeover laws or any restrictive provision of any applicable anti-takeover provision in the organizational documents of the Company inapplicable to any transactions contemplated by a Company Acquisition Proposal (including approving any transaction under the DGCL), (e) fail to publicly reaffirm its recommendation in favor of the Merger within five (5) business days following receipt of a written request by Parent to provide such reaffirmation after a Company Acquisition Proposal shall have been publicly disclosed or shall have become publicly known, (f) fail to include in the proxy statement its recommendation in favor of the Merger or (g) fail to recommend against a tender offer or exchange offer subject to Regulation 14D under the Exchange Act for twenty-five percent (25%) or more of the outstanding shares of Common Stock within five (5) business days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or, if earlier, at least two (2) business days prior to the special meeting (any of the foregoing actions, a “Company Adverse Recommendation Change”).

Nothing in the Merger Agreement prohibits or restricts the Board, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Adverse Recommendation Change prior to adoption of the Merger Agreement by holders of Common Stock at the special meeting in response to an event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole, arising following July 7, 2020, that is not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable, to or by the Board as of July 7, 2020, which event, fact, circumstance, development or occurrence or the consequences or magnitude of the consequences thereof becomes known to or by the Board prior to obtaining the stockholder approval of the adoption of the Merger Agreement (a “Company Intervening Event”) if the Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would or would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and the Company has first: (a) provided written notice to Parent describing the Company Intervening Event and advising Parent that the Board intends to take such action and specifying the reasons therefor in reasonable detail; (b) caused the Company and its representatives to be available to negotiate, during the four (4) business days following Parent’s receipt of such notice, in good faith with Parent regarding any revisions to the terms of the Merger Agreement proposed by Parent in response to such Company Intervening Event (to the extent Parent wishes to do so); and (c) at the end of such period, the Board determines in good faith, after consultation with the Company’s outside legal counsel (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would constitute a breach of its fiduciary duties under applicable law.

The Board may, in response to a Company Superior Proposal received on or after July 7, 2020 that has not been withdrawn or abandoned, effect a Company Adverse Recommendation Change and cause the Company to terminate the Merger Agreement and concurrently enter into a binding definitive agreement to effect such Company Superior Proposal, subject to payment of the Termination Fee, if the Company has first (i) provided written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, identifying the person making such Company Superior Proposal and providing copies of any agreements intended to effect such Company Superior Proposal and that the Board has made the determination that the Company Acquisition Proposal is a Company Superior Proposal, (ii) caused the Company and its representatives to be available to negotiate, during the four (4) business day period following Parent’s receipt of the Notice of Company Superior Proposal, with extensions of two (2) business days if any material revisions

(including any revisions to the consideration, which are deemed to be a material revision) are made to the Company Acquisition Proposal, in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of the Merger Agreement (to the extent Parent wishes to do so) so that such Company Acquisition Proposal no longer constitutes a Company Superior Proposal, and (iii) after complying with the immediately foregoing clauses (i) and (ii), reaffirmed the Board’s determination that the Company Acquisition Proposal is a Company Superior Proposal in light of any counteroffer or proposed amendment to the terms of the Merger Agreement made by Parent.

The Special Meeting

As promptly as reasonably practicable after the date on which the staff of the SEC confirms that it has no further comments on this proxy statement or that it does not intend to review the proxy statement, the Company will file a definitive version of the proxy statement with the SEC and cause the definitive version of the proxy statement to be mailed to the holders of shares of Common Stock and holders of shares of Series D Preferred Stock.

Unless the Board has effected a Company Adverse Recommendation Change, the Company shall, (a) as soon as reasonably practicable (and in no event later than forty-five (45) days) following the date on which the definitive version of the proxy statement is first mailed to holders of the shares of Common Stock and holders of shares of Series D Preferred Stock, duly call, give notice of, convene and hold a meeting of the holders of shares of Common Stock for the purpose of seeking the stockholder approval of the adoption of the Merger Agreement, (b) through the Board, recommend that the holders of shares of Common Stock adopt the Merger Agreement, (c) use its reasonable best efforts to solicit from holders of shares of Common Stock proxies in favor of the adoption of the Merger Agreement and (d) use its reasonable best efforts to take all other action necessary or advisable to secure stockholder approval of the adoption of the Merger Agreement. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the special meeting for no longer than twenty (20) business days in the aggregate for the absence of a quorum or to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the special meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the stockholder approval of the adoption of the Merger Agreement at the special meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

Financing and Financing Assistance

The Merger is not conditioned upon the receipt of financing by Parent. The Company will, and will cause its subsidiaries and representatives to, at the expense of Parent, provide Parent all cooperation and information reasonably requested by Parent that is necessary and customary in connection with the arrangement of any financing to be obtained to fund the Merger consideration or any other fees or expenses related to the transactions contemplated the Merger Agreement.

Employee Matters

The Merger Agreement provides that following the Effective Time, Parent or the Surviving Corporation will provide or cause to be provided to each of our Continuing Employees compensation and benefits during the period from the Effective Time until December 31, 2021, on the following terms:

•	Base Compensation. An annual base salary or wage rate that is at least equal to those provided to such Continuing Employees immediately prior to the Effective Time;

•

Annual Incentives. Target annual incentive compensation opportunities that are at least equal to the target bonus opportunity for 2020 provided to such Continuing Employees (which may be settled in cash, equity or a combination thereof); and

•

Employee Benefits. To the extent not otherwise duplicative with employee benefits otherwise described above, employee benefits that are substantially comparable either (a) to the levels provided to the Continuing Employees prior to the Effective Time under the applicable Company benefit plans or (b) to those made available to similarly situated employees of Parent, at Parent’s sole discretion (excluding equity, compensation, change of control, retention, non-qualified deferred compensation, defined benefit plans and retiree health or welfare arrangements).

In addition, Parent, for purposes of any of its employee benefit plans in which Continuing Employees are eligible to participate following the completion of the Merger, will use reasonable best efforts to recognize for purposes of eligibility and vesting (other than with respect to any equity-incentive plan or, for eligibility and benefit accrual purposes, under any defined benefit plan, non-qualified deferred compensation plan or retiree health and welfare benefits) and for purposes of determining the level of benefits under any Parent plan of general application relating to vacation, or following December 31, 2021, severance, each Continuing Employee’s years of service with the Company and its subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under similar or comparable Company benefit plans, unless (a) its application would result in a duplication of benefits , (b) similarly situated employees of Parent do not receive credit for such service, or (c) such Company benefit plans did not recognize such period of service or did not provide credit for prior service. With respect to medical and dental insurance benefits, for the plan year in which the Continuing Employees are first eligible to participate, Parent shall use its reasonable best efforts to (a) waive any preexisting conditions or limitations and eligibility waiting periods with respect to the Continuing Employees and their eligible dependents to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Continuing Employee participated immediately prior to the Merger, and (b) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Company benefit plans immediately prior to the Merger will be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans.

Efforts to Complete the Merger

Each party to the Merger Agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions, including: (a) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity; (b) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (c) executing and delivering any additional documents or instruments reasonably necessary to consummate the transactions and to carry out the Merger Agreement. Each party agrees to make, if required, appropriate filings and registrations under applicable regulatory laws and insurance laws. Each party agrees to make, if required, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions within thirty (30) days after July 7, 2020 and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested by any governmental entity pursuant to the HSR Act and to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Each party agrees to make, if required, appropriate filings of Applications for Approval of Acquisition of Control Statements, or “Form A” statements, and all related filings, with respect to the transactions with the applicable insurance regulators, as applicable, within thirty (30) business days after the date hereof; provided, however, that any required pre-acquisition notice (Form E) filings, Form E exemption filings, and all related applications and filings with respect to the transactions shall be submitted within forty (40) business days after July 7, 2020. Each party agrees to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be reasonably requested by any insurance regulator pursuant to the insurance laws and to take all other reasonable actions necessary, proper or advisable to obtain the applicable consents and approvals of the applicable insurance regulators as soon as practicable.

Notwithstanding anything in the Merger Agreement to the contrary, neither Parent nor its affiliates shall be obligated to, and no Acquired Company shall, without the prior written consent of Parent at its sole discretion, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking any action that involves (a) making any divestiture or disposition of any portion of any business or assets, (b) licensing any portion of any business or assets, (c) accepting or entering any consent decree or hold separate order, (d) placing any assets in trust, in each case by Parent or the Company or any of the other Acquired Companies or any of their respective affiliates, (d) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (e) making any capital commitment or capital guaranty, (f) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, or any other action with respect to, or in connection with, Parent or its affiliates or the Company or the other Acquired Companies or any of their respective affiliates, which, individually or together with any other such action, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of (a) the Company and its subsidiaries, taken as a whole, when considered together with the business lines of Parent and its subsidiaries that, as of the date of the Merger Agreement, Parent intended to integrate with the Company and its subsidiaries following the Effective Time, or (b) Parent and its subsidiaries, taken as a whole (provided that, for this purpose, the business, financial condition, results of operations and financial condition of Parent and its subsidiaries, taken as a whole, shall be deemed to be as of the same scale as the entities described in the foregoing clause (a)) (any such action, a “Materially Burdensome Condition”).

In no event shall a party or any of its affiliates be required by a governmental entity to agree to take, or enter into any action with respect to their respective assets, businesses or subsidiaries pursuant to the foregoing provision, which action is not conditioned upon the Closing.

Indemnification and Insurance

All rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of any of the Acquired Companies in effect on July 7, 2020 will be assumed by the Surviving Corporation at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of each Acquired Company’s organizational documents in effect as of July 7, 2020 or in any indemnification agreements of the Acquired Companies with any of their respective directors, officers or employees in effect as of July 7, 2020, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of any of the Acquired Companies.

From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent that the Company would have been permitted under the law of the State of Delaware, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of any of the Acquired Companies (each such individual, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees, costs and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of any of the Acquired Companies at or prior to the Effective Time; provided, however, the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification for such expenses.

At or prior to the Effective Time, subject to the terms of the Merger Agreement, the Company shall purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policies or, if such insurance coverage is unavailable, the best available similar coverage.

Coordination on Stockholder Litigation

The Company and Parent shall promptly advise the other party of any action commenced after July 7, 2020 against any Acquired Company, Parent or its affiliates or any of their respective directors or officers by any stockholder arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and shall keep the other reasonably informed regarding any such action. The Company and Parent shall give the other party the opportunity to participate in, but not control, the defense or settlement of any such action, shall keep the other party reasonably informed with respect to any material developments regarding the defense or settlement of any such action and shall give due consideration to the other party’s advice with respect to such stockholder action. The Company shall not settle or offer to settle any such action, without the prior written consent of Parent (in its sole discretion); provided that Parent shall not unreasonably withhold, condition or delay such consent so long as certain conditions are satisfied.

Extraordinary Dividend

The Company shall cause certain of its insurance company subsidiaries to file for approval with applicable insurance regulators for an extraordinary dividend in an amount as reasonably determined by Parent in consultation with the Company. Approval of such extraordinary dividend is not a condition to consummating the Merger or any other transactions contemplated by the Merger Agreement and may not delay or impede the Merger or the other transactions contemplated by the Merger Agreement.

Other Covenants and Agreements

The Merger Agreement also contains additional covenants of the Company, including covenants relating to (a) the filing of this proxy statement, (b) public announcements with respect to the transactions contemplated by the Merger Agreement, (c) other actions related to takeover defenses and statutes and reporting requirements under Section 16 of the Exchange Act, (d) third-party consents, (e) cooperation if requested by Parent in respect of payoff of Company debt, (f) cooperation if requested by Parent in respect of redemption of Preferred Stock, (g) certain actions in respect of certain tax matters, and (h) resignations of directors of the Company.

Conditions to Completion of the Merger

Each party’s respective obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	the Company must have obtained stockholder approval of the adoption of the Merger Agreement;

•

any waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated, all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, certain governmental entities shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition of a Materially Burdensome Condition that has not been waived by Parent in its sole discretion; and

•

no temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the Merger shall have been issued by any court or other governmental entity of competent jurisdiction and shall be in effect.

The respective obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the Closing Date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), generally subject to a material adverse effect or other qualification provided in the Merger Agreement;

•	the performance by the Company in all material respects with all covenants and agreements required to be performed by it under the Merger Agreement on or prior to the Effective Time; and

•

since July 7, 2020, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

The obligations of the Company to complete the Merger is subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following additional conditions:

•

the accuracy of the representations and warranties of Parent as of the Closing Date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period) in all material respects; and

•	the performance by each of Parent and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining stockholder approval of the adoption of the Merger Agreement, in the following circumstances:

•	by the mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

any court or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, neither Parent nor the Company may terminate the Merger Agreement as previously described if it has failed to (a) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (b) comply with certain obligations under the Merger Agreement with respect to regulatory approvals and efforts related thereto;

•	stockholder approval of the adoption of the Merger Agreement is not obtained at the special meeting at which a vote on the adoption of the Merger Agreement was taken; or

•

the Effective Time shall not have occurred on or before April 7, 2021 (as such date may be extended as described below, the “Outside Date”); provided, however, if all of the conditions to closing other than certain regulatory approvals have been satisfied or, in respect of conditions to be satisfied at the closing, are capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company to no later than July 7, 2021, and if by July 7, 2021 such conditions remain satisfied or, in respect of conditions to be satisfied at the closing, are capable of being satisfied at such time, the Outside Date may be subsequently extended by either Parent or Company from time to time to a date which is no later than October 7, 2021;

•	by Parent, if:

•

the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of a condition to obligations of Parent to complete the Merger and (b) is not capable of being cured or has not been cured within the lesser of (i) sixty (60) days after the giving by Parent of written notice to the Company of such breach or failure to perform and (ii) the number of days remaining until the Outside Date; provided, however, Parent may not terminate the Merger Agreement in such circumstances if either of Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

•

after July 7, 2020 and prior to obtaining stockholder approval of the adoption of the Merger Agreement, (a) the Board has changed its recommendation in favor of the Merger (whether or not permitted to do so under the terms of the Merger Agreement), or (b) the Company has failed to include the Board’s recommendation in favor of the Merger in the proxy statement when mailed; or

•	by the Company, if:

•

either of Parent or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of a condition to obligations of the Company to complete the Merger and (b) is not capable of being cured or has not been cured within the lesser of (i) sixty (60) days after the giving by the Company of written notice to Parent of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (ii) the number of days remaining until the Outside Date; provided, however, the Company may not terminate the Merger Agreement in such circumstances if it is then in material breach of any of its representations, warranties, obligations or agreements under the Merger Agreement; or

•

prior to obtaining stockholder approval of the adoption of the Merger Agreement, in order to concurrently enter into a definitive written agreement with respect to a Company Superior Proposal, provided that the Company has complied with the applicable terms of the Merger Agreement in all material respects and enters into such definitive agreement concurrently with such termination and pays the Termination Fee as required.

Company Termination Fee

The Company will pay to Parent the Termination Fee if the Merger Agreement is terminated under the following conditions:

•

if (a) prior to the receipt of the approval of the stockholders of the adoption of the Merger Agreement, a Company Acquisition Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn and (b) the Merger Agreement is thereafter terminated by (i) Parent because (A) upon a vote of the Company’s stockholders at the special meeting, the approval of the adoption of the Merger Agreement is not obtained or (B) the Effective Time has not occurred on or before the Outside Date or (ii) by the Company because (A) upon a vote of the Company’s stockholders at the special meeting, the approval of the adoption of the Merger Agreement is not obtained or (B) the Effective Time has not occurred on or before the Outside Date or (iii) by Parent because the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, and if, concurrently with or within twelve (12) months after the date of any such termination, any of the Acquired Companies enters into a definitive agreement with respect to any Company Competing Proposal or any transaction if offered prior to the termination of the Merger Agreement would have constituted a Company Competing Proposal;

•

if the Merger Agreement is terminated (a) by Parent if, prior to obtaining stockholder approval of the adoption of the Merger Agreement, the Board has effected a Company Adverse Recommendation Change or the Company failed to include the Board’s recommendation in favor of the Merger in the proxy statement when mailed or (b) by the Company due to the failure of the Merger to be consummated prior to the Outside Date at a time when Parent would be permitted to terminate the Merger Agreement in accordance with the foregoing clause (a); or

•

if the Merger Agreement is terminated by the Company prior to obtaining stockholder approval of the adoption of the Merger Agreement in order to concurrently enter into a definitive written agreement with respect to a Company Superior Proposal.

“Company Competing Proposal” has the same meaning as Company Acquisition Proposal except that all references to “thirty-five percent (35%) or more” therein are changed to “more than fifty percent (50%).”

Amendment; Extension

The Merger Agreement may be amended, modified or supplemented by the parties by action taken or authorized by written agreement of the parties (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after obtaining stockholder approval of the adoption of the Merger Agreement; provided, however, after such has been obtained, no amendment shall be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

At any time prior to the Effective Time, the parties may to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. After stockholder approval of the adoption of the Merger Agreement has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Governing Law; Jurisdiction; Remedies

The Merger Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Merger Agreement or the transactions, or the negotiation, execution or performance of the Merger Agreement, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would cause the application of the laws of another jurisdiction. Each of the parties has agreed that any action with respect to the Merger Agreement shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the Company, Parent and Merger Sub are entitled to specific performance of the terms of the Merger Agreement in addition to any other remedy to which such party is entitled at law or in equity and no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

THE VOTING AGREEMENT

The following is a summary of the material provisions of the Voting Agreement, the form of which is attached to this proxy statement as Annex D. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. We encourage you to read carefully the Voting Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.

The Voting Agreement and this summary of its terms are included to provide you with information regarding its terms. The representations, warranties and covenants made in the Voting Agreement by Parent and the Voting Agreement Parties were made solely to the parties to, and solely for the purposes of, the Voting Agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the Voting Agreement. You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts relating to Parent or the Voting Agreement Parties or any of their respective subsidiaries or affiliates.

Concurrently with the execution of the Merger Agreement, Parent entered into the Voting Agreement with the Voting Agreement Parties. Leah Karfunkel represented in the Voting Agreement that she beneficially owns 44,594,570 shares of Common Stock, Barry Karfunkel represented in the Voting Agreement that he beneficially owns 543,481 shares of Common Stock and Robert Karfunkel represented in the Voting Agreement that he beneficially owns 466,759 shares of Common Stock, which represent 39.3%, 0.48% and 0.41% of issued and outstanding shares of Common Stock, respectively, based on 113,401,545 shares of Common Stock issued and outstanding as of July 6, 2020 (excluding treasury shares).

Under the Voting Agreement, the Voting Agreement Parties agree, among other things and subject to the terms therein, to vote (or cause to be voted) their respective shares of Common Stock (a) in favor of the adoption of the Merger Agreement and (b) against (i) any amendment to the Company’s organizational documents or any other proposal which would prevent or materially delay, postpone, interfere with or otherwise adversely affect the consummation of Merger or the other transactions contemplated by the Merger Agreement, and (ii) any acquisition proposal or any agreement or transaction relating thereto or taken in connection therewith; provided, however if the Board changes its recommendation in respect of the Merger in accordance with the terms of the Merger Agreement, the aggregate number of shares of Common Stock subject to the voting requirements of the Voting Agreement will be reduced to represent 33% of the aggregate voting power of the shares of Common Stock outstanding and the remainder of the shares of Common Stock subject to the voting requirements of the Voting Agreement shall be voted on a proportionate basis with the other stockholders of the Company. The Voting Agreement and the obligations of the Voting Agreement Parties thereunder will terminate upon the earlier to occur of (a) the consummation of the Merger, and (b) the termination of the Merger Agreement in accordance with its terms.

In addition, under the Voting Agreement, Leah Karfunkel, Barry Karufnkel and Robert Karfunkel each agreed, subject to certain exceptions, to (i) irrevocably and unconditionally appoint Allstate as their proxy and attorney-in-fact for and in the name, place and stead of them, to represent, vote and otherwise act (by voting at any meeting of the Company stockholders, by written consent in lieu thereof or otherwise) with respect to the subject shares regarding the matters referred to above, and (ii) not transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any contract, or any derivative transaction or similar transaction, with respect to any transfer of the subject shares or any interest therein.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our holders of shares of Common Stock with a separate non-binding, advisory vote to approve the Transaction-Related Named Executive Officer Compensation, as described in the table entitled “Golden Parachute Compensation” under “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion. Consistent with Section 14A(b) of the Exchange Act and applicable SEC rules issued thereunder, this non-binding, advisory vote does not relate to the agreements or understandings between Allstate and any of our named executive officers, including but not limited to, any retention program or cash retention bonus that may be implemented or otherwise paid by Allstate pursuant to an agreement entered into by Allstate with any of our named executive officers.

The Board encourages you to review carefully the Transaction-Related Named Executive Officer Compensation information disclosed in this proxy statement.

The Board unanimously recommends you approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to National General’s named executive officers in connection with the Merger other than any amount payable pursuant to the agreements between Allstate and National General’s named executive officers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of National General’s proxy statement entitled “Proposal 1: The Merger—Interests of Certain of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote on a proposal to adopt the Merger Agreement. Accordingly, a holder of shares of Common Stock may vote to approve the Transaction-Related Named Executive Officer Compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on this proposal is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, if stockholder approval of the adoption of the Merger Agreement is obtained and the Merger is completed, the Transaction-Related Named Executive Officer Compensation will or may be paid or become payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

If you sign and return a proxy card and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy card and indicate that you wish to vote “FOR” adoption of the Merger Agreement but do not indicate a choice on the non-binding, advisory vote on the Transaction-Related Named Executive Officer Compensation, your shares of Common Stock will be voted “FOR” approval of the non-binding, advisory vote on the Transaction-Related Named Executive Officer Compensation.

The above resolution approving, on a non-binding, advisory basis, the Transaction-Related Named Executive Officer Compensation requires the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote.

The Board unanimously recommends you vote “FOR” approval, on a non-binding, advisory basis, of the Transaction-Related Named Executive Officer Compensation.

PROPOSAL 3: VOTE ON ADJOURNMENT

You are being asked to consider and vote on a proposal that will give the Board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to adopt the Merger Agreement, if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement or in the absence of a quorum. If this Adjournment Proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences. Pursuant to the Merger Agreement, the Company shall have the right, after good faith consultation with Parent to, and shall at the request of Parent, postpone or adjourn the special meeting for no longer than twenty (20) business days in the aggregate (a) for the absence of quorum, or (b) to allow reasonable time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the special meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain stockholder approval of the adoption of the Merger Agreement at the special meeting.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote “FOR” adoption of the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your shares of Common Stock will be voted “FOR” the Adjournment Proposal.

The Company does not anticipate calling a vote on this proposal if the Merger Agreement is first adopted by the requisite number of shares of Common Stock at the special meeting.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve the Adjournment Proposal and vice versa.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.

The Board unanimously recommends you vote “FOR” the Adjournment Proposal, if a vote on the Adjournment Proposal is called.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our Common Stock is traded on Nasdaq under the symbol “NGHC.”

The following table sets forth during the periods indicated the intra-day high and low sales prices of our Common Stock, as reported by Nasdaq, for the periods indicated:

	Market Price
	High	Low
FY 2020
Third Quarter (through August 4, 2020)	$34.48	$20.31
Second Quarter	$23.50	$14.10
First Quarter	$23.34	$11.83

FY 2019
Fourth Quarter	$23.27	$20.09
Third Quarter	$25.38	$22.00
Second Quarter	$24.94	$22.26
First Quarter	$26.70	$23.53

FY 2018
Fourth Quarter	$28.50	$22.30
Third Quarter	$28.25	$25.30
Second Quarter	$28.05	$23.73
First Quarter	$25.16	$18.27

The closing sale price of our Common Stock on July 7, 2020, which was the last business day immediately prior to the public announcement of the Merger, was $20.41 per share. On August 3, 2020, the most recent practicable date before the filing of this proxy statement, the closing price for our Common Stock was $33.87 per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

DIVIDENDS

The following table sets forth the dividends on the Common Stock declared by the Board for the periods indicated.

Dividends Per Share Declared In	2018	2019	2020
First Quarter	$0.04	$0.04	$0.05
Second Quarter	$0.04	$0.04	$0.05
Third Quarter	$0.04	$0.05	$0.05
Fourth Quarter	$0.04	$0.05	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information is listed below regarding beneficial ownership of our Common Stock, to the extent known to us, by:

•	each person who is a director;

•	each named executive officer;

•	all current directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of 5% or more of our Common Stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares of our Common Stock. All information is provided as of August, 3, 2020, based on the outstanding share count of 113,402,866 on such date.

Directors and Named Executive Officers

Name	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Barry Karfunkel	1,286,981	(2)	1.13%
Robert Karfunkel	1,210,259	(3)	1.06%
Michael Weiner	650,398		*
Jeffrey Weissmann	375,037	(4)	*
Peter Rendall	14,732		*
Barry Zyskind	320,000	(5)	*
Donald T. DeCarlo	17,000		*
Patrick Fallon	17,000		*
Barbara Paris, M.D.	17,000		*
John Marshaleck	9,500		*
John D. Nichols, Jr.	27,500		*
All current directors and executive officers as a group (12 persons)	3,946,902		3.48%

*	Less than one percent.
(1)

Includes shares of Common Stock the individuals have the right to acquire upon the exercise of Stock Options: Mr. B. Karfunkel—743,500; Mr. R. Karfunkel—743,500; Mr. Weiner—520,450; Mr. Weissmann—320,103; Mr. DeCarlo –10,000; Mr. Fallon—10,000; Dr. Paris—10,000; and all executive officers and directors as a group—2,357,553 shares of Common Stock.

(2)	Includes 320,000 shares of Common Stock held by the Barry S. Karfunkel 2016 GST Trust, of which Mr. B. Karfunkel’s spouse is the trustee.
(3)	Includes 320,000 shares of Common Stock held by the Robert M. Karfunkel 2016 GST Trust, of which Mr. R. Karfunkel’s spouse is the trustee.
(4)	Includes 4,600 shares of Common Stock held indirectly by Mr. Weissmann as Uniform Transfers to Minors Act (UTMA) Custodian for custodial accounts for his children.
(5)	Includes 285,000 shares of Common Stock held by Mr. Zyskind’s spouse and 35,000 shares of Common Stock held by the Barry D. Zyskind GST Trust, of which Mr. Zyskind’s spouse is the trustee.

Principal Stockholders

The following table provides information regarding the beneficial ownership of our Common Stock by all persons known by us to be the beneficial owner of more than 5% of our Common Stock as of August 3, 2020. Calculations of beneficial ownership are based on the outstanding share count of 113,402,866 on August 3, 2020.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Leah Karfunkel	44,594,570	(1)	39.3%
59 Maiden Lane, 38th Floor
New York, New York 10038
MSD Capital, L.P. and MSD Partners, L.P.	8,366,583	(2)	7.37%
645 Fifth Avenue, 21st Floor
New York, New York 10022
The Vanguard Group	6,446,975	(3)	5.68%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Park West Asset Management LLC	5,720,825	(4)	5.04%
900 Larkspur Landing Circle, Suite 165
Larkspur, California 94939

(1)	These shares of Common Stock are held by Leah Karfunkel as co-trustee or trustee of certain family trusts and individually.
(2)

Based on the Schedule 13G filed on June 19, 2017. Each of MSD Sparrowhawk, L.P., Black Marlin Investments, LLC, Coral Rock Investments, L.P., Vermeer Investments, LLC and MSD Credit Opportunity Master Fund, L.P. is the direct owner of the securities reported as owned by them in the Schedule 13G. MSD Capital, L.P. is a member of, and may be deemed to beneficially own securities beneficially owned by, Black Marlin Investments, LLC and Vermeer Investments, LLC. MSD Capital, L.P. is the general partner of, and may be deemed to beneficially own securities beneficially owned by, Coral Rock Investments, L.P. and MSD Sparrowhawk, L.P. MSD Capital Management, LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management, LLC. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management, LLC. Each of Messrs. Dell, Fuhrman, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. MSD Partners is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners (GP), LLC. Each of Messrs. Fuhrman, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(3)

Based on the Schedule 13G/A filed on February 12, 2020. The Vanguard Group reports sole voting power over 112,776 shares of Common Stock, shared voting power over 11,752 shares of Common Stock, sole investment power over 6,332,923 shares and shared investment power over 114,052 shares of Common Stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 102,300 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,228 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(4)	Based on Schedule 13G filed on March 26, 2020. Park West Asset Management (“PWAM”) and Peter S. Park report shared voting power over 5,720,825 shares of Common Stock. PWAM is the investment manager to Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”) and Park West Partners International, Limited, a Cayman Islands exempted company (together with PWIMF, the “PW Funds”). Mr. Park is the sole member and manager of PWAM. PWAM and Mr. Park may be deemed to beneficially own 5,720,825 shares of the Company’s Common Stock held in the aggregate by the PW Funds.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Common Stock or shares of Series D Preferred Stock, as applicable, as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of, in the case of shares of Common Stock, the consideration you would otherwise be entitled to pursuant to the Merger Agreement or, in the case of shares of Series D Preferred Stock, the rights the holders of shares of Series D Preferred Stock would have pursuant to the terms of the certificate of designations. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect and preserve their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

Holders of shares of Listed Preferred Stock are not entitled to appraisal rights under Delaware law in connection with the Merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand appraisal of shares of Common Stock or shares of Series D Preferred Stock, as applicable, and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Common Stock or shares of Series D Preferred Stock, as applicable, unless otherwise indicated.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of your appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise you rights to seek appraisal under Section 262 of the DGCL.

Beneficial owners of shares of Common Stock or shares of Series D Preferred Stock who do not also hold such shares of record may not directly make appraisal demands to the Company and may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Common Stock or shares of Series D Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Common Stock or shares of Series D Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, bank or other nominee, who holds shares of Common Stock or shares of Series D Preferred Stock as a nominee for others exercises his, her or its right of appraisal with respect to the shares of Common Stock or shares of Series D Preferred Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Common Stock or shares of Series D Preferred Stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Common Stock or shares of Series D Preferred Stock in a brokerage account, bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss or waiver of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the adoption of the Merger Agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement. Voting against or failing to vote for adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights.

•

If you are a holder of shares of Common Stock, you must not vote “FOR,” or consent in writing to, adoption of the Merger Agreement with respect to such shares. A vote “FOR” adoption of the Merger Agreement, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted “FOR” adoption of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement.

•

You must continue to hold your shares of Common Stock or shares of Series D Preferred Stock from the date of making the demand through the Effective Date. Therefore, a stockholder who is the record holder on the date the written demand for appraisal is made but who thereafter transfers the shares before the Effective Time will lose any right to appraisal with respect to such shares.

If you are a holder of shares of Common Stock and you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment specified by the Merger Agreement for your shares of Common Stock, but you will have no appraisal rights with respect to such shares. If you are a holder of shares of Series D Preferred Stock and you fail to comply with any of these conditions and the Merger is completed, each such share of Series D Preferred Stock will remain outstanding as one share of Series D preferred stock, par value $0.01 per share, of the Surviving Corporation, but you will have no appraisal rights with respect to such shares.

All demands for appraisal pursuant to Section 262 of the DGCL must be addressed to the Company in care of the Corporate Secretary at National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, and must be delivered before the vote on the adoption of the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. To be effective, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the Merger.

Within 10 days after the Effective Date, the Surviving Corporation (i.e., National General) must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the Merger Agreement. At any time within 60 days after the Effective Date, any holder of shares of Common Stock or Series D Preferred Stock who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger (i.e., the right to receive the Merger Consideration in the case of Common Stock or for such shares to remain outstanding in the case of Series D Preferred Stock; after this period, demands for appraisal may be withdrawn only with the consent of the Surviving Corporation.

Within 120 days after the Effective Date, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Common Stock or shares of Series D Preferred Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the Effective Date, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Common Stock or shares of Series D Preferred Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder or beneficial owner, service of a copy of such petition shall be made upon the Company, as the Surviving Corporation. The Company has no obligation to file such a petition. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder or beneficial owner and a copy of the petition is delivered to the Company, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the Surviving Corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, assuming the Common Stock remains listed on a national securities exchange immediately prior to the Effective Time (which we expect to be the case), the Delaware Court of Chancery will dismiss the proceedings as to all holders of shares of Common Stock who are otherwise entitled to appraisal rights unless (a) the total number of shares of Common Stock entitled to appraisal exceeds 1% of outstanding shares of Common Stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares of Common Stock exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise such shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the Effective Date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount paid and the fair value of the applicable shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Surviving Corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the Merger Consideration to any holder of shares of Common Stock exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a Company Share is less than the Merger Consideration.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery

deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal under Section 262 of the DGCL will not, after the Effective Date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger either within 60 days after the Effective Date or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Date.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to exercise appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL shall govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

If you are a stockholder who has chosen “householding” of our proxy statements, this means that only one copy of the proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy statement to stockholders who write us at National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary or call us at (212)-380-9500.

If you and other residents at your mailing address are registered shareholders and you received more than one (1) copy of this proxy statement, but you wish to receive only one (1) copy of our annual report and proxy statement or notice of internet availability of proxy, if any for 2020, you may request, in writing, that we eliminate these duplicate mailings. To request the elimination of duplicate copies, please write us at National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary or call us at (212)-380-9500.

SUBMISSION OF STOCKHOLDER PROPOSALS

We do not expect to hold our 2021 annual meeting of stockholders if the Merger is completed on the timeline currently contemplated.

If we do hold our 2021 annual meeting of stockholders, stockholder proposals intended for inclusion in the proxy statement for such meeting must be received by us no later than November 20, 2020. Any such stockholder proposal must comply with Rule 14a-8 under the Exchange Act. Stockholder proposals intended to be submitted at the 2021 annual meeting of stockholders outside the framework of Rule 14a-8, including stockholder nominees for director, must be received by us at the above address no earlier than December 30, 2020 and no later than January 29, 2021 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. We will make available a copy of our public reports, without charge, on our website at www.nationalgeneral.com, under the “Investor Relations” page, as soon as reasonably practicable after we file the reports electronically with the SEC. Our website and the information contained therein or connected thereto are not incorporated into this proxy statement. In addition, you may obtain a copy of the reports, without charge, by contacting us at National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary, or by calling (212)-380-9500. Each request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of shares of Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement unless specifically stated otherwise. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 20, 2020;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2020 and the three months ended June 30, 2020, filed with the SEC on April 29, 2020 and July 31, 2020, respectively;

•	our definitive proxy statement for the 2020 annual meeting of stockholders on Schedule 14A, filed with the SEC on March 12, 2020; and

•	our current reports on Form 8-K filed on April 29, 2020 (as to Items 5.07 and 8.01 only), July 8, 2020 and July 31, 2020.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [●], 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of July 7, 2020, by and among National General Holdings Corp., The Allstate Corporation and Bluebird Acquisition Corp.

Annex B	Opinion of J.P. Morgan Securities LLC, dated as of July 7, 2020

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Voting Agreement, dated as of July 7, 2020, by and among the Allstate Corporation and the persons set forth on Schedule A thereto

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

THE ALLSTATE CORPORATION,

BLUEBIRD ACQUISITION CORP.

and

NATIONAL GENERAL HOLDINGS CORP.

Dated as of July 7, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2020 (as amended in accordance with the terms hereof, this “Agreement”), is by and among The Allstate Corporation, a Delaware corporation (“Parent”), Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and National General Holdings Corp., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 8.3 or as defined elsewhere in this Agreement.

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company, with the Company as the Surviving Corporation (the “Merger”), pursuant to which, in addition to the payment of the Special Dividend immediately prior to the Effective Time, each issued and outstanding share of Company Common Stock (the “Company Common Shares”) will be converted into the right to receive the Merger Consideration and each issued and outstanding share of Company Preferred Stock (the “Company Preferred Shares”) will remain outstanding, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parent Board, at a meeting duly called and held, duly adopted resolutions (a) approving this Agreement, the Merger and the other Transactions and (b) determining that the terms of the Merger and the other Transactions are in the best interests of Parent;

WHEREAS, the Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (a) approving this Agreement, the Merger and the other Transactions, (b) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, (c) directing that this Agreement be submitted to the holders of the Company Common Stock for adoption and (d) recommending that the holders of the Company Common Stock adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) approving this Agreement, the Merger and the other Transactions, (b) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of Merger Sub and its stockholders and (c) recommending that Allstate Insurance Holdings, LLC, as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a voting agreement in favor of Parent (the “Company Voting Agreement”); and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect set forth in this Agreement and specified in the DGCL.

(b) The Company Charter in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation until thereafter it is amended in accordance with the provisions thereof, hereof and the other organizational documents of the Surviving Corporation and applicable Law.

(c) At or prior to the Effective Time, the parties shall take all necessary action such that, effective at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (except that all references in the bylaws of Merger Sub to its name shall instead refer to the name of the Surviving Corporation) until thereafter it is amended in accordance with the provisions thereof, hereof and the other organizational documents of the Surviving Corporation and applicable Law.

Section 1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (such transactions, including the Merger, the “Transactions”) will take place by the exchange of documents by facsimile, PDF or other electronic means, at 10:00 a.m. New York City time, on a date to be specified by the parties, such date to be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date and contemporaneously with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time the Merger shall become effective, the “Effective Time”).

Section 1.4 Directors and Officers of the Surviving Corporation. At or prior to the Effective Time, the parties shall take all necessary action so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders:

(a) Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.01 (the “Surviving Corporation Common Stock”). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence.

(b) Each Company Common Share and each Company Preferred Share that is owned by (x) Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or (y) the Company or any direct or indirect wholly owned Subsidiary of the Company (including treasury shares) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Subject to Section 2.1(d), Section 2.1(e) and Section 2.2, each issued and outstanding Company Common Share (other than Company Common Shares to be cancelled in accordance with Section 2.1(b) and Appraisal Shares), shall be automatically converted into the right to receive $32.00 in cash, without interest thereon and subject to any required withholding of Taxes (the “Merger Consideration”), and such certificated Company Common Share and the certificate that formerly represented such Company Common Share (a “Certificate”) or such non-certificated Company Common Share in book-entry form (“Book-Entry Shares”), as the case may be, shall thereafter represent only the right to receive the Merger Consideration per Company Common Share represented thereby. For the avoidance of doubt, in addition to the Merger Consideration, immediately prior to and in connection with the Closing, holders of Company Common Shares will receive the Special Dividend as contemplated by Section 5.20

(d) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent terms, as the case may be, including the Special Dividend Amount, shall be appropriately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) As of the Effective Time, each issued and outstanding share of Series A Preferred Stock of the Company, par value $0.01 per share (the “Company Series A Preferred Stock”), Series B Preferred Stock of the Company, par value $0.01 per share (the “Company Series B Preferred Stock”), Series C Preferred Stock of the Company, par value $0.01 per share (the “Company Series C Preferred Stock”), and Series D Preferred Stock of the Company, par value $0.01 per share (the “Company Series D Preferred Stock,” and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the “Company Preferred Stock”) shall remain issued and outstanding without variation.

(f) Notwithstanding anything in this Agreement to the contrary, Company Common Shares and shares of Company Series D Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares and who has not effectively withdrawn or lost such Person’s right to appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in this Section 2.1, or, in the case of the Company Series D Preferred Stock, remain outstanding as contemplated by Section 2.1(e), but rather shall entitle the holders thereof only to such rights as are granted by Section 262; provided; however, if the holder of any such shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such shares shall cease to be Appraisal Shares and shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration provided in this Section 2.1, or, in the case of the Company Series D Preferred Stock, remain outstanding as contemplated by Section 2.1(e). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer or commit to settle, any such demands, or agree to do any of the foregoing.

Section 2.2 Exchange of Company Common Shares.

(a) At the Effective Time, Parent shall provide or shall cause to be provided to the transfer agent for the Company Common Shares or another nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) all of the cash necessary to pay the aggregate Merger Consideration to be paid pursuant to Section 2.1 (such cash provided to the Paying Agent, being hereinafter referred to as the “Payment Fund”). The Paying Agent shall promptly deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund to each holder of Company Common Shares who has surrendered its certificates in respect of the Company Common Shares, if applicable, and delivered a properly completed and duly executed Letter of Transmittal, if applicable; provided that no such delivery shall be required in respect of a holder of Company Common Shares until at least the third (3rd) Business Day following surrender of such certificates and delivery of such Letter of Transmittal by such a holder, in each case, if required pursuant to Section 2.2. The Payment Fund shall not be used for any other purpose. In the event the Payment Fund shall be insufficient to pay the portion of the Merger Consideration that remains payable (including as a result of any losses resulting from the investments contemplated in Section 2.2(g)), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency.

(b) Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and matters relating thereto. Upon surrender of a Certificate to the Paying Agent, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which the aggregate number of Company Common Shares previously represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Subject to Section 2.1(e), until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Company Common Shares theretofore represented by such Certificate have been converted pursuant to Section 2.1(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Notwithstanding anything herein to the contrary, no holder of Book-Entry Shares shall be required to deliver a Certificate or any letter of transmittal to the Paying

Agent to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon receipt by the Paying Agent of any customary transmission or materials required by the Paying Agent, be entitled to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) The Merger Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any Company Common Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Common Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II. For the avoidance of doubt, this Section 2.2(c) does not affect the right of holders of record of issued and outstanding Company Common Shares immediately prior to the Effective Time to receive, in connection with the consummation of the Merger and as consideration in connection therewith, the Special Dividend pursuant to the terms of Section 5.20.

(d) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation (or, at the option of Parent, delivered to Parent) free and clear of any claim or interest of any Person previously entitled thereto other than that holders of Company Common Shares that have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation or Parent, as applicable, therefor for payment of its claim for the Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund (including any amounts delivered to Parent in accordance with Section 2.2(d)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this ARTICLE II had such lost, stolen or destroyed Certificate been surrendered.

(g) The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent, on a daily basis or hold as cash or in a savings deposit or similar account at the direction of Parent; provided, however, if any such investment is directed by Parent, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, no monetary losses on such investment thereof shall affect the Merger Consideration payable hereunder and, following any such losses, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Company Common Shares, for exchange in accordance with this ARTICLE II, in the amount of such losses to the extent that the amount then in the Payment Fund is insufficient to pay the Merger Consideration that remains payable. Any interest and other income resulting from such investments shall be paid to Parent.

(h) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including the Special Dividend, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986 (the “Code”) or under any provision of U.S. state or local or non-U.S. Tax Law; provided, however, Parent shall, as soon as practicable prior to the Effective Time: (a) provide prompt notice to the Company upon determining any withholding is required and (b) cooperate with the Company to minimize the amount of any applicable deduction or withholding, including by providing reasonable opportunity to provide such documentation or take any other actions necessary to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amount deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and, in the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the Person in respect of which such deduction or withholding was made.

Section 2.3 Treatment of Company Stock Awards.

(a) As of the Effective Time, each outstanding option to purchase a Company Common Share granted pursuant to a Company Stock Plan (a “Company Stock Option”), regardless of whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and, in exchange therefor in full satisfaction of the rights of such holder with respect thereto, Parent shall cause the Surviving Corporation and its Subsidiaries, through their respective payroll systems, to pay each former holder of any such cancelled Company Stock Option on the first regularly scheduled payroll date of the Surviving Corporation following the Effective Time, that is no less than three (3) Business Days thereafter, an amount in cash (without interest thereon and subject to deduction for any required withholding of Taxes) equal to the product of (i) Total Consideration minus the exercise price per share of Company Common Stock underlying such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock underlying such Company Stock Option.

(b) As of the Effective Time, each outstanding restricted stock unit granted pursuant to a Company Stock Plan (a “Company RSU”), which was granted prior to the date hereof, regardless of whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and, in exchange therefor in full satisfaction of the rights of such holder with respect thereto, Parent shall cause the Surviving Corporation and its Subsidiaries, through their respective payroll systems, to pay each former holder of any such cancelled Company RSU on the first regularly scheduled payroll date of the Surviving Corporation following the Effective Time, that is no less than three (3) Business Days thereafter, an amount in cash (without interest thereon and subject to deduction for any required withholding of Taxes) equal to the product of (i) the Total Consideration multiplied by (ii) the number of shares of Company Common Stock underlying such Company RSU.

(c) Each unvested Company RSU, if any, granted following the date hereof in accordance with the terms of Section 5.1(a), pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (other than any Company RSU granted to a non-employee member of the Company Board), that is outstanding as of the Effective Time shall be assumed by Parent (each, an “Assumed Company RSU”) and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of Parent (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to the Assumed Company RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided, that any fractional shares shall be rounded down to the nearest whole number. Each Adjusted RSU Award will continue to have, and will be subject to, the same terms and conditions applicable to the Assumed Company RSU under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting, settlement and acceleration.

(d) Prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall take all actions necessary (including adopting such resolutions as are necessary) to effect the treatment of the Company Stock Options and the Company RSUs (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3.

(e) Parent shall file with the SEC, following the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent common stock issuable with respect to the Assumed Company RSUs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding Section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood that the disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this ARTICLE III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Company SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s EDGAR website not less than three (3) Business Days prior to the execution and delivery of this Agreement (excluding any disclosures contained in the “Risk Factors” Section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power; Subsidiaries.

(a) Section 3.1(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of the Company and its Subsidiaries (collectively, the “Acquired Companies” and each, an “Acquired Company”). The Company has no Subsidiaries other than the entities identified in Section 3.1(a) of the Company Disclosure Letter. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of each of clauses (i)-(ii) above, in respect of each Subsidiary of the Company other than any Company Insurance Subsidiary, only, and, clause (iii) above, as, individually or in the aggregate, have not had, and would not reasonably be expected to (x) have a Company Material Adverse Effect or (y) only with respect to the Company, materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”) and the bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

(c) Except as disclosed in Section 3.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly through one of its Subsidiaries, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages, title transfer limitations, any title retentions or other encumbrances of any nature whatsoever, except for restrictions on transfer under securities Laws (collectively, “Liens”), and all of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, par value $0.01 per share. As of the close of business in New York City, New York on July 6, 2020 (the “Specified Time”), (i) 113,860,628 Company Common Shares were issued and outstanding (excluding Company Common Shares held in treasury), all of which were duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (ii) 2,200,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 165,000 shares of Company Series B Preferred Stock, represented by 6,600,000 depositary shares, were issued and outstanding, (iv) 200,000 shares of Company Series C Preferred Stock, represented by 8,000,000 depositary shares, were issued and outstanding, (v) 120 shares of Company Series D Preferred Stock were issued and outstanding and (vi) no Company Common Shares were held by any of the Company’s Subsidiaries. All of the issued and outstanding Company Common Shares and Company Preferred Shares are and when issued were duly authorized, validly issued, fully paid and non-assessable and free of all preemptive rights.

(b) As of the Specified Time, the Company did not have any Company Preferred Stock reserved for issuance. As of the Specified Time, the Company did not have any Company Common Stock reserved for issuance, except for (i) 1,901,061 shares of Company Common Stock reserved for future grants pursuant to the Company Stock Plans, (ii) 2,802,965 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options, (iii) 1,151,785 shares of Company Common Stock reserved for issuance upon the settlement of Company RSUs and (iv) 789,473 shares of Company Common Stock reserved for issuance upon the conversion of shares of Company Series D Preferred Stock.

(c) As of the Specified Time, (i) Company Stock Options to acquire 2,802,965 shares of Company Common Stock were outstanding pursuant to the Company Stock Plans or otherwise, and (ii) 1,151,785 Company RSUs were outstanding pursuant to the Company Stock Plan or otherwise.

(d) As of the date of this Agreement, except as set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c), there are no authorized, issued or outstanding: (i) securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company, or Contracts that are otherwise related to, create, establish or define the terms and conditions of any capital stock, or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company; (ii) options, calls, warrants, pre-emptive rights, rights of first refusal, anti-dilution rights, rights agreements, shareholder rights plans or other rights of any kind relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, or which otherwise confer on the holder thereof any right to acquire any additional shares of any Acquired Company, in each case, to which any Acquired Company is party; (iii) obligations of any Acquired Company to transfer, register, repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company; (iv) contingent value rights, phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company, in each case to which any Acquired Company or any of its Subsidiaries is party (any such rights described in this clause (iv), “Company Stock Equivalents”); (v) other than the Company Voting Agreement, voting trusts, proxies or other agreements or understandings to which any Acquired Company, and any party which is not an Acquired Company, is a party with respect to the voting or registration of capital stock of any Acquired Company, in each case of clauses (i) through (v) other than as is owned by an Acquired Company; or (vi) bonds, debentures, notes or other indebtedness or obligations of any Acquired Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any Acquired Company may vote (“Company Voting Debt”); nor is the Company or any Acquired Company, as applicable, committed to issue or enter into any of the foregoing in clauses (i) through (vi).

(e) The treatment of Company Stock Options and Company RSUs under this Agreement, complies in all material respects with applicable Law and with the terms and conditions of the applicable Company Plans and the applicable award agreements.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares entitled to vote thereon (the “Company Stockholder Approval”), to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, other than obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, (iii) directing that this Agreement and the Merger be submitted to the holders of the Company Common Stock for adoption and approval, respectively, and (iv) recommending that the holders of the Company Common Stock adopt this Agreement and approve the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of Section 3.4(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any applicable U.S. or non-U.S. federal, state or local law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, determination, award, injunction or decree (collectively, “Law”), in each case that is applicable to any Acquired Company or by or to which any of its assets or properties is subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Company Contract to which any Acquired Company is a party or by or to which any Acquired Company or any of its assets or businesses is subject or bound, or (iv) result in the creation of any Lien, other than any Permitted Liens, upon any of the material properties or assets of any of the Acquired Companies, other than, in the case of each of clauses (ii), (iii)

and (iv) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any U.S. or non-U.S. governmental or regulatory authority (including any stock exchange or self-regulatory organization), agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ Stock Market (“NASDAQ”) and the New York Stock Exchange (the “NYSE”), (v) the filings of an Application for Approval of Acquisition of Control, a Statement Regarding the Acquisition of Control or “Form A” statement with, and receipt of the approval of such filings from, each of the Specified Insurance Regulators and the submission of a filing pursuant to Tex. Ins. Code 4001.253 to, and the receipt of the approval or prior written non-disapproval of such filing from, the Texas Department of Insurance, (vi) the filing with the Secretary of State of the Certificate of Merger as required by the DGCL, (vii) the consents, approvals, orders, licenses, authorizations, actions, filings, registrations, declarations and notifications set forth in Section 3.4(b) of the Company Disclosure Letter, and (viii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by the Company with the SEC since December 31, 2017 (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the filing of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (“SOX”), as applicable, each as in effect on the date so filed. As of the respective dates they were filed, except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed at least three (3) Business Days prior to the execution and delivery of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, changes in capital and surplus, cash flows and stockholders’ equity for the periods indicated.

(c) Since January 1, 2017, each Company Insurance Subsidiary has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules, annexes, and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith and any amendments thereto, required to be filed with or submitted to the appropriate Insurance Regulators of the jurisdiction in which such Company Insurance Subsidiary is domiciled or commercially domiciled on forms prescribed or permitted by such Insurance Regulator (collectively, the “Company Statutory Financial Statements”), except for such failures to file that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company Statutory Financial Statements have been prepared in accordance in all material respects with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled (“SAP”) except as may be indicated in the notes thereto, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Company Insurance Subsidiary, and fairly present in all material respects the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates thereof and for the periods referred to therein. The Company Statutory Financial Statements complied in all material respects with all applicable Laws when filed or submitted and no material deficiency has been asserted by any Governmental Entity with respect to the Company Statutory Financial Statements that has not been resolved prior to the date hereof to the satisfaction of such Governmental Entity. No Acquired Company has received any “permitted practices” or “prescribed practices” from, or has an outstanding request for such to, a Governmental Entity in connection with the Company Statutory Financial Statements, which have not been disclosed in the notes to the Company Statutory Financial Statements filed with a Governmental Entity prior to the date hereof. The statutory balance sheets and income statements included in the Company’s annual combined statutory financial statements have been audited by the Company’s independent auditors. Except as indicated therein, all assets that are reflected on the Company Statutory Financial Statements comply in all material respects with all applicable Insurance Laws regulating the investments of the Company Insurance Subsidiaries and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Acquired Companies. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the audit committee of the Company Board, based on the most recent assessment of the effectiveness of the Company’s internal controls over financial reporting, (i) any significant deficiency or material weakness which is reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. As at December 31, 2019, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal control over financing reporting.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, as of the date hereof, the Company has not been notified in writing or, to the Knowledge of the Company, otherwise by the SEC that any of the Company SEC Documents is the subject of ongoing formal, informal or voluntary SEC review or investigation. To the Knowledge of the Company, as of the date hereof, there are no pending, and since December 31, 2016, except as publicly available on the SEC’s website, no Acquired Company has received any, oral or written correspondence from the SEC staff with respect to any accounting or financial matters or otherwise in respect of the consolidated financial statements of the Company.

Section 3.6 No Undisclosed Liabilities. No Acquired Company has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for liabilities (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2019 (or the notes thereto) or in any balance sheet (or notes thereto) included in any subsequent Company SEC Documents filed at least three (3) Business Days prior to execution and delivery of this Agreement, (b) incurred in the ordinary course of business since December 31, 2019 consistent with past practice, or (c) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Acquired Company maintains any material “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock and Company Series D Preferred Stock or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement, (a) the businesses of each of the Acquired Companies, and the Acquired Companies taken as a whole, have been conducted in the ordinary course of business consistent with past practice in all material respects (except for actions taken in connection with this Agreement and the discussions and negotiations of this Agreement and (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Except for (i) actions taken in connection with this Agreement and the discussions and negotiations of this Agreement, or (ii) as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2019, through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(b) if taken after the date hereof.

Section 3.9 Litigation.

(a) Other than claims arising under insurance Contracts of any Company Insurance Subsidiary within the ordinary course of business and that are not part of any class action litigation, (i) there is no suit, claim, action, proceeding, arbitration, mediation, audit, hearing, investigation, civil investigative demand, inquiry or request for documents commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against any Acquired Company, any Acquired Company’s properties or assets or any Acquired Company’s present or former officers or directors (in their capacities as such), that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) no Acquired Company nor any of its properties or assets nor any Acquired Company’s present or former officers or directors (in their capacities as such) is subject to any Judgment that, in each case, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) There is no Action pending or, to the knowledge of the Company, threatened against any Acquired Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 3.10 Compliance with Laws; Permits.

(a) The Acquired Companies are in, and at all times since December 31, 2017, have been in, compliance with all Laws and Judgments applicable to them or by which any of their respective businesses, operations, assets or properties are bound, except for such violations or noncompliance, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since December 31, 2017, none of the Acquired Companies has received any written communication or, to the knowledge of the Company, oral communication from a Governmental Entity that alleges that any Acquired Company is not in compliance with any applicable Laws in any material respect. The Acquired Companies are in, and at all times have been in, material compliance with the Regulatory Agreement described on Section 3.10 of the Company Disclosure Letter.

(b) The Acquired Companies have in effect, and at all times since December 31, 2017 have held in effect, all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, and since December 31, 2017 have been in compliance with the terms of such Permits, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except where failure to hold the same or the failure of the same to be in full force and effect would not constitute a Company Material Adverse Effect. The Acquired Companies comply in all material respects with such Permits, and since December 31, 2017, no Acquired Company has received any written notice of any material violation of any Permit, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2017, no Acquired Company has been informed in writing or, to the knowledge of the Company, orally by the applicable Governmental Entity, that such Permits will be, or have threatened to be, cancelled, suspended, revoked, invalidated or will not be renewable upon expiration, except where failure of such renewal has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) Since December 31, 2013, the Company and each of its Subsidiaries has been in compliance in all material respects with and has not been in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) applicable Laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, and (iii) all other similar Laws applicable to the Company or its Subsidiaries relating to anti-corruption compliance (collectively, the “Anti-Corruption Laws”).

(d) Except, in each case, as has not been, or would not reasonably expected to be, materially adverse to the Acquired Companies, taken as a whole: (i) the Company has complied at all times with all applicable Data Protection Requirements and is not subject to any Action by a Governmental Entity for any actual or potential violation of any Data Protection Law; (ii) except as permitted under Data Protection Requirements, the Company does not use, collect, or receive any Personal Data for the purpose of identifying and locating any person and does not become aware of the identity or location of, or identify or locate, any person as a result of any receipt of Personal Data; (iii) the Company’s information security policies (x) include reasonable administrative, technical, and physical safeguards reasonably designed to safeguard the security, confidentiality, and integrity of transactions involving Personal Data, (y) are reasonably designed to protect against unauthorized access to Personal Data and the systems of any third-party service providers that have access to Personal Data, and (z) are in compliance with all applicable Laws; (iv) the Company is in compliance, and since December 31, 2017, the Company has complied, with the privacy policies posted on its website; (v) the Company is, and has been since December 31, 2017, certified to be in compliance with Payment Card Industry Data Security Standard that impose requirements on the collection, processing, storage, disclosure, disposal or other handling of Personal Data; and (vi) the Company has neither provided, nor been required to provide, notice to an individual, business entity, or Governmental Entity relating to a cybersecurity incident or the unauthorized access to or acquisition of Personal Data.

(e) Since December 31, 2013, none of the Company and its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has for the benefit of the Company or any of its Subsidiaries, engaged in any financial transaction or other business conduct, including the sale, import, or export of goods or services, or facilitated such financial transaction or business conduct, or otherwise engaged in any business or financial arrangement with a Sanctioned Person or otherwise been in violation of Sanctions.

(f) Since December 31, 2013, the Company and its Subsidiaries have and have had in place and are and have been in material compliance with, policies, procedures, and internal controls reasonably designed to prevent their respective directors, officers, employees, agents, and representatives from undertaking any activity, practice, or conduct relating to the business of the Company or any Subsidiary that would constitute a material violation of applicable Anti-Money Laundering Laws, and since December 31, 2013, none of the Company or its Subsidiaries has materially violated any applicable Anti-Money Laundering Laws.

(g) Since December 31, 2017, none of the Company nor any of its Subsidiaries has (i) received any written correspondence from a Governmental Entity, (ii) conducted an internal investigation, (iii) provided any voluntary disclosure to a Governmental Entity, or (iv) been the subject of any investigation, inquiry, or enforcement proceedings (to which they have received notification of such investigation, inquiry, or enforcement proceedings) by any Governmental Entity, in each case, relating to an offense under or alleged violation of any of the Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions.

(h) Since December 31, 2017, the Company and its Subsidiaries have been in compliance in all material respects with all provisions in Contracts with its banking or mortgage servicing clients to the extent that such provisions reflect requirements for force-placed insurance set forth in 12 Code of Federal Regulations § 1024.37.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3.3 of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, other than any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Acquired Companies, under which any current or former employee, director or independent contractor of any of the Acquired Companies has any present or future right to benefits or for which any of the Acquired Companies has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of any of the Acquired Companies (including an obligation to make contributions), excluding any such agreement, plan or arrangement that is statutorily required. With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy thereof and, to the extent applicable: (i) the most recent plan document, including all amendments and a written description of any material unwritten Company Plan; (ii) all related trust agreements or other funding instruments, insurance contracts and material administrative contracts; (iii) the most recent determination or opinion letter issued by the U.S. Internal

Revenue Service (the “IRS”) with respect to such plan; (iv) the current summary plan description and other equivalent written communications by the Company to their respective employees concerning the extent of the benefits provided under each Company Plan, including any summaries of material modifications; (v) the most recent annual report and accompanying schedules; and (vi) copies of any material correspondence with the IRS, Department of Labor, or other Governmental Entity.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to the Company Plans, each Company Plan (and its related trust, insurance contract or fund) has been established, administered and funded in accordance with its terms and in compliance with ERISA, the Code and all other applicable Laws.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company, all contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan with respect to all prior periods (including all distributions, reimbursements, premiums, fees and administrative expenses required to be paid under or in connection with each Company Plan) have been timely made or, for any payments that are not yet due, properly accrued and reflected in the Company’s financial statements to the extent required by GAAP applied on a consistent basis.

(d) Each Company Plan intended to be qualified under Section 401(a) of the Code, and its related trust, has at all times since its adoption been so qualified, and has received a favorable determination, advisory or opinion letter, as applicable, from the IRS on which the Company can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred and no fact or circumstance exists that would reasonably be expected to cause any such Company Plan to not be so qualified or exempt, or which could cause the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by any of the Acquired Companies forms any part of the assets of any Company Plan that is intended to qualify under Section 401(a) of the Code.

(e) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, there is no material Action) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or, to the knowledge of the Company, threatened, relating to any of the Company Plans or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions.

(f) No Company Plan is subject to Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has any liability, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, established, contributed to or been obligated to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, a multiple employer welfare benefit arrangement (as defined in Section 3(40) of ERISA), or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and no condition exists that would subject any of the Acquired Companies by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Acquired Companies) and except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company.

(g) No Acquired Company has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by 4980B of the Code and Section 601 of ERISA, any other applicable Law or with respect to premium reimbursements provided during a limited post-employment severance period pursuant to the agreements set forth on Section 3.11(g) of the Company Disclosure Letter.

(h) Section 3.11(h) of the Company Disclosure Letter sets forth each Company Plan that is a self-insured arrangement by the Acquired Companies which provides for medical coverage.

(i) Neither the execution and delivery of this Agreement nor the Transactions will, either alone or together with any other event, (i) entitle any current or former employee, director or independent contractor of any of the Acquired Companies to any bonus, incentive, severance or other compensatory payment or benefit or materially increase the amount of any compensation or benefits due to such individual, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to any Company Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any of the Acquired Companies as a result of the imposition of any excise Tax under Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j) Except as set forth on Section 3.11(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the Transactions will, either alone or together with any other event, give rise to the payment of any amount or any benefit (whether in cash or property or the vesting of property) that will not be deductible by any of the Acquired Companies under Section 280G of the Code.

(k) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole: (i) none of the Acquired Companies nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; and (ii) to the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Plan, and (iii) there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of a security with respect to a Company Plan or the imposition of any Lien on the assets of any of the Acquired Companies under ERISA or the Code.

(l) All Company Plans subject to the Laws of any jurisdiction outside of the United States or that covers any employee, officer, director or other individual service provider of any of the Acquired Companies residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if they are intended or required to be qualified, approved or registered with a Governmental Entity, and have been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(m) Section 3.11(m) of the Company Disclosure Schedule sets forth a true and complete list of each individual who holds a Company Stock Option and Company RSU, which schedule shows for each Company Stock Option and Company RSU, if applicable, the date such Company Stock Option or Company RSU was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Stock Option or Company RSU and, the exercise price, if applicable. With respect to each Company Stock Option and Company RSU (i) each grant was made in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Stock Plan, (ii) each Company Stock Option has an exercise price that is equal or greater than the fair market value of the underlying Company Common Stock on the applicable date on which the grant of such Company Stock Option was by its terms effective, and (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

Section 3.12 Labor Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter, no Acquired Company is a party to, or is bound by, any collective bargaining agreement with any labor union, labor organization, works council or similar organization, or any other agreement regarding the rates of pay or working conditions of any employees, and no Acquired Company has been a party to or bound by any such agreement, in each case, in the past five years, and to the knowledge of the Company, there are no activities or proceedings of any labor union, labor organization, works council or similar organization to organize any employees of the Acquired Companies. There has been no labor dispute, strike, picketing, work stoppage or lockout, organizational activity or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any of the Acquired Companies, whether engaged in collective action or not. To the knowledge of the Company, there is no representation claim or petition pending before any applicable Governmental Entity with respect to employees of the Acquired Companies. Except as would result in material liability to the Company, taken as a whole, each Acquired Company has complied in all respects with all applicable Laws and administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment (including on the basis of race, color, religion, sex, national origin, age, or disability) and collective bargaining as well as the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal Laws pertaining to employment and labor, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Further, except as would result in material liability to the Company, taken as a whole, there are no material Actions or material charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Acquired Companies, including any charges, grievances, complaints or investigations alleging material violations of state or federal Laws related to labor or employment, whether domestic or international, including Laws related to wages and hours (including the Fair Labor Standards Act and comparable state or local Laws), immigration, discrimination in employment (including on the basis of race, color, religion, sex, national origin, age, or disability), collective bargaining, workplace health and safety, plant layoffs or shutdowns (including WARN), unlawful employment practices, or any other Action before or under the jurisdiction of any court, arbitrator or tribunal, the Office of Federal Contract Compliance, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the U.S. or any State Department of Labor, except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company.

(b) None of the Acquired Companies has any liability arising from the treatment of any individual who performs or performed services for any Acquired Company as an independent contractor as opposed to an employee, including by reason of (i) such individual being improperly excluded from participating in any Company Plan or (ii) any Acquired Company failing to make required withholdings from such individual’s compensation, in each case, except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(c) Since December 31, 2017, (i) to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Acquired Companies, except as would result in material liability to the Company, taken as a whole, and (ii) none of the Acquired Companies has entered into any settlement agreement with any current or former employee of the Acquired Companies relating to allegations of sexual harassment or sexual misconduct made against any director, officer or other managerial employee.

(d) As of the date of this Agreement, to the knowledge of the Company, no executive officer or key employee, has provided the Company with notice of intention to terminate their employment with the Acquired Companies.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect: (i) each Acquired Company is, and, at all times subject to the relevant statute of limitations, has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with all Environmental Permits necessary for its operations; (ii) no Acquired Company has received any written notification alleging that it is liable for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any release or threatened release of, or the exposure of any Person to, Materials of Environmental Concern; (iii) to the knowledge of the Company, no release of Materials of Environmental Concern has occurred at, on, above, under or from any Owned Company Real Property or Leased Company Real Property that is reasonably likely to result in any material cost, liability of the Company or any Subsidiary of the Company under any applicable Environmental Laws and (iv) no Acquired Company has received any written claim, demand, citation, summons, order or complaint, or is currently subject to any penalty or Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened in writing.

Section 3.14 Taxes. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) All Tax Returns that are required to have been filed by or with respect to any Acquired Company have been timely filed (taking into account any extension of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete;

(b) The Acquired Companies have timely paid all Taxes that may be due and owing by or with respect to any of them (whether or not required to be shown on any Tax Return);

(c) All Taxes that any Acquired Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity;

(d) There is not pending or, to the knowledge of the Company, threatened in writing any audit, examination, investigation or other Action with respect to any Taxes for which any Acquired Company may be liable;

(e) All deficiencies asserted in writing or assessments made in writing as a result of any examination of Tax Returns required to be filed by or with respect to any Acquired Company have been paid in full or otherwise finally resolved;

(f) No Acquired Company has waived in writing any statute of limitations with respect to Taxes which waiver is currently in effect, and no written request for such a waiver is outstanding;

(g) No Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Effective Time, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or receipt of any prepaid amount, in each case prior to the Effective Time; and

(h) No Acquired Company is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than any such group the common parent of which was the Company). No Acquired Company has any potential liability for Taxes of any other Person (other than another Acquired Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each of the following Contracts to which any Acquired Company is a party or to or by which any Acquired Company or any of its assets or businesses is subject or bound (and any amendments, supplements and modifications thereto):

(i) any Contract that limits in any material respect either the type of business in which any Acquired Company (or, after the Effective Time, any Parent Company) or any of their respective Affiliates may engage or geographic area in which any of them may so engage in any business;

(ii) any indenture, loan or credit agreement, security agreement, guarantee, note, mortgage, letter of credit, reimbursement agreement or other Contract, in any such case relating to indebtedness of any Acquired Company having an outstanding principal amount in excess of $5,000,000 (except for such indebtedness between the wholly owned Acquired Companies or guarantees by the Company or a Subsidiary of the indebtedness of any wholly owned Subsidiary of the Company);

(iii) any Contract relating to any material joint venture, strategic alliance, partnership or similar agreement (other than any such agreement solely between or among the wholly owned Acquired Companies) and any Contract relating to a Material Affiliate Transaction;

(iv) any reinsurance treaty or agreement, including any retrocessional agreement, that is material to the Acquired Companies, taken as a whole (collectively, the “Company Reinsurance Agreements”);

(v) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $5,000,000 under which any of the Acquired Companies has any material outstanding earn out, deferred payment, indemnification or contingent payment obligations, other than this Agreement and any Contract to purchase or sell goods or services in the ordinary course of business consistent with past practice;

(vi) any Contract pursuant to which (A) any Acquired Company licenses or otherwise grants rights in or to any Company Owned Intellectual Property that is material to the Acquired Companies, taken as a whole or (B) any Person licenses to any Acquired Company, or otherwise authorizes any Acquired Company to use, any Intellectual Property that is material to the Acquired Companies, taken as a whole (the “Company Intellectual Property Agreements”), in each case other than (x) license agreements for any non-customized commercially available Software, (y) Contracts between an Acquired Company, on the one hand, and an employee or consultant of an Acquired Company, on the other hand, entered into in the ordinary course of business and (z) Contracts which contain non-exclusive licenses or sublicenses of such Intellectual Property between an Acquired Company, on the one hand, and a supplier, vendor, agent or broker of an Acquired Company, on the other hand, entered into in the ordinary course of business consistent with past practice; and

(vii) any Contract not otherwise described in any other subsection of this Section 3.15(a) entered into prior to the date hereof that is required to be filed by the Company in a future report to be filed or furnished to the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement.

(viii) any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $10,000,000 (other than any contracts under which the Company or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of the Company);

(ix) any Contract that prohibits the payment of dividends or distributions in respect of the shares or capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the shares or capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of any guarantee by the Company or any Subsidiary of the Company;

(x) any Contracts that involve or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $20,000,000 in any twelve month period, other than (x) those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (y) any Company Real Property Lease or (z) any Contract with financial advisors, investment bankers, attorneys, accountants, consultants, or other advisors in connection with the Transactions;

(xi) any Contracts that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the Company’s ability to consummate the Transactions;

(xii) any Contracts that constitute collective bargaining agreements;

(xiii) any Contracts that involve the provision of material third-party administration or other policy or claims administration services with respect to any insurance contracts, or investment management services to the Company or any of its Subsidiaries;

(xiv) any Contracts that provide for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, and necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, other than managing agency agreements or managing general underwriting agreements;

(xv) any material Contract or commitment with any Insurance Regulator; and

(xvi) each Contract entered into prior to the date hereof that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, and each Contract required to be listed in Section 3.15(a) of the Company Disclosure Letter is referred to herein as a “Material Company Contract.”

(b) Each Material Company Contract is valid and binding on each Acquired Company party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, subject to the Enforceability Limitations. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no breach or default under any Material Company Contract by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto and no event or condition has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Company Contract.

Section 3.16 Company Reinsurance Agreements. None of the Acquired Companies has received written notice or, to the knowledge of the Company, oral communication of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Company Reinsurance Agreement, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) since December 31, 2017, none of the Acquired Companies has received any written notice from any party to a Company Reinsurance Agreement that any amount of reinsurance ceded by any Acquired Company to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the knowledge of the Company, no party to a Company Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the knowledge of the Company, the financial condition of each party to a Company Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no, and since December 31, 2017 there have been no, disputes under any Company Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established, and (v) the relevant Acquired Company is entitled under any applicable Insurance Laws and SAP to take full credit in its Company Statutory Financial Statements for all amounts recoverable by it pursuant to any Company Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Company Statutory Financial Statements, and no Governmental Entity has objected to such characterization and accounting.. None of the Company Reinsurance Agreements is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by any of the Acquired Companies (the “Owned Company Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) an Acquired Company has good and marketable fee simple title to the Owned Company Real Property free and clear of all Liens, except for Permitted Liens, and (ii) no Acquired Company owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to buy, acquire, sell, dispose of or lease any Owned Company Real Property or any material portion thereof or interest therein.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Owned Company Real Property or, to the knowledge of the Company, any Leased Company Real Property or (in either case) any portion thereof or interest therein.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased, licensed or occupied under any Company Real Property Lease that has a lease obligation of more than $125,000 per year (the “Leased Company Real Property” and, together with Owned Company Real Property, the “Company Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably expected to have, a Company Material Adverse Effect, with respect to the Leased Company Real Property, (i) all rent and other sums and charges payable by any Acquired Company as tenant or occupant under any Company Real Property Lease have been duly paid and discharged in all material respects, (ii) each Acquired Company has a good and valid leasehold interest in each Leased Company Real Property free and clear of all Liens, except for Permitted Liens, (iii) no Acquired Company has leased, licensed or otherwise granted to any Person (other than any of the other Acquired Companies) the right to use or occupy any parcel of Leased Company Real Property or any portion thereof, and (iv) each Acquired Company has peaceful, undisturbed possession of each parcel of Leased Company Real Property or any portion thereof pursuant to a Company Real Property Lease, subject to any leases, subleases or similar arrangements that may be in existence.

(d) Each Owned Company Real Property and Leased Company Real Property is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Acquired Company has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement free and clear of all Liens, except Permitted Liens.

Section 3.18 Intellectual Property; Software.

(a) Section 3.18(a) of the Company Disclosure Letter contains a true, correct and complete list and description of all issued Patents and pending applications for Patents, registered Trademarks and pending applications to register Trademarks, material unregistered Trademarks, Proprietary Software, Company Domain Names and registered Copyrights, in each case included in the Company Owned Intellectual Property. All registration, renewal and maintenance fees and taxes due and payable on or before the date hereof in respect of each of the applications and registrations listed on Section 3.18(a) of the Company Disclosure Letter have been paid.

(b) Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole, an Acquired Company (i) exclusively owns all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted IP Encumbrances), and such rights are valid, subsisting and to the knowledge of the Company, enforceable, or (ii) has a valid and enforceable right to use any other material Intellectual Property used or held for use in the business of the Acquired Companies, free and clear of any Liens (other than Permitted IP Encumbrances). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Owned Intellectual Property and the rights of the Acquired Companies in Intellectual Property under the Company Intellectual Property Agreements collectively constitute all Intellectual Property rights necessary to conduct the business of the Acquired Companies as presently conducted. The Acquired Companies are in material compliance with all contractual obligations relating to the protection of such of the Intellectual Property it uses pursuant to the Company Intellectual Property Agreements. The consummation of the Transactions will not materially alter or impair any rights of the Acquired Companies to any Company Owned Intellectual Property.

(c) The business of the Acquired Companies (including the Company Software), as presently conducted, and as has been conducted since December 31, 2017, and the products and services of the Acquired Companies do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no infringement or misappropriation Actions pending or, to the knowledge of the Company, threatened with respect to any Company Owned Intellectual Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned Intellectual Property, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole.

(e) No present or former officer, director, employee, agent, outside contractor, or consultant of the Acquired Companies holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company Owned Intellectual Property. All current and former employees, agents, consultants or contractors who have been involved in the creation, development, or modification of any material Intellectual Property for or on behalf of an Acquired Company have executed and delivered written agreements that assign to such Acquired Company all rights to such Intellectual Property developed by them in the course of performing their services for such Acquired Company or are otherwise subject to a valid and enforceable employment policy granting such an assignment to such Acquired Company of such Intellectual Property. To the knowledge of the Company, there has been no breach or violation by any other party to any such agreement, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) The Acquired Companies have taken commercially reasonable measures to maintain the confidentiality and ownership of the Know-How included in the Company Owned Intellectual Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) The Company owns or has a right to access and use in all material respects the Company IT Systems, as such Company IT Systems are currently used and contemplated to be used by the Acquired Companies. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies maintain commercially reasonable policies and procedures that protect the operation, confidentiality, integrity and security of the Company IT Systems and any Software that is involved in the collection and/or processing of data, including Personal Data. The Company IT Systems are sufficient and adequate in all material respects for the current operation of the Acquired Companies, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or disable or otherwise harm any Company IT Systems (including Personal Data on such Company IT Systems), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2017, there has been no material failure, vulnerability or defect of the Company IT Systems (including with respect to Personal Data) which has not been fully resolved, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Acquired Company is, and has at all times been, in compliance with all applicable Data Protection Requirements in all applicable jurisdictions.

(h) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no Open Source Code licensed to any of the Acquired Companies that is incorporated into or distributed with any Proprietary Software which may (A) require compulsory disclosure, licensing, or distribution of any source code for any Proprietary Software, (B) otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Proprietary Software or (C) as a result of the use by any Acquired Company of such Open Source Code, grant or purport to grant to any third party any rights or immunities under any Company Owned Intellectual Property.

Section 3.19 Insurance Matters.

(a) The information and data furnished by any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary for all periods beginning on or after December 31, 2017 through the date hereof and all material attachments, addenda, supplements and modifications thereto, were accurate in all material respects for the past periods covered therein and are accurate in all material respects for the periods covered therein.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which any Company Insurance Subsidiary is domiciled or deemed commercially domiciled under applicable Law.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) (the “Policies”) that are issued by a Company Insurance Subsidiary, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates (including fees) approved in all material respects by the Insurance Regulator of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulator within the period provided for objection. All Policies and all such marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All premium rates and fees charged by the Company Insurance Subsidiaries conform to the premium rates and fees established by the Company Insurance Subsidiaries and comply in all material respects with the Insurance Laws applicable thereto except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Insurance Subsidiaries and the Company Distribution & Technology Subsidiaries are, and since December 31, 2017 have been, in compliance with all applicable Laws regulating the marketing and sale of the Policies written by the Company Insurance Subsidiaries or the Company Distribution & Technology Subsidiaries, regulating advertisements, requiring mandatory disclosure of policy information, including rates, fees and commissions, requiring employment of standards to determine if the purchase of an insurance policy is suitable for an applicant, and prohibiting the use of unfair methods of competition and deceptive acts or practices.

(e) As of the date hereof, there are no material unpaid claims and assessments against the Company Insurance Subsidiaries by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool other than any in the ordinary course of business, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no such claim or assessment is pending, or to the knowledge of the Company threatened, and the Company Insurance Subsidiaries have not received written notice of any such claim or assessment against any of the Company Insurance Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(f) Since December 31, 2017, the Company Insurance Subsidiaries, Company Distribution & Technology Subsidiaries and, to the knowledge of the Company, their respective Producers and Administrators that are employed by an Acquired Company, have issued, sold, produced, managed, administered and marketed such Policies and insurance policies issued by unaffiliated insurance companies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold (including Laws relating to racial and other forms of discrimination) except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) Each of the Company Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity, or except, in each case, as individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All material deficiencies or violations noted in the financial and market conduct examination reports of any Insurance Regulators received by the Company Insurance Subsidiaries since December 31, 2017 have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations. Without limiting the foregoing, each of the Company Insurance Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among the Company Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any Affiliate are in material compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained. Except as would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 3.19(g) of the Company Disclosure Letter, none of the Company Insurance Subsidiaries is subject to any pending, or, to the knowledge of the Company, threatened financial or market conduct examination or other investigation by an Insurance Regulator.

(h) Except as required by Insurance Laws of general applicability or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries or to which any of the Company Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has any of the Company Insurance Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to any of the Company Insurance Subsidiaries, which restricts materially the conduct of the business of any of the Company Insurance Subsidiaries or in any manner relates to its capital adequacy, credit or risk management policies or management.

Section 3.20 Reserves. The reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums for each Company Insurance Subsidiary contained in the applicable Company Statutory Financial Statements (a) were, except as otherwise noted in the applicable Company Statutory Financial Statements, determined in all material respects in accordance with SAP, (b) were computed in all material respects on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the applicable Company Statutory Financial Statements, (c) have been based in all material respects on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with contract provisions, and (d) satisfied in all material respects the requirements of all applicable Insurance Laws with respect to the establishment of reserves.

Section 3.21 Affiliate Transactions. As of the date of this Agreement, no relationship, direct or indirect (including any transaction or series of related transactions, taken as a whole), exists between any Acquired Company, on the one hand, and any officer, director or other Affiliate (other than any Acquired Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents (each such relationship or transaction a “Material Affiliate Transaction”), which is not described therein.

Section 3.22 Brokers. Except for J.P. Morgan Securities LLC, the Company has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Acquired Companies in connection with the Merger and the other Transactions. True, correct and complete copies of all Contracts between any of the Acquired Companies (or any other Person on behalf of any Acquired Company), on one hand, and J.P. Morgan Securities LLC or any other Person under which such Person would be entitled to receive any fees, commissions, expenses or other amounts have been made available to Parent.

Section 3.23 Takeover Statutes. The Company has taken any necessary action such that the provisions of Section 203 of the DGCL are not applicable to the Company, this Agreement, the Merger or any of the other Transactions and no other Takeover Laws or any anti-takeover provision in the Company Charter or the Company Bylaws are, or at the Effective Time will be, applicable to the Company, this Agreement, the Merger or any of the other Transactions. The Company does not have a shareholder rights plan, poison pill or similar plan.

Section 3.24 Fairness Opinion. The Company Board has received the opinion of J.P. Morgan Securities LLC to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Total Consideration is fair, from a financial point of view, to the holders of outstanding Company Common Shares. As of the date hereof, such opinion has not been modified, amended, revoked or rescinded. The Company shall, within one (1) Business Day of the date hereof, furnish a signed copy of such opinion to Parent solely for informational purposes.

Section 3.25 Investments.

(a) Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the bonds, stocks, mortgage loans, and other investments that are carried on the books and records of the Company and its Subsidiaries (the “Investment Assets”) that it purports to own, free and clear of all Liens, except Permitted Liens. The Company has made available to Parent a copy, as of the date of this Agreement, of all Company Investment Guidelines.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions, or other penalties or restrictions relating to withdrawals or redemptions.

(c) Except as would not, or would not reasonably be expected to, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets, and (ii) there are no outstanding commitments, options, put agreements, or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 3.26 No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub contained in ARTICLE IV, no Parent Company or any Affiliate or Representative thereof has made or is making any express or implied representation or warranty to the Company with respect to any Parent Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (a) set forth in the corresponding Section of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being understood that the disclosure of any item in any Section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this ARTICLE IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Parent SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than three (3) Business Days prior to the execution and delivery of this Agreement (excluding any disclosures contained in the “Risk Factors” Section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of each of clauses (ii) and (iii) above, as, individually or in the aggregate, have not, and would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.2 Authority.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent, Merger Sub and Allstate Insurance Holdings, LLC, and no other proceedings on the part of Parent, Merger Sub or Allstate Insurance Holdings, LLC are necessary to approve this Agreement or to consummate the Transactions, subject to filing the Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Parent and Merger Sub , enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

(b) The Parent Board, at a meeting duly called and held, duly and adopted resolutions (i) approving this Agreement, the Merger and the other Transactions and (ii) determining that the terms of the Merger and the other Transactions are in the best interests of Parent.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended to the date of this Agreement, or (ii) assuming (x) compliance with the matters set forth in Section 3.4(b) (and assuming the accuracy of the representations and warranties made in such Section 3.4(b)) and (y) that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of Section 4.3(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any applicable Law, in each case that is applicable to any Parent Company or by or to which any of its assets or properties is subject or bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which any Parent Company is a party or by or to which any Parent Company or any of its assets or businesses is subject or bound, other than, in each case, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ and the NYSE, (v) the filings of an Application for Approval of Acquisition of Control, a Statement Regarding the Acquisition of Control or “Form A” statement with, and receipt of the approval of such filings from, each of the Specified Insurance Regulators and the submission of a filing pursuant to Tex. Ins. Code 4001.253 to, and the receipt of the approval or prior written non-disapproval of such filing from, the Texas Department of Insurance, (vi) the filing with the Secretary of State of the Certificate of Merger as required by the DGCL, (vii) the consents, approvals, orders, licenses, authorizations, actions, filings, registrations, declarations and notifications set forth in Section 3.4(b) of the Parent Disclosure Letter, and (viii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock and Company Series D Preferred Stock or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against any Parent Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform their obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.6 Ownership of Company Shares. None of Parent, its Subsidiaries (including Merger Sub) or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case, as defined in Section  203 of the DGCL. No Parent Company owns any Company Shares.

Section 4.7 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no material liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by a direct, wholly-owned subsidiary of Parent.

Section 4.8 Sufficient Funds. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other Transactions. As of the date hereof and as of the Closing Date, Parent and Merger Sub will have sufficient immediately available funds to pay or cause to be paid all amounts required to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including the aggregate Merger Consideration on the terms and conditions contained in this Agreement and Parent’s and Merger Sub’s costs and expenses.

Section 4.9 Brokers. Except for Ardea Partners LP, Parent has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Parent Companies in connection with the Merger and the other Transactions.

Section 4.10 No Other Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties of the Company contained in ARTICLE III, no Acquired Company or any

Affiliate or Representative thereof has made or is making any express or implied representation or warranty to Parent with respect to any Acquired Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) Except for matters set forth in Section 5.1 of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or required by Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain its legal existence and conduct its business and the business of its Subsidiaries in the ordinary course in substantially the same manner as previously conducted and (ii) to the extent consistent therewith, use and cause each of its Subsidiaries to use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, goodwill associated therewith, relationships with regulators and business relationships.

(b) Without limiting the generality of Section 5.1(a), except for matters set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly required or permitted by this Agreement or required by Law, from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall not, and shall not permit any other Acquired Company to, do any of the following without the prior written consent of Parent (which, solely in the case of clauses (vi), (viii), (xii), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxiii), (xxvi), (xxvii), and, in respect of the foregoing, (xxix), consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or permit the adoption of any amendment to the Company Charter or the Company Bylaws or the organizational documents of any other Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) make, approve or otherwise authorize any adjustment to any Company RSU or Company Stock Option resulting from the declaration and/or payment of the Special Dividend;

(iv) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) Company Voting Debt or other voting securities, (C) Company Stock Equivalents (including, for the avoidance of doubt, any Company RSU) or (D) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, any Acquired Company, other than (1) the issuance of Company Common Shares upon the exercise or vesting of awards outstanding as of the date of this Agreement in accordance with the terms under the Company Stock Plans as of the date of this Agreement or (2) transactions solely between the Company and wholly owned Acquired Companies or solely between wholly owned Acquired Companies;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (A) any dividend or distribution by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (B) periodic cash dividends paid by the Company on Company Preferred Stock outstanding on the date hereof in an amount not in excess of the amounts required by the applicable certificates of designation for such preferred shares, with record and payment dates in accordance with the Company’s customary dividend schedule, (C) regular quarterly dividends in an amount per Company Common Share no greater than the quarterly dividend declared and paid by the Company during the fiscal quarter ended December 31, 2019, with record and payment dates in accordance with the Company’s customary dividend schedule; provided that any such record date or payment date must occur prior to the Closing Date and (D) the Special Dividend;

(vi) other than in the ordinary course of business consistent with past practice and so long as in compliance with the Company Investment Guidelines, enter into any interest rate, derivatives or hedging transaction (including with respect to commodities);

(vii) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests (except in connection with cashless exercises or withholding of Taxes pursuant to the vesting or exercise, as the case may be, of Company Stock Awards outstanding as of the date hereof in accordance with their terms under the Company Stock Plans as of the Specified Time);

(viii) make or agree to make any new capital expenditures outside the ordinary course of business, other than capital expenditures that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(ix) acquire (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or a material portion of the assets thereof other than (A) acquisitions of insurance Producers in the ordinary course of business consistent with past practice for consideration not to exceed $1,000,000 in the aggregate, (B) transactions solely between or among Acquired Companies, or (C) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

(x) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien, abandon or otherwise dispose of (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or any assets, other than (A) transactions solely between or among Acquired Companies, (B) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (C) sales or dispositions of obsolete, surplus, or worn-out assets or equipment in the ordinary course of business consistent with past practice, (D) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice, and (E) grants of Permitted Liens;

(xi) enter into, waive or amend any Contract related to any Material Affiliate Transaction, other than transactions solely between or among Acquired Companies;

(xii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness of any third party or any other Acquired Company, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of any Acquired Company, or guarantee any debt securities of any third party or any Acquired Company or refinance any of the same, or enter into any “keep well,” capital or surplus maintenance arrangement or other agreement to maintain any financial statement condition of another Person (including any Acquired Company), other than (A) trade payables in the ordinary course of business consistent with past practice, or (B) guarantees by the Company of such indebtedness or debt securities of its wholly owned Subsidiaries or guarantees by the wholly owned Subsidiaries of the Company of such indebtedness or debt securities of the Company;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person, in an aggregate amount in excess of $1,000,000 other than (A) to any other Acquired Company, (B) commission advances to agents or brokers in the ordinary course of business consistent with past practice or (C) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

(xiv) except to the extent required by the terms of any Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter or as otherwise set forth in this Agreement, (A) increase the compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, other than annual merit and market adjustments of base salaries and target cash bonus opportunities, in each case, (I) in the ordinary course of business consistent with past practice, (II) made at such time during the fiscal year as such adjustments have been made in the ordinary course of business during prior fiscal years, and (III) not to exceed, with respect to any individual, 3% with respect to base salary or target cash bonus opportunities, in each case, relative to his or her base salary and target annual cash bonus opportunities as of the date hereof, (B) establish, adopt, amend in any material respect or terminate any Company Plan (or any compensation or benefit plan, program, or agreement that would constitute a Company Plan if in effect on the date of this Agreement) other than in the ordinary course of business consistent with past practice with respect to annual health or welfare plan renewals, (C) accelerate the vesting or payment of, or the lapsing of restrictions with respect to, any compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, including, but not limited to, any stock-based compensation, (D) hire, promote or terminate the employment (other than for cause), or enter into or modify the contractual relationship, of any employee of any of the Acquired Companies at the level of vice president or above, other than to fill any vacant positions set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter in accordance with the terms and conditions set forth on such schedule, (E) fund any payments or benefits that are payable or to be provided under any Company Plan other than as explicitly required by the terms of such Company Plan, (F) make any loan to any present or former employee or individual independent contractor of any Acquired Company (other than advancement of expenses in the ordinary course of business consistent with past practice), or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xv) make any (i) change in its actuarial, underwriting, claims management, agency management, pricing, counterparty criteria, reserving or reinsurance practices, policies and procedures other than any such change to the extent required by a change in GAAP or SAP, or (ii) change to the Company Investment Guidelines;

(xvi) implement or adopt any change in its policies or methods of accounting, except to the extent required to conform to changes in statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto;

(xvii) except to the extent otherwise required by Law, make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund;

(xviii) commence or settle, compromise or otherwise resolve any Action as would result in any liability in excess of $5,000,000 in the aggregate (net of the amount reserved therefor or reflected on the balance sheet of the Company as of December 31, 2019 and amounts covered by insurance);

(xix) other than non-exclusive licenses or sublicenses in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of any material Intellectual Property;

(xx) transfer, sell, lease, license (except as permitted by Section 5.1(a)), mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company Intellectual Property;

(xxi) (A) enter into any Contract that would be a Material Company Contract if in effect on the date of this Agreement, other than (1) any Contract that can be terminated by any Acquired Company without material liability to the Acquired Company on sixty (60) days’ prior written notice, (2) any Contract to replace any Company Reinsurance Agreement that by its terms will expire prior to the Effective Time, which replacement Contract is on terms substantially consistent with past practice or otherwise on the best terms reasonably obtainable (3) any Contract to renew or replace any Material Company Contract, which, by its terms, will expire prior to the Effective Time, required for the prudent management of the Company’s business or (4) in the ordinary course of business consistent with past practice, provided, in the case of clauses (1) through (4), excluding any Contract that would be a Material Company Contract pursuant to Section 3.15(a)(i), or (B) terminate or consent to the termination of (other than expiration in accordance with its terms without action), waive any rights under, amend or modify any Material Company Contract or Contract permitted under this Section 5.1 to be entered into on or following the date hereof that would be a Material Company Contract if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice and as would not reasonably be expected to be materially adverse to the Acquired Companies;

(xxii) enter into a new line of business or withdraw from, or put into “run off”, any existing lines of business;

(xxiii) terminate, cancel or materially amend any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage or other coverage;

(xxiv) amend any Contracts between any of the Acquired Companies (or any other Person on behalf of any Acquired Company), on one hand, and J.P. Morgan Securities LLC or any other Person under which such Person would be entitled to receive any fees, commissions, expenses or other amounts in connection with the Transactions;

(xxv) adopt or implement any shareholder rights plan or similar arrangement;

(xxvi) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Entity;

(xxvii) recognize any labor union or negotiate, enter into, or amend any collective bargaining agreement;

(xxviii) enter into any material Contract or commitment with any insurance regulatory authority;

(xxix) agree to take, authorize, enter into any Contract obligating it to take, or commit to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxviii).

(c) The Company shall, or shall cause its applicable subsidiaries to, use reasonable best efforts at the request of and as directed by Parent, promptly following the date hereof, to enter into catastrophe reinsurance agreements on an excess of loss basis and supplementing the Company’s existing catastrophe reinsurance program on such terms as Parent shall request and are acceptable to the reinsurers, as contemplated by Section 5.1(c) of the Company Disclosure Letter; provided that Parent shall promptly (and within three (3) Business Days) reimburse the Company for the cost of such reinsurance as well as the reasonable out of pocket costs incurred by the Company in connection with obtaining such reinsurance. From and after entry into any such reinsurance or arrangements pursuant to this Section 5.1(c), the Company shall, and shall cause its applicable subsidiaries to, promptly pay over and assign all recoveries under any such reinsurance treaties or arrangements to Parent. If, following a termination of this Agreement, the Company shall terminate any such reinsurance treaty or arrangement, the Company shall promptly (and within three (3) Business Days) pay to Parent all premiums or similar amounts received or returned to the Company or its subsidiaries in connection with such termination.

Section 5.2 Company Acquisition Proposals.

(a) Following the execution of this Agreement, the Company and its Subsidiaries shall, and the Company shall cause the directors and officers of the Company to and shall direct their respective other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. The Company shall not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or (other than in respect of any confidentiality provision in any commercial contract entered into in the ordinary course of business) otherwise; provided, however, the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party solely to permit any Company Acquisition Proposal if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties under applicable Law.

(b) Except as provided in Section 5.2(c), the Company and its Subsidiaries shall not, and the Company shall cause the directors and officers of the Company not to and shall direct their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Company Acquisition Proposal, (ii) make available any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to a Company Acquisition Proposal or for the purpose of facilitating a Company Acquisition Proposal, (iii) engage in or otherwise participate in any discussions or negotiations, inquiries or submissions with respect to any Company Acquisition Proposal (other than to disclose to such Person the existence of this Section 5.2), (iv) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 5.2(c)), (v) reimburse or agree to reimburse the expense of any Person in connection with a Company Acquisition Proposal or (vi) publicly propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Section 5.2, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives, after the date of this Agreement, a bona fide written Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a material breach of this Section 5.2 and (iii) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then, prior to obtaining the Company Stockholder Approval, the Company may (and may authorize and permit its Subsidiaries and Representatives to): (A) make available information with respect to the Acquired Companies to the Person making such Company Acquisition Proposal pursuant to a Company Acceptable Confidentiality Agreement; provided that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person; and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may in any event have discussions with any Person solely in order to (1) clarify and understand the terms and conditions of the Company Acquisition Proposal made by such Person and (2) to request that any Company Acquisition Proposal made orally be made in writing. The Company shall promptly upon, and in any event within twenty-four (24) hours of, receipt of a Company Acquisition Proposal, advise Parent in writing of the receipt of such Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal or inquiry, proposal or offer and the material terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time and provide unredacted copies of any and all proposals, offers or related documentation received by the Company (or its Affiliates) or its Representatives in connection with such Company Acquisition Proposal. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Company Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any proposed documents to effect such Company Acquisition Proposal (or a written summary of the material terms of such Company Acquisition Proposal, if not made in writing).

(d) Except as otherwise provided in Section 5.2(e), Section 5.2(f), Section 5.2(g) or Section 5.2(h), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, (ii) adopt, approve, publicly recommend, publicly endorse or otherwise publicly declare advisable any Company Acquisition Proposal or publicly propose to do any of the foregoing, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, reinsurance agreement, option agreement, joint venture agreement, partnership agreement or other agreement providing for a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement pursuant to Section 5.2(c), (iv) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or the Company Bylaws inapplicable to any transactions contemplated by a Company Acquisition Proposal (including approving any transaction under the DGCL), (v) fail to publicly reaffirm the Company Recommendation within five (5) Business Days following receipt of a written request by Parent to provide such reaffirmation after a Company Acquisition Proposal shall have been publicly disclosed or shall have become publicly known, (vi) fail to include in the Proxy Statement the Company Recommendation or (vii) fail to recommend against a tender offer or exchange offer subject to Regulation 14D under the Exchange Act for twenty-five percent (25%) or more of the outstanding Company Common Shares within five (5) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or, if earlier, at least two (2) Business Days prior to the Company Stockholder Meeting (any of the actions set forth in clauses (i) through (vii) above, a “Company Adverse Recommendation Change”).

(e) Notwithstanding Section 5.2(d), and subject to Section 5.2(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board may in response to a Company Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a material breach of this Section 5.2, make a Company Adverse Recommendation Change and cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) (including by concurrently paying the Termination Fee) and concurrently enter into a binding definitive agreement to effect such Company Superior Proposal. Neither the Company Board nor any committee thereof shall make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) or cause the Company to enter into a binding definitive agreement to effect such Company Superior Proposal unless the Company has first complied with the provisions of Section 5.2(f) and, after so complying, the Company Board determines in good faith that such Company Acquisition Proposal continues to constitute a Company Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.2(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, identifying the Person making such Company Superior Proposal and providing copies of any agreements intended to effect such Company Superior Proposal and that the Company Board has made the determination that the Company Acquisition Proposal is a Company Superior Proposal, (ii) caused the Company and its Representatives to be available to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Company Superior Proposal (the “Company Superior Proposal Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Company Acquisition Proposal no longer constitutes a Company Superior Proposal, and (iii) after complying with the immediately foregoing clauses

(i) and (ii), reaffirmed the Company Board’s determination required under Section 5.2(e) in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, if, during the Company Superior Proposal Notice Period any revisions are made to a Company Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Company Superior Proposal to Parent and shall comply with the requirements of this Section 5.2(f) with respect to such new Notice of Company Superior Proposal, except that any subsequent Company Superior Proposal Notice Period shall be two (2) Business Days following Parent’s receipt of such new Notice of Company Superior Proposal. For the avoidance of doubt, delivery and receipt of a Notice of Company Superior Proposal shall not constitute a Company Adverse Recommendation Change.

(g) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would or would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law and the Company has first: (i) provided written notice to Parent (a “Notice of Company Intervening Event”) describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (ii) caused the Company and its Representatives to be available to negotiate, during the four (4) Business Days following Parent’s receipt of the Notice of Company Intervening Event (the “Company Intervening Event Notice Period”), in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event (to the extent Parent wishes to do so); and (iii) at the end of the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would constitute a breach of its fiduciary duties under applicable Law.

(h) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines (after consultation with its outside counsel) that failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, provided that this Section 5.2(h) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(d); provided, further that, in each case of the foregoing clauses (i) through (iii), the Company Board reaffirms its recommendation of the Transaction within three (3) days of any such communication.

Section 5.3 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement (and no later than thirty (30) days after the date hereof), the Company shall prepare and file with the SEC, a preliminary version of a proxy statement relating to the adoption and approval of this Agreement by the holders of the Company Common Stock at the Company Stockholder Meeting (together with any amendments or supplements thereto, whether preliminary or definitive, the “Proxy Statement”). Parent shall cooperate in the preparation of the Proxy Statement. The Company shall provide Parent with the opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Except as required by applicable Law, no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and, in any case, without providing Parent the opportunity to review and comment thereon. The Company will advise Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication received from the SEC or any state or foreign securities commission. If at any time prior to the Company Stockholder Meeting any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed with the SEC by the Company, after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock. As promptly as reasonably practicable after the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, the Company will file a definitive version of the Proxy Statement with the SEC and cause the definitive version of the Proxy Statement to be mailed to the holders of Company Common Stock.

(b) Unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 5.2(d), the Company shall, (i) as soon as reasonably practicable (and in no event later than forty-five (45) days) following the date on which the definitive version of the Proxy Statement is first mailed to holders of the Company Common Stock, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval, (ii) through the Company Board, recommend that the holders of Company Common Stock adopt this Agreement (the “Company Recommendation”), (iii) use its reasonable best efforts to solicit from holders of Company Common Stock proxies in favor of the adoption of this Agreement and (iv) use its reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholder Meeting for no longer than twenty (20) Business Days in the aggregate (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Stockholder Approval at the Company Stockholder Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

Section 5.4 Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to the Company and its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours during the period from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, to all of their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and its Representatives all information concerning its business, properties and personnel as such other may reasonably request, in each case, for reasonable business purposes related to the consummation of the Transactions; provided, however, such access does not unreasonably disrupt the ordinary course operations of the Acquired Companies. No access, materials, information or investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties. This Section 5.4 shall not require any Acquired Company to permit any access, or to disclose any materials or information, that in the reasonable judgment of such party would reasonably be expected to (i) result in the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality under any Contract or Law (provided that party shall have used its reasonable best efforts to obtain the consent of such third party to such access or disclosure), (ii) result in the loss of the attorney-client privilege, work product doctrine or other legal privilege with respect to such materials or information or (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, result in a violation of applicable Law (including a Governmental Entity alleging that providing such information violates any Regulatory Law). If any material is withheld by a party pursuant to the preceding sentence, such party shall inform the other as to the general nature of what is being withheld and use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply, to the extent permitted by applicable Law. All materials and information exchanged or to which access is granted pursuant to this Section 5.4 shall be subject to the Confidentiality Agreement, dated as of January 21, 2020 (the “Confidentiality Agreement”), between the Company and Parent.

Section 5.5 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including: (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act and the Requisite Regulatory Approvals); (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) executing and delivering any additional documents or instruments reasonably necessary to consummate the Transactions and to carry out this Agreement. In furtherance and not in limitation of the foregoing, each party agrees to make, if required, appropriate filings and registrations under applicable Regulatory Laws and Insurance Laws. Each party agrees to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within thirty (30) days after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act and to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Each party agrees to make, if required, appropriate filings of Applications for Approval of Acquisition of Control Statements, or “Form A” statements, and all related filings, with respect to the Transactions with the applicable Insurance Regulators, as applicable, within thirty (30) Business Days after the date hereof; provided, however, that any required pre-acquisition notice (Form E) filings, Form E exemption filings, and all related applications and filings with respect to the Transactions shall be submitted within forty (40) Business Days after the date hereof. Each party agrees to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be reasonably requested by any Insurance Regulator pursuant to the Insurance Laws and to take all other reasonable actions necessary, proper or advisable to obtain the applicable consents and approvals of the applicable Insurance Regulators as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with and without limiting the obligations to use certain efforts referenced in Section 5.5(a), to the extent relating to the requisite approvals, authorizations and clearances for the Transactions under the HSR Act and the other Regulatory Laws and the Insurance Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any Insurance Regulator or any other Governmental Entity and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions, (iii) permit the other a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting, discussion or conference with, the FTC, the DOJ, any Insurance Regulator or any other Governmental Entity or, in connection with any Action by a private party, with any other Person, and, to the extent permitted by the FTC, the DOJ, such Insurance Regulator or such other applicable Governmental Entity or other Person, as applicable, give the other the reasonable opportunity to attend and participate in such meetings, discussions and conferences solely to the extent such meetings, discussions and conference relate to this Agreement, the Merger or the other Transactions, and (iv) to the extent practicable and subject to the other provisions in this Section 5.5, attempt to confer in good faith in order to (A) exchange and review respective views and positions with the other as to potential Materially Burdensome Conditions and (B) discuss and present to, and engage with, the applicable Governmental Entity regarding any approaches or actions that could mitigate the scope or impact of a potential Materially Burdensome Condition so that it does not become a Materially Burdensome Condition. Parent and the Company shall promptly advise each other upon receiving any communication, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any requisite approval, authorization or clearance for the Transactions under the HSR Act or any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval, authorization or clearance or Requisite Regulatory Approval will be materially delayed or conditioned or impose or require a Materially Burdensome Condition. The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Regulatory Law, including any proceeding under 16 C.F.R. § 803.20. Notwithstanding anything to the contrary in this Section 5.5, no party will have any obligation to share any trade secret or other competitively sensitive information with the other party. Such materials and the information contained therein shall be given only to the outside counsel for matters relating to Regulatory Law of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates, unless express permission is obtained in advance from the Company or Parent, as the case may be, or its outside legal counsel. Each of the Company and Parent shall cause its respective outside legal counsel for matters relating to Regulatory Law to comply with this Section 5.5(b).

(c) Without limiting any other obligations of Parent hereunder, Parent will respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions and will use its reasonable best efforts to take any and all action necessary to ensure that each requisite approval, authorization or clearance under the HSR Act and each Requisite Regulatory Approval is obtained by the Outside Date, in each case, without imposing or requiring a Materially Burdensome Condition.

(d) Notwithstanding anything in this Agreement to the contrary, no Parent Company shall be obligated to, and no Acquired Company shall, without the prior written consent of Parent at its sole discretion, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking (A) any action that involves (i) making any divestiture or disposition of any portion of any business or assets, (ii) licensing any portion of any business or assets, (iii) accepting or entering any consent decree or hold separate order, (iv) placing any assets in trust, in each case by Parent or any of the other Parent Companies or the Company or any of the other Acquired Companies or any of their respective Affiliates, (v) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (vi) making any capital commitment or capital guaranty, (vii) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, or (B) any other action with respect to, or in connection with, Parent or the other Parent Companies or the Company or the other Acquired Companies or any of their respective Affiliates, in the case of clauses (A) and (B) above, which, individually or together with any other such action, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of (x) the Company and its Subsidiaries, taken as a whole, when considered together with the business lines of Parent and its Subsidiaries that, as of the date hereof, Parent intends to integrate with the Company and its Subsidiaries following the Closing, or (y) Parent and its Subsidiaries, taken as a whole (provided that, for this purpose, the business, financial condition, results of operations and financial condition of Parent and its

Subsidiaries, taken as a whole, shall be deemed to be as of the same scale as the entities described in the foregoing clause (x)) (any such action, a “Materially Burdensome Condition”).

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party or any of its Affiliates be required by a Governmental Entity to agree to take, or enter into any action with respect to their respective assets, businesses or Subsidiaries pursuant to this Section 5.5, which action is not conditioned upon the Closing.

Section 5.6 Employee Benefits Matters.

(a) For a period commencing at the Effective Time through December 31, 2021 (or, if earlier, the date of termination of the relevant employee) (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies as of immediately prior to the Effective Time (each, a “Continuing Employee”), (i) a base salary or hourly wage rate at least equivalent to the base salary or hourly wage rate in effect for such Continuing Employee immediately prior to the Closing, (ii) a target bonus opportunity that is at least equivalent to such Continuing Employee’s target bonus opportunity as in effect for fiscal year 2020 (which may be settled in cash, equity or a combination thereof as determined by Parent in its sole discretion), (iii) employee benefits substantially comparable to either, as determined by Parent in its sole discretion, the respective levels as in effect under the Company Plans (other than any equity compensation, change in control, retention, non-qualified deferred compensation arrangement, defined benefit plan or retiree health or welfare arrangement) immediately prior to the Closing or the employee benefits (other than any equity compensation, change in control, retention, non-qualified deferred compensation arrangement, defined benefit plan or retiree health or welfare arrangement) made available to similarly situated employees of Parent or its Subsidiaries from time to time, and (iv) with respect to any Continuing Employee whose employment is terminated by Parent or the Surviving Corporation (but not including any Continuing Employee who has entered into an individualized agreement providing for severance benefits upon a qualifying termination of employment), severance benefits that are no less than the severance benefits set forth in Section 5.6(a) of the Company Disclosure Letter, taking into account all service with the Company in determining the amount of severance benefits payable, subject to such Continuing Employee’s execution of a general release of claims in favor of the Parent and its Affiliates in a form reasonably acceptable to Parent that becomes effective and non-revocable within sixty (60) days following such termination.

(b) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Plans will occur at the Effective Time.

(c) Following the Effective Time, Parent shall use reasonable best efforts to cause each Continuing Employee to be provided full credit for prior service with the Company or its Subsidiaries as was credited under similar or comparable Company Plans for purposes of (i) eligibility and vesting under any Parent Plans (other than any equity-incentive plans), but not for eligibility or benefit accrual purposes under any defined benefit plan or non-qualified deferred compensation plan of any of the Parent Companies or for purposes of determining eligibility for retiree health and welfare benefits, and (ii) determination of benefit levels under any Parent Plan or policy of general application relating to vacation or, following the Continuation Period, severance, in either case to the extent the Continuing Employees is eligible to participate, as determined by Parent in its sole discretion, but except: (x) where such credit would result in a duplication of benefits; (y) to the extent that such service was not recognized under the corresponding Company Plan immediately prior to Closing; or (z) to the extent that such service is not recognized under such Parent Plan for other similarly situated employees of Parent and its Affiliates. In addition, Parent shall use reasonable best efforts to: (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions, actively-at-work requirements, waiting periods and similar exclusions, to the same extent such limitations, exclusions and requirements would not have been applicable to such Continuing Employee and his or her covered dependents under the terms of any comparable medical and dental plan of the Acquired Companies; and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Company Plans to be taken into account for purposes of satisfying all deductibles, co-payments, maximum out-of-pocket requirements and similar expenses applicable to such Continuing Employee and his or her covered dependents for the applicable similar or comparable Parent Plan during the calendar year in which the Closing Date occurs.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans, to permit the rollover of plan benefits into, or participation in, a Parent benefit plan or to continue the employment of any specific individual. The provisions of this Section 5.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company or the Surviving Corporation or any of their respective Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, labor unions, directors or independent contractors of any of the Acquired Companies or, on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

(e) Upon Parent’s reasonable request from time to time prior to Closing, the Company shall, a reasonable period of time following receipt of such request (but in no event more than ten (10) Business days following such request), provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations.

(f) 401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Company Board or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Parent may reasonably require and Parent shall take all necessary and legally permissible actions to direct its or one of its Affiliate’s defined contribution plan to accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Company’s 401(k) Plan. If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of Parent and its Subsidiaries (other than the Acquired Companies) from participation in the such plan.

(g) Subject to applicable Law and the terms and conditions of this Agreement, from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Acquired Companies to use reasonable best efforts to take, or cause to be taken, all actions necessary to facilitate (i) the integration of personnel between the Acquired Companies promptly following the Closing, and (ii) the transfer of employment of certain employees of Parent or its Affiliates to the Acquired Companies as of immediately following the Closing.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of the receipt of any written communication received from any Person alleging that it or any other Person is or may be required to obtain a consent of such first-mentioned Person in connection with the Transactions or a consent from any Governmental Entity in connection with the Transactions. The delivery of any notice pursuant to this Section 5.7 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement, (b) limit the remedies available to the party sending or receiving such notice or (c)  be construed in any way as an admission that such consent is required.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of any of the Acquired Companies as provided in their respective certificates of incorporation, bylaws or other comparable organizational documents and any indemnification or other agreements of the Acquired Companies with any of the current or former directors or officers of any of the Acquired Companies as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of each Acquired Company’s certificate of incorporation and bylaws or other comparable organizational documents in effect as of the date of this Agreement or in any indemnification agreements of the Acquired Companies with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of any of the Acquired Companies; provided, however, all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent that the Company would have been permitted under the Law of the State of Delaware, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of any of the Acquired Companies (each such individual, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees, costs and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of any of the Acquired Companies at or prior to the Effective Time; provided, however, the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) At or prior to the Effective Time, the Company shall purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policies or, if such insurance coverage is unavailable, the best available similar coverage (the “Continuing D&O Insurance”); provided, however, the premium for the Continuing D&O Insurance shall not exceed the amount set forth on Section 5.8(c) of the Company Disclosure Letter (in which such case the Company shall purchase Continuing D&O Insurance that provides the maximum coverage available at such an amount of premium).

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 5.8.

(e) The rights of each Indemnified Party under this Section 5.8 shall be in addition to any rights such Indemnified Party may have under the certificate of incorporation or bylaws or other comparable organizational documents of any of the Acquired Companies or under any agreement of any Indemnified Party with any of the Acquired Companies, in each case in effect as of immediately prior to the Effective Time, or under applicable Law. Except as otherwise set forth herein, these rights shall survive consummation of the Merger in accordance with their terms and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.9 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall provide to Parent copies of the resolutions to be adopted by the Company Board (or a committee thereof) to implement the foregoing.

Section 5.10 Takeover Statutes. The Company and its board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Certain Litigation. The Company and Parent shall promptly advise the other party orally and in writing of any Action commenced after the date of this Agreement against any Acquired Company, Parent Company or any of their respective directors or officers by any stockholder arising out of or relating to this Agreement or the Transactions and shall keep the other reasonably informed regarding any such Action. The Company and Parent shall give the other party the opportunity to participate in, but not control, the defense or settlement of any such Action, shall keep the other party reasonably informed with respect to any material developments regarding the defense or settlement of any such Action and shall give due consideration to the other party’s advice with respect to such stockholder Action. The Company shall not settle or offer to settle any such Action, without the prior written consent of Parent (in its sole discretion); provided that Parent shall not unreasonably withhold, condition or delay such consent so long as (a) such settlement is solely for monetary damages, (b) in connection therewith the Company does not (1) disparage Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective Affiliates or businesses of the foregoing or the impact or effect of the Transactions or (2) disclose competitively sensitive information of Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective Affiliates or businesses of the foregoing; and (c) if Parent, Merger Sub or any of their respective directors or officers is a named party in such Action, such Person receives a full and complete release on terms no less favorable than those received by the Company).

Section 5.13 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be in a form agreed to by Parent and the Company and thereafter Parent and the Company shall consult with each other and obtain the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or otherwise making any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Transactions, except (a) as may be required by applicable Law, court process or listing agreement with any national securities exchange if the party issuing such press release or other public statement has, to the extent practicable, provided the other with an opportunity to review and comment on such press release or other public statement, (b) any press release or other public statement that is consistent in all material respects with previous press releases and public statements made by a party in accordance with this Agreement, in each case under this clause (b) to the extent the disclosure contained therein remains current and accurate, (c) in connection with any Company Acquisition Proposal made in accordance with this Agreement and (d) in connection with any Company Adverse Recommendation Change made in accordance with this Agreement.

Section 5.14 Transfer Taxes. Except as provided for in Section 2.2, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company, the Surviving Corporation or the Surviving Corporation or incurred in connection with this Agreement and the Transactions shall be paid by either Parent, the Surviving Corporation or the Surviving Corporation. Prior to the Effective Time, the Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.15 FIRPTA Certificate. The Company shall, prior to the Closing Date, furnish to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company Common Shares are not a “U.S. real property interest” within the meaning of Section  897 of the Code.

Section 5.16 Parent Financing.

(a) During the period beginning on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement, at Parent’s sole expense, the Company and its Subsidiaries shall provide Parent all cooperation and information reasonably requested by Parent that is necessary and customary in connection with the arrangement of any financing obtained to fund the Merger Consideration or any other fees or expenses related to the Transactions (the “Financing”). Without limiting the generality of the foregoing, such cooperation for purposes of this Section 5.16(a) shall, if required for a Financing, include: (i) providing Parent and its financing sources and their respective agents with such financial information related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce any capsule pro forma financial information to be included in any marketing or sales materials in respect of the Financing; (ii) reasonably cooperating with customary due diligence; (iii) instructing its certified independent auditors to provide (x) consent to use of their reports in any materials relating to the Financing, including SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to the Company and the Company Subsidiaries in customary form; (iv) using commercially reasonable efforts to provide (including using commercially reasonable efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by Parent.

(b) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.16. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.16 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.16 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(c) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under this Section 5.16, will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.17 Company Debt.

(a) Upon the request of Parent, at Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall deliver all notices in form and substance reasonably acceptable to Parent and use reasonable best efforts to (i) effect at the Effective Time the payoff of any amounts then outstanding, and termination of all outstanding obligations and commitments (excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination) and release of Liens, under the Credit Agreement, dated as of February 25, 2019 (the “Company Credit Agreement”), by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and Fifth Third Bank as Co-Syndication Agents, and Associated Bank, National Association and The Bank of Nova Scotia, as Co-Documentation Agents, and the various lending institutions party thereto, and (ii) prior to the Closing Date, deliver to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent, in connection with the repayment of the Company Credit Agreement and to make arrangements for the holders of such indebtedness to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases to Parent upon Closing; provided that (i) in no event shall this Section 5.17 require the Company to cause any such satisfaction, termination or release other than at the Effective Time and (ii) Parent shall provide, or cause to be provided, all funds required to effect such repayment or shall confirm the use of cash on hand at the Company to effect such repayment.

(b) Upon the request of Parent, at Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall, and shall cause the other Acquired Companies to, as reasonably requested by Parent in writing, to (i) deliver any notices or announcements, (ii) provide reasonable cooperation to Parent, Merger Sub or the Surviving Corporation to cause the preparation and delivery of any certificates, legal opinions or other documents and (iii) provide any cooperation reasonably requested by Parent, in each case, such that the consummation of the Transactions does not result in a breach, default or event of default (with or without notice or lapse of time or both) under any indenture with respect to any or all series of the notes of the Company set forth in Section 5.17 of the Company Disclosure Letter (collectively, the “Company Notes”). Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate, legal opinion or other document, in each case before provided to the trustee(s) under the Company Notes or any other Person, and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent and its counsel and shall only distribute such documents once in form approved by Parent, in its sole discretion.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the redemption of any or all series of the Company Notes as of or immediately prior to the Effective Time (or with satisfaction and discharge of the Company Notes and underlying indenture or other governing documents as of or immediately prior to the Effective Time), in any case to the extent redeemable at such time, including preparing and delivering all notices of conditional optional redemption in form and substance reasonably acceptable to Parent to effect the redemption pursuant to the requisite provisions of the applicable indenture; provided, however, any notice of redemption shall be irrevocably conditional on the Closing occurring and the date of redemption shall be no earlier than the Closing Date; provided, further, that Parent shall provide, or cause to be provided, all funds required to effect such redemption or shall confirm the use of cash on hand at the Company to effect such redemption. The Company shall use its reasonable best efforts to cause the trustee under the applicable indenture to give any such redemption notice to holders of the applicable Company Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. In connection with any redemption contemplated by this Section 5.17, the Company shall, at the written request of the Parent, take such actions, in each case, solely to the extent conditioned on Closing and other conditions specified by Parent, as are required by it pursuant to the terms of the related indenture to facilitate the discharge of the indenture in connection with any such redemption at or immediately prior to the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture.

(d) Notwithstanding anything in this Section 5.17 to the contrary, in no event shall any Acquired Company be required in connection with its obligations under this Section 5.17 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor, (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) take any actions that would unreasonably interfere with the ordinary course operations of the Acquired Companies, (v) take any actions that would (A) violate its certificate of incorporation or bylaws (or comparable organizational documents) or (B) violate any applicable Law or (vi) waive or amend any terms of this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.17, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Representatives, as applicable.

(e) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.17. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.17 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.17 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(f) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under Section 5.17(c) will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.18 Company Preferred Stock.

(a) At Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall, as reasonably requested by Parent in writing, take all actions necessary to effect the redemption of any or all series of the Company Preferred Stock as of or immediately prior to the Effective Time to the extent redeemable by the Company on its terms at such time, including preparing and delivering all notices of conditional optional redemption in form and substance reasonably acceptable to Parent to effect the redemption pursuant to the requisite provisions of the applicable Certificate of Designations; provided, however, any notice of redemption shall be irrevocably conditional on the Closing occurring immediately following such redemption and the date of redemption shall be no earlier than the Closing Date; provided, further, that Parent shall provide, or cause to be provided, all funds required to effect such redemption or shall confirm the use of cash on hand at the Company to effect such redemption.

(b) Notwithstanding anything in this Section 5.18 to the contrary, in no event shall any Acquired Company be required in connection with its obligations under this Section 5.18 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor, (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) take any actions that would unreasonably interfere with the ordinary course operations of the Acquired Companies, (v) take any actions that would (A) violate its certificate of incorporation or bylaws (or comparable organizational documents) or (B) violate any applicable Law or (vi) waive or amend any terms of this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.18, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Representatives, as applicable.

(c) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.18. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.18 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.18 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(d) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under this Section 5.18 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.19 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided, however, all HSR Act filing fees shall be paid by Parent. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses of the Paying Agent in connection with the transactions contemplated in ARTICLE II.

Section 5.20 Special Dividend. Subject to applicable Laws and the satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing the Company shall (a) declare and, immediately prior to the Effective Time, pay a cash dividend per Company Common Share equal to the Special Dividend Amount to holders of record of issued and outstanding Company Common Shares immediately prior to the Effective Time (the “Special Dividend”) and (b) provide to the transfer agent for the Company Common Shares all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 5.20, which cash shall not form part of the Payment Fund. The Company hereby agrees to cause each Company Insurance Subsidiary in the jurisdictions set forth on Section 5.20 of the Company Disclosure Letter to file for approval with each applicable Insurance Regulator for an extraordinary dividend in an aggregate amount as reasonably determined by Parent in consultation with the Company. For the avoidance of doubt, approval of such extraordinary dividend shall not be a condition to consummating the transactions contemplated hereby and Parent acknowledges and agrees that obtaining such regulatory approval for any such extraordinary dividend or the payment of such extraordinary dividend shall not materially delay or materially impede the receipt of any regulatory approvals for the Transactions, the payment of any dividends by the Company or the Company Insurance Subsidiaries, including ordinary dividends and the Special Dividend, or otherwise materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 5.21 Gain Recognition Agreements. The Company shall, prior to the Effective Time, submit all documentation and other information necessary to obtain relief (including relief from penalties) pursuant to Treasury Regulations Section 1.367(a)-8(p), from the failure to timely file (i) an initial gain recognition agreement (“GRA”) in connection with the transfer, dated November 30, 2017, of American Capital Acquisition Investments, S.A. to National General Holdings Luxembourg, S.A., and (ii) a new GRA pursuant to Treasury Regulations Section 1.367(a)-8(k)(6)(ii) in connection with the reorganization, dated December 19, 2018, involving National General Holdings Luxembourg, S.A., National General Insurance Holdings Ltd and National General Re, Ltd. The Company will be responsible for all costs, expenses, and fees with respect to its obligations pursuant to this Section 5.21 and shall provide Parent with copies of all communications. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section 5.21, other than a Willful Breach, will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.22 Third-Party Consents. Following the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other and use reasonable best efforts to make or obtain all Third-Party Consents set forth on Section 5.22 of the Company Disclosure Letter; provided, however, that the fees, costs and expenses (including any license or other fees and expenses) associated with obtaining such Third-Party Consents shall be borne entirely by, and shall only be incurred or made at the sole discretion of, Parent. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section 5.22 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.23 Resignations. At least fifteen (15) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of all directors (or other members of any similar governing body) for each of the Acquired Companies as of such date, and no Person shall be appointed to any such position following such date. At or prior to Closing, the Company shall use its reasonable best efforts to deliver written resignations, effective as of the Effective Time, of the directors (or other members of similar governing bodies) of any Acquired Company identified in writing by Parent at least ten (10) Business Days prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section  5.23 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, Merger Sub and the Company (but only if waived by all), to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, the Insurance Regulators and other Governmental Entities set forth on Section 6.1(b) of the Company Disclosure Letter in connection with the Merger (collectively, the “Requisite Regulatory Approvals”) shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition of a Materially Burdensome Condition that has not been waived by Parent in its sole discretion.

(c) No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the

Merger shall have been issued by any court or other Governmental Entity of competent jurisdiction and shall be in effect.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the second sentence of Section 3.2(a) and Section 3.2(c) (Capital Stock) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representation and warranty of the Company set forth in Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of the Company set forth in the third sentence of Section 3.1(a), in respect of the Company and the Company Insurance Subsidiaries, Section 3.1(c) in respect of the Company (Organization, Standing and Power; Subsidiaries), Section 3.3 (Authority), Section 3.22 (Brokers), Section 3.23 (Takeover Statutes) and Section 3.24 (Fairness Opinion) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein) and (iv) the representations and warranties of the Company set forth in ARTICLE III (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived, in whole or part, by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the clause (i) of Section 4.1 in respect of Parent (Organization, Standing and Power), Section 4.2 (Authority), Section 4.7 (Ownership and Operations of Merger Sub) and Section 4.9 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality or similar qualification set forth therein) and (ii) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those described in clauses (i) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct (without giving effect to any qualification as to materiality or similar qualification set forth therein), individually or in the aggregate, has not, and would not reasonably be expected to, materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date. The Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(i) if it has failed to (A) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (B) comply with its obligations under Section 5.5 in all material respects as its relates to such Governmental Entity;

(ii) if, upon a vote taken at any duly held Company Stockholder Meeting (or at any adjournment or postponement thereof) held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

(iii) if the Effective Time shall not have occurred on or before April 7, 2021 (as such date may be extended pursuant to the first proviso of this Section 7.1(b)(iii), the “Outside Date”); provided, however, if all of the conditions set forth in ARTICLE VI other than the condition set forth in Section 6.1(b) shall have been satisfied or, in respect of conditions to be satisfied at the Closing, shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date that is no later than July 7, 2021, the latest of any of foregoing dates shall thereafter be deemed to be the Outside Date initially, and if by July 7, 2021, all of the conditions set forth in ARTICLE VI other than the condition set forth in Section 6.1(b) remain satisfied or, in respect of conditions to be satisfied at the Closing, shall be capable of being satisfied at such time, the Outside Date may be subsequently extended by either Parent or the Company from time to time by written notice to the other party up to a date that is no later than October 7, 2021; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to consummate the Merger by such date results from the material breach or failure to perform by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained in this Agreement (including Section 5.5).

(c) by Parent:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is not capable of being cured or has not been cured within the lesser of (1) sixty (60) days after the giving by Parent of written notice to the Company of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided, however, Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if either of Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) if, after the date hereof and prior to obtaining the Company Stockholder Approval, (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), or (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement when mailed

(d) by the Company:

(i) if either of Parent or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is not capable of being cured or has not been cured within the lesser of (1) sixty (60) days after the giving by the Company of written notice to Parent of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided, however, the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement to effect a Company Superior Proposal, if the Company has complied with Section 5.2 (including Section 5.2(f)) in all material respects and enters into such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(a).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provision(s) of this Section  7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the provisions of the last sentence of Section 5.4 (Access to Information; Confidentiality), Section 5.13 (Public Announcements), Section 5.16(b) (Parent Financing), Section 5.17(e) (Company Debt), Section 5.18(c) (Company Preferred Stock), Section 5.19 (Expenses), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 7.4 (Extension of Time; Waiver) and ARTICLE VIII (General Provisions) shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party of liability for (a) the Willful Breach of this Agreement prior to such termination or (b) actual intentional fraud (which shall not include constructive fraud or similar claims). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that:

(i) (A) prior to the receipt of the Company Stockholder Approval, a Company Competing Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(b)(ii), or Section 7.1(b)(iii), by the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(c)(i), then if, concurrently with or within twelve (12) months after the date of any such termination, any of the Acquired

Companies enters into a definitive agreement with respect to any Company Competing Proposal or any transaction if offered prior to the termination of this Agreement would have constituted a Company Competing Proposal, the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee substantially concurrently with the entry into such definitive agreement;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(b)(iii) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 7.1(c)(ii), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; and

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee prior to, and as a condition to, such termination.

(b) Subject to the specific performance remedies set forth in Section 8.12, in the event that Parent or its designees receive full payment of the Termination Fee, and to the extent applicable the amounts payable under Section 7.3(c), and accepts such payment, the receipt of the Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent and any of its Affiliates or any other Person in connection with this Agreement, the termination of this Agreement, the termination or abandonment of any the Transactions or any matter forming the basis for such termination, except for (a) the Willful Breach of Section 5.2 prior to such termination or (b) actual intentional fraud (which shall not include constructive fraud or similar claims).

(c) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, none of the Company, Parent or Merger Sub would enter into this Agreement. Each of the parties further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. If the Company fails promptly to pay the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or its designee commences a suit that results in a Judgment against the Company for all or a portion of the Termination Fee, the Company shall (i) shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related Actions commenced and (ii) pay to Parent or its designees interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a rate equal to ten percent (10%) per annum.

Section 7.4 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements, covenants or conditions of the other party or parties contained herein; provided, however, after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) upon written confirmation of receipt by reply email from the recipient (not including any automated return email indicating that the email address is no longer valid or active or the recipient is unavailable), if by email or (c) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier (with proof of delivery from such recognized next-day courier). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation:

c/o Allstate Insurance Company

3075 Sanders Road, Building G

Northbrook, IL 60062

Email:	marilyn.hirsch@allstate.com
elliot.stultz@allstate.com
Attention:	Marilyn V. Hirsch
Elliot A. Stultz

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-mail:	jschwolsky@willkie.com
hblock@willkie.com
Attention:	John M. Schwolsky
Howard Block

(ii) if to the Company, to:

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Email:	Jeffrey.weissmann@ngic.com
Attention:	Jeffrey Weissmann

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Email:	agivertz@paulweiss.com
jmarell@paulweiss.com
Attention:	Adam M. Givertz
Jeffrey D. Marell

Section 8.3 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

“Administrator” means each program manager, managing general agent, third-party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf any of the Company Insurance Subsidiaries.

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first-mentioned Person;

“Anti-Money Laundering Laws” means Laws regarding anti-money laundering to the extent applicable to any of the Company or any Subsidiary, including the U.S. Bank Secrecy Act, the USA PATRIOT Act, and Bermuda’s Proceeds of Crime Act 1997, Anti-Terrorism (Financial and Other Measures) Act 2004, Proceeds (Anti-Money Laundering and Anti-Terrorist Financing Supervision an Enforcement) Act 2008, and the Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing) Regulations 2008, including the Company’s know-your-customer obligations;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Chicago, Illinois are authorized by Law or executed order to be closed;

“Company Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable, in all material respects, to the Company than, those set forth in the Confidentiality Agreement; provided that such confidentiality agreement (a) need not contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Company Acquisition Proposal, and (b) shall not prohibit compliance by any of the Acquired Companies with any of the provisions of this Agreement;

“Company Acquisition Proposal” means any proposal or offer (other than the Transactions or any other proposal or offer by the Parent Companies or their Affiliates) with respect to any (a) merger, consolidation, reinsurance, share exchange, other business combination or similar transaction involving any of the Acquired Companies pursuant to which any Person or the stockholders of any Person would own, directly or indirectly, thirty-five percent (35%) or more of the voting power of the Company or of the surviving entity of the Company or the resulting direct or indirect parent entity of the Company or such surviving entity, (b) sale, lease, contribution, reinsurance or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of any of the Acquired Companies, in each case, representing thirty-five percent (35%) or more of the consolidated revenues, net income or fair market value of the assets of the Acquired Companies, taken as a whole, or (c) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing thirty-five percent (35%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities);

“Company Board” means the board of directors of the Company;

“Company Common Stock” means the common stock of the Company, $0.01 par value per share;

“Company Competing Proposal” shall have the same meaning as Company Acquisition Proposal except that all references to “twenty-five (25%) or more” therein shall be changed to “more than fifty percent (50%);”

“Company Distribution & Technology Subsidiaries” means the Acquired Companies set forth on Section 8.3(ii) of the Company Disclosure Letter.

“Company Domain Names” means all Domain Names presently owned or purported to be owned by any Acquired Company or used in the conduct of its business;

“Company Insurance Subsidiaries” means the Acquired Companies set forth on Section 8.3(i) of the Company Disclosure Letter.

“Company Intellectual Property” means all Company Owned Intellectual Property and all Intellectual Property in which any Acquired Company has a license or similar right;

“Company Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole, arising following the date of this Agreement, that is not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable, to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence or the consequences or magnitude of the consequences thereof becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, in no event shall the following constitute a Company Intervening Event: (a) the receipt, existence or terms of a Company Acquisition Proposal or any inquiry or matter relating thereto or consequence thereof; (b) events or circumstances arising from the announcement or the existence of, or any action taken by any party pursuant to and in compliance with the terms of, this Agreement or any other agreements or other documents delivered in connection herewith; and (c) changes in the market price or trading volume of the Company Common Shares (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event);

“Company Investment Guidelines” means the investment guidelines of the Acquired Companies in respect of bonds, structured securities, stocks and other investments;

“Company IT Systems” means all information technology and computer systems (including Company Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies (including the Company’s NPS claim processing system);

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (a) changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit, or securities markets in the United States or elsewhere in the world; (b) changes in or conditions generally affecting the industries in which the Acquired Companies operate; or (c) resulting from or arising out of (i) the announcement of, or taking any action expressly required by this Agreement or the Transactions (provided, if any of the foregoing results in a breach of Section 3.3 or Section 3.4 of this Agreement, the effects that result from or arise out of such breach shall not be disregarded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (ii) any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested, (iii) change in Law, GAAP or SAP or accounting standards or interpretations thereof after the date hereof, (iv) any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics, (v) weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, or (vi) any Action initiated or threatened on or after the date hereof by any stockholders of the Company against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the Transactions, (vii) any change in the price or trading volume of any securities of the Company, in the Company’s credit rating, financial strength rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet any projections or forecasts (provided in the case of this clause (vii), that the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure shall not be excluded and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect); provided, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv) or (v) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect to the extent the Acquired Companies are adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industries in which the Acquired Companies operate;

“Company Owned Intellectual Property” means Intellectual Property owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person, or otherwise);

“Company Real Property Lease” means any lease, license, occupancy agreement or sublease with a Person other than any of the Acquired Companies pursuant to which any Acquired Company leases (as tenant), uses or occupies or has the right to lease (as tenant), use or occupy any real property involving annual rental payments in excess of $500,000, or any waiver, side letter or guaranty relating thereto;

“Company Shares” means the Company Common Shares and Company Preferred Shares;

“Company Software” means Software owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person or otherwise) or in which any Acquired Company has any license or similar right;

“Company Stock Plans” means the American Capital Acquisition Corporation 2010 Equity Incentive Plan, the National General Holdings Corp. 2013 Equity Incentive Plan and the National General Holdings Corp. 2019 Omnibus Incentive Plan;

“Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party or group (a) on terms which the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) to be more favorable to the stockholders of the Company than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (b) that is reasonably likely to be completed. For purposes of this definition, all references to “thirty-five percent (35%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%;”

“Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease, license or other instrument or obligation (whether written or oral), together with all amendments, supplements and modifications thereto;

“Copyrights” means all works of authorship (whether or not copyrightable) in any medium, all moral rights, U.S. and non-U.S. registered and unregistered copyrights and mask works, writings, designs, software and any other original work of authorship in both published works and unpublished works of authorship, and pending applications to register the same, and all copyrightable subject matter;

“Data Protection Laws” means all applicable laws in any relevant jurisdiction pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer, including the California Consumer Privacy Act (CCPA), the NYDFS Cybersecurity Regulation (23 NYCRR 500), and the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act.

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) all published, posted, and written internal policies and procedures relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data and (iii) those terms of any Contracts imposing obligations on the Company or its Subsidiaries with respect to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data;

“Domain Names” means all rights in internet web sites and internet domain names;

“Environmental Laws” means all Laws, injunctions, Judgments, treaties, codes, orders, decrees, governmental restrictions or any other requirement of Law protecting the quality of the ambient air, soil,

surface water or groundwater, or indoor air, or regulating or imposing liability or standards of care in respect of the use, handling, release (or threatened release), storage, transport, treatment, management and disposal of, or exposure of Persons to, Materials of Environmental Concern, including those relating to electronic waste recycling, as such are in effect as of the date of this Agreement and any common law related to such;

“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws;

“Equity Award Exchange Ratio” means the quotient (rounded to four decimal places) of (A) the Total Consideration divided by (B) the volume weighted average price of a share of common stock of Parent on the New York Stock Exchange for the thirty (30) trading days ending with the trading day immediately preceding the Closing Date, based on market information.

“ERISA Affiliate” means any entity, trade or business that is or was, at the relevant time, together with the Company or any of its Affiliates, considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA or a member of the same “controlled group” as any of the Acquired Companies pursuant to Section 4001(a)(14) of ERISA;

“Insurance Laws” means the Laws applicable to the business of insurance or the regulation of insurance holding companies, whether U.S. or foreign, and all applicable orders and directives of Governmental Entities;

“Insurance Regulator” means a Governmental Entity regulating the business of insurance or reinsurance companies under the Insurance Laws;

“Intellectual Property” means, all rights, worldwide in any Patents, Trademarks, Domain Names, Copyrights, Software, Know-How, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, data and database rights, and claims, causes of action, or rights of recovery arising from or under any of the foregoing an any other intellectual property or proprietary rights of any kind, nature, or description;

“Judgment” means any judgment, order, stipulation, determinations, writ, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent);

“Know-How” means trade secrets or other confidential or proprietary information, know how, policyholder lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

“knowledge” when used with respect to (a) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Section 8.3(iii) of the Company Disclosure Letter and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth on Section 8.3(iii) of the Parent Disclosure Letter, in each case of the foregoing clauses (a) and (b), after reasonable inquiry;

“Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls or any other chemical, material or substance, which are currently regulated under any Environmental Laws;

“Open Source Code” means any software code or other material that is distributed as “free software” or “open source software” or is otherwise distributed under a similar licensing or distribution model. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License, or any other license described by the Open Source Initiative as set forth on www.opensource.org;

“Parent Board” means the board of directors of Parent;

“Parent Companies” means, collectively, Parent and its Subsidiaries;

“Parent Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, other than any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which any current employee, director or independent contractor of any of the Parent Companies has any present or future right to benefits or any of the Parent Companies has had or has any current potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of the Parent Companies (including an obligation to make contributions);

“party” means any of Parent, Merger Sub or the Company and “parties” means all of Parent, Merger Sub and the Company;

“Patents” means all U.S. and non-U.S. patents, patent applications and inventions and discoveries that may be patentable, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, extensions, supplementary protection certificates and later-filed non-U.S. counterparts thereto;

“Permitted IP Encumbrance” means licenses of Intellectual Property rights granted in the ordinary course of business consistent with past practice;

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable, or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed at least three (3) Business Days prior to execution and delivery of this Agreement, (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning, entitlement and other land use and environmental regulations, (e) Liens that affect the underlying fee or other superior interest in any property leased, subleased or otherwise used or occupied under a Company Real Property Lease, (f) any Lien in favor of the lessor, sublessor, licensor or grantor under any Company Real Property Lease, (g) all defects, exceptions, restrictions, imperfections in title, charges, easements, encumbrances and other Liens which are disclosed in any title commitment, report or policy of title insurance which has been made available to, or otherwise obtained by, the other party, and (h) any Liens, matters of record, and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate in the business as currently conducted;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Personal Data” means the same as “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement;

“Producer” means each insurance agent, marketer, wholesaler, distributor, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf any of the Company Insurance Subsidiaries, including such party’s and its Subsidiaries’ salaried employees.

“Proprietary Software” means any and all Software owned or purported to be owned by an Acquired Company;

“Protected Health Information” means “individually identifiable health information” as defined by the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations;

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (b) protect the national security or the national economy of any nation;

“Representatives” means, with respect to any Person, any officer, director or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person;

“Retained Earnings” means consolidated retained earnings of the Company, calculated in accordance with GAAP, without giving effect to any releases of reserves other than (i) release resulting from the payment of claims by insurers or (ii) releases of reserves in the ordinary course of business consistent with past practice not to exceed $30,000,000;

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time; or (c) majority-owned or controlled by any of the foregoing;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures imposed, administered, or enforced from time to time by the United States (including the U.S. Office of Foreign Assets Control, the U.S. Department of Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation));

“Software” means computer programs, applications, systems and software, including source code, object, executable or binary code, objects, comments, screens, user interfaces, algorithms, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith;

“Special Dividend Amount” means $2.50, unless the quotient of (a) the sum of (i) the increase in Retained Earnings for the period from January 1, 2020 to the Business Day prior to the Closing Date plus (ii) Transaction Expenses, not to exceed $50,000,000, to the extent reducing such Retained Earnings, divided by (b) the Company Common Shares issued and outstanding as of the Closing Date is less than $1.00, in which case the Special Dividend Amount shall equal the sum of (x) such quotient plus (y) $1.50; provided, however, in no event shall the Special Dividend be less than $1.50.

“Specified Insurance Regulators” means the Insurance Regulators of any state in which any Company Insurance Subsidiary is domiciled or deemed commercially domiciled under applicable Law;

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other comparable governing body are owned, directly or indirectly, by such first-mentioned Person;

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “takeover,” “interested shareholder,” or “business combination” statute or regulation or other similar state anti-takeover Laws;

“Tax” means any U.S. federal, state or local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp Tax or any other Tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to Tax or additional amount imposed by any Governmental Entity;

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax;

“Termination Fee” means an amount in cash equal to $132,500,000;

“Third-Party Consent” means any approval, authorization, exemption, waiver, permission or consent of any kind of any non-affiliated third party (other than a Governmental Entity) required in order to consummate the Merger and the other Transactions;

“Total Consideration” means the sum of (i) the Merger Consideration plus (ii) the Special Dividend Amount, without duplication for any adjustment to the applicable Company Stock Awards resulting from the declaration and/or payment of the Special Dividend;

“Trademarks” means U.S., state and non-U.S. trade names, logos, trade dress, assumed business names, registered and unregistered trademarks, service marks, social media accounts and identifiers and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, and any common law rights, registrations and applications to register the foregoing;

“Transaction Expenses” means the aggregate amount of all fees and expenses (whether or not yet invoiced and whether or not yet paid), incurred by, or on behalf of, the Company or any of its Subsidiaries prior to the Effective Time (a) in respect of counsel, advisors, consultants, investment bankers, accountants and auditors and experts engaged by, or on behalf of, the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the Transactions, (b) all transaction-related or other discretionary bonuses, severance payments, change of control payments, “stay put” and other similar payments payable prior to the Closing by the Company or any of its Subsidiaries to any current or former board member, officer or employee of the Company or any of its Subsidiaries arising in connection with the consummation of the Transactions, (c) the employer portion of any payroll, social security, unemployment or similar Tax related to any payment made pursuant to the foregoing clause (b), (d) any payments made at or prior to the Effective Time by the Company or any of its Subsidiaries in connection with obtaining any non-governmental third party consent as requested by Parent, the payoff, prepayment or defeasance of any indebtedness or the redemption of any Company Preferred Stock, in each case, in connection with the consummation of the Transactions, (e) any payments by the Company or any of its Subsidiaries in respect of indemnification or advancement of expenses to directors, officers or other persons entitled to such rights, in each case, in connection with the Transactions and (f) any action taken at the request of Parent, including incremental out-of-pocket reinsurance costs incurred at the request of Parent pursuant to Section 5.1(c) to the extent reducing Retained Earnings and the costs and expenses associated with any other actions taken pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code; and

“Willful Breach” means a material breach of this Agreement that is a consequence of an action taken or failure to act that the breaching party deliberately takes (or deliberately fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, the failure of any party to consummate the Transactions when required by this Agreement shall constitute a Willful Breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of or to Schedule or Exhibit to this Agreement, respectively, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available” to Parent and words of similar import means that the information or document (a) has been actually delivered to Parent or its Representatives, (b) has been posted to the electronic data site maintained by the Company in connection with the Transactions or (c) has been publicly filed by the Company with the SEC, or incorporated by reference into any public filing with the SEC made by the Company since January 1, 2018 and at least three (3) Business Days prior to the execution and delivery of this Agreement; the words “made available” to the Company and words of similar import means that the information or document (a) has been actually delivered to the Company or its Representatives, (b) has been posted to the electronic data site maintained by Parent in connection with the Transactions or (c) has been publicly filed by Parent with the SEC, or incorporated by reference into any public filing with the SEC made by Parent since January 1, 2018 and at least three (3) Business Days prior to the execution and delivery of this Agreement. The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and promulgation of rules and regulations thereunder and references to all attachments thereto and instruments incorporated therein. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Voting Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by the provisions of this Agreement) constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that, until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).

Section 8.6 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by written agreement of the parties (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except for (a) the provisions of ARTICLE II and Section 5.20 (which, from and after the Effective Time, shall be for the benefit of the holders of Company Shares and Company Stock Awards immediately prior to the Effective Time) and (b) Section 5.8 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties and their heirs).

Section 8.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would cause the application of the Laws of another jurisdiction.

Section 8.9 Jurisdiction; Enforcement. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any Action in connection with this Agreement or the Transactions.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, Parent or Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12 Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity and no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.14 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, Parent or Merger Sub except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is reasonably likely to result in a Company Material Adverse Effect, and inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to materially impair the ability of a party to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. Any disclosure in any section of the Company Disclosure Letter or Parent Disclosure Letter of information that is also filed with or disclosed in any Company SEC Document or Parent SEC Document, as applicable, shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document or Parent SEC Document, as applicable, that would qualify the corresponding representation. Any Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty. All disclosures in the Company Disclosure Letter and Parent Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any party by any Person who is not a party (other than Affiliates, beneficiaries, or successors or assigns of any of the parties), or give rise to any claim or benefit to any Person who is not a party (other than Affiliates, beneficiaries, or successors or assigns of any of the parties).

Section 8.15 Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE ALLSTATE CORPORATION

By:	/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief
Financial Officer

BLUEBIRD ACQUISITION CORP.

By:	/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief
Financial Officer

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
	Name:	Michael Weiner
	Title:	Chief Financial Officer

ANNEX I

DEFINED TERM INDEX

Term	Section
401(k) Plans	Section 5.6(f)
Acquired Companies	Section 3.1(a)
Action	Section 3.9(a)
Adjusted RSU Award	Section 2.3(c)
Affiliate	Section 8.3
Agreement	Preamble
Anti-Corruption Laws	Section 3.10(c)
Anti-Money Laundering Laws	Section 8.3
Appraisal Shares	Section 2.1(f)
Assumed Company RSU	Section 2.3(c)
BBHL	Section 5.1(b)(xxi)
Book-Entry Share	Section 2.1(c)
Business Day	Section 8.3
Certificate of Merger	Section 1.3
Certificate	Section 2.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(h)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 8.3
Company Acquisition Proposal	Section 8.3
Company Adverse Recommendation Change	Section 5.2(d)
Company Board	Section 8.3
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Shares	Recitals
Company Common Stock	Section 8.3
Company Credit Agreement	Section 5.17(a)
Company Current Premium	Section 5.8(c)
Company Disclosure Letter	ARTICLE III
Company Domain Names	Section 8.3
Company Insurance Subsidiaries	Section 8.3
Company Intellectual Property	Section 8.3
Company Intellectual Property Agreements	Section 3.15(a)(vi)
Company Intervening Event	Section 8.3
Company Intervening Event Notice Period	Section 5.2(g)
Company Investment Guidelines	Section 8.3
Company IT Systems	Section 8.3
Company Material Adverse Effect	Section 8.3
Company Notes	Section 5.17(b)
Company Owned Intellectual Property	Section 8.3
Company Plan	Section 3.11(a)
Company Preferred Shares	Recitals
Company Preferred Stock	Section 2.1(e)
Company Real Property	Section 3.17(c)
Company Real Property Lease	Section 8.3
Company Recommendation	Section 5.3(b)

Term	Section
Company Reinsurance Agreements	Section 3.15(a)(iv)
Company RSU	Section 2.3(b)
Company’s Current Premium	Section 5.8(c)
Company SEC Documents	Section 3.5(a)
Company Series A Preferred Stock	Section 2.1(e)
Company Series B Preferred Stock	Section 2.1(e)
Company Series C Preferred Stock	Section 2.1(e)
Company Series D Preferred Stock	Section 2.1(e)
Company Shares	Section 8.3
Company Software	Section 8.3
Company Statutory Financial Statements	Section 3.5(c)
Company Stock Awards	Section 2.3(d)
Company Stock Equivalents	Section 3.2(d)
Company Stock Option	Section 2.3(a)
Company Stock Plans	Section 8.3
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Meeting	Section 5.3(b)
Company Superior Proposal	Section 8.3
Company Superior Proposal Notice Period	Section 5.2(f)
Company Voting Agreement	Recitals
Company Voting Debt	Section 3.2(d)
Confidentiality Agreement	Section 5.4
Continuation Period	Section 5.6(a)
Continuing D&O Insurance	Section 5.8(c)
Continuing Employees	Section 5.6(a)
Contract	Section 8.3
Copyrights	Section 8.3
DGCL	Recitals
DOJ	Section 5.5(b)
Domain Names	Section 8.3
Effective Time	Section 1.3
Enforceability Limitations	Section 3.3(a)
Environmental Laws	Section 8.3
Environmental Permits	Section 8.3
Equity Award Exchange Ratio	Section 8.3
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.3
Exchange Act	Section 3.4(b)
Financing	Section 5.16(a)
Foreign Benefit Plan	Section 3.11(j)
FTC	Section 5.5(b)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
GRA	Section 5.21
HSR Act	Section 3.4(b)
Indemnified Party	Section 5.8(b)
Insurance Laws	Section 8.3
Insurance Regulator	Section 8.3
Intellectual Property	Section 8.3
Investment Assets	Section 3.25(a)
IRS	Section 3.11(a)

Term	Section
Judgment	Section 8.3
Know-How	Section 8.3
knowledge	Section 8.3
Law	Section 3.4(a)
Leased Company Real Property	Section 3.17(c)
Letter of Transmittal	Section 2.2(b)
Liens	Section 3.1(c)
Material Affiliate Transaction	Section 3.21
Material Company Contract	Section 3.15(a)(xvi)
Materially Burdensome Condition	Section 5.5(d)
Materials of Environmental Concern	Section 8.3
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1(a)
NASDAQ	Section 3.4(b)
Notice of Company Superior Proposal	Section 5.2(f)
NYSE	Section 3.4(b)
Open Source Code	Section 8.3
Outside Date	Section 7.1(b)(iii)
Owned Company Real Property	Section 3.17(a)
Parent	Preamble
Parent Board	Section 8.3
Parent Companies	Section 8.3
Parent Disclosure Letter	ARTICLE IV
Parent Plan	Section 8.3
Parent Stock Consideration Condition Failure	Section 7.1(b)(iii)
Parent VWAP	Section 8.3
party	Section 8.3
parties	Section 8.3
Patents	Section 8.3
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permits	Section 3.10(b)
Permitted IP Encumbrance	Section 8.3
Permitted Liens	Section 8.3
Person	Section 8.3
Personal Data	Section 8.3
Proprietary Software	Section 8.3
Protected Health Information	Section 8.3
Proxy Statement	Section 5.3(a)
Regulatory Law	Section 8.3
Representatives	Section 8.3
Requisite Regulatory Approvals	Section 6.1(b)
Retained Earnings	Section 8.3
Sanctioned Person	Section 8.3
Sanctions	Section 8.3
SAP	Section 3.5(c)
SEC	ARTICLE III
Secretary of State	Section 1.3
Section 262	Section 2.1(f)

Term	Section
Securities Act	Section 3.4(b)
Software	Section 8.3
SOX	Section 3.5(a)
Special Dividend	Section 5.20
Special Dividend Amount	Section 8.3
Specified Insurance Regulators	Section 8.3
Specified Time	Section 3.2(a)
Subsidiary	Section 8.3
Surviving Corporation	Section 1.1(a)
Surviving Corporation Common Stock	Section 2.1(a)
Takeover Laws	Section 8.3
Tax	Section 8.3
Tax Opinion	Section 5.15
Tax Return	Section 8.3
Termination Fee	Section 8.3
Total Consideration	Section 8.3
Trademarks	Section 8.3
Transaction Expenses	Section 8.3
Transactions	Section 1.2
Treasury Regulations	Section 8.3
WARN	Section 3.12
Willful Breach	Section 8.3

ANNEX B

CONFIDENTIAL

July 7, 2020

The Board of Directors

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of National General Holdings Corp. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary (“Merger Sub”) of The Allstate Corporation (the “Acquiror”). Pursuant to a draft dated July 6, 2020 of the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock owned by (a) the Acquiror, Merger Sub or any other direct or indirect wholly owned Subsidiary (as defined in the Agreement) of the Acquiror or (b) the Company or any direct or indirect wholly owned Subsidiary of the Company (including treasury shares), and Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $32 per share in cash, without interest thereon and subject to any required withholding of Taxes (as defined in the Agreement) (the “Merger Consideration”). The Agreement also provides that following receipt of the Company Stockholder Approval (as defined in the Agreement) and immediately prior to the effective time of the Transaction, the Company intends to declare and pay a special dividend in respect of the outstanding shares of Company Common Stock as of such time in an amount not less than $1.50 and up to $2.50 per share of Company Common Stock (as calculated pursuant to a formula contained in the Agreement) (the

“Special Dividend,” together with the Merger Consideration, the “Total Consideration”). In connection with the Agreement, Leah Karfunkel, Barry Karfunkel and Robert Karfunkel (together, the “Significant Shareholders”) and Acquiror are entering into an agreement pursuant to which, among other things, the Significant Shareholders will agree to vote all of the shares of Company Common Stock beneficially owned by them in favor of the Transaction and the Agreement.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 6, 2020 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for

us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities or conducted any actuarial analysis, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed, at your direction, that following the receipt of the Stockholder Approval and immediately prior to the effective time of the Transaction, the Company will declare and pay the full amount of $2.50 of the Special Dividend to all the holders of the Company Common Stock as contemplated by the Agreement and that the Transaction and the other transactions contemplated by the Agreement and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory, actuarial or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Total Consideration to be paid to the holders of shares of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Total Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and continue to have, commercial or investment banking relationships with the Company and the Acquiror, and are currently providing services to the Acquiror unrelated to the Transaction, for which we and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s credit facility which closed in February 2019, joint lead bookrunner on the Company’s offering of equity securities which closed in November 2018 and as joint lead arranger and bookrunner on the Acquiror’s offerings of debt securities which closed in November, August and July 2019, respectively. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Total Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

EXECUTION COPY

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 7, 2020, is entered into by and among The Allstate Corporation, a Delaware corporation (“Parent”), and each of the Persons set forth on Schedule A (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, par value $0.01 per share (“Company Common Shares”), of National General Holdings Corp., a Delaware corporation (the “Company”) set forth next to such Shareholder’s name on Schedule A (all Company Common Shares for which the Stockholders are as of the date hereof, or become following the date of this Agreement, the record or beneficial owner, being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which has been made available to the Stockholders; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent has required that the Stockholders, and as an inducement and in consideration therefor, the Stockholders (in their capacity as a record or beneficial holder of the Subject Shares) have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1.    Agreement to Vote.

(a)    Each Stockholder irrevocably and unconditionally agrees that, unless this Agreement shall have terminated pursuant to Section 4.1 (the date of such termination, the “Termination Date”), at every meeting of the holders of Company Common Shares (the “Company Stockholders”), however called, and at every adjournment or postponement thereof (or at every opportunity to act by written consent or similar means of action of the Company Stockholders), such Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and vote (or consent to be voted by proxy) such Stockholder’s Subject Shares (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, or (iii) any other matter considered at any such meeting of the Company Stockholders which the Company Board has (A) determined, after consultation with Parent, is necessary for the consummation of the Merger and the other Transactions, (B) disclosed in the Proxy Statement or other written materials distributed to all Company Stockholders and (C) recommended that the Company Stockholders adopt; and (b) against (i) any amendment to the Company Charter or the Company Bylaws or any other proposal which would prevent or materially delay, postpone, interfere with or otherwise adversely affect the consummation of Transactions, including the Merger, (ii) any Company Acquisition Proposal or any agreement or transaction relating thereto or taken in connection therewith, (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement, or (iv) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement (collectively, the “Covered Proposals”). Any attempt by any Stockholder to vote, consent, express dissent with respect to or abstain (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1.1 shall be null and void ab initio. If a Stockholder is the beneficial owner, but not the holder of record, of any Subject Shares, such Stockholder agrees to take all actions necessary to cause the holder of record and any nominees thereof to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 1.1.

(b)    Notwithstanding anything to the contrary herein, in the event that the Company Board makes a Company Adverse Recommendation Change in accordance with and as permitted by Section 5.2(d) of the Merger Agreement (the “Trigger Event”), the number of Subject Shares of the Stockholders subject to the requirements of Section 1.1(a) and Section 1.1(c) shall be modified to equal to the sum of (rounded up to the nearest whole share) (i) the number of Subject Shares that would represent as of the time of the Trigger Event thirty three percent (33%) of the aggregate voting power of the issued and outstanding Company Common Shares; plus (ii) the number of the Company Common Shares the aggregate voting power of which, as a percentage of the aggregate voting power of all Company Common Shares not covered by the foregoing clause (i) is equal to the Proportionate Percentage. The term “Proportionate Percentage,” for purposes of this Agreement, means the percentage of aggregate voting power, with respect to all outstanding shares of Company Common Shares held by the holders of all Company Common Shares (excluding the Stockholders) voting in favor of approving the Merger Agreement and the Transactions (including the Merger). For example, if fifty percent (50%) of the total aggregate voting power with respect to all outstanding shares of Company Common Shares held by stockholders of the Company (excluding the Stockholders) consents or votes to approve the Merger Agreement and the Transactions (including the Merger), then the Stockholders must consent or vote fifty percent (50%) of the aggregate voting power represented by all Subject Shares not covered by clause (i) of this Section 1.1(b) to approve the Merger Agreement and the Transactions (including the Merger).

(c)    EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY (UNTIL THE TERMINATION DATE) GRANTS TO AND APPOINTS PARENT SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH STOCKHOLDER (IN SUCH STOCKHOLDER’S CAPACITY AS A BENEFICIAL OR RECORD HOLDER OF THE SUBJECT SHARES), TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF COMPANY STOCKHOLDERS, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD (BENEFICIALLY OR OF RECORD) BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) UNTIL THE TERMINATION DATE, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. UNTIL THE TERMINATION DATE, EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF SUCH STOCKHOLDER’S SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND PRIOR TO

THE TERMINATION DATE NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH STOCKHOLDER, EXCEPT AS REQUIRED BY ANY ELECTION FORM OR LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

1.2.    Non-Solicitation. Each Stockholder and such Stockholder’s controlled Affiliates shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. In addition, unless this Agreement shall have terminated pursuant to Section 4.1, each Stockholder and such Stockholder’s controlled Affiliates shall not take any action (or refrain from taking any action) that would be, directly or indirectly, inconsistent with or in contravention of Section 5.2 of the Merger Agreement. For the avoidance of doubt, nothing in this Article I shall restrict the Stockholders or any of their respective Affiliates from engaging, in coordination with the Company Board, in discussions or negotiations or otherwise taking action regarding a Company Acquisition Proposal with any Person, solely to the extent to which the Company is permitted to engage (and is engaging) in such discussions, negotiations or otherwise with such Person or take such action pursuant to and in compliance with Section 5.2 of the Merger Agreement.

1.3.    No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 4.1, the Stockholders shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or otherwise that would not reasonably be expected to prevent or materially delay the consummation by any of the Stockholders of the transactions contemplated by this Agreement in any material respect (collectively, “Permitted Liens”), (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any contract, or any derivative transaction or similar transaction, with respect to any transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares other than as contemplated by this Agreement or the Proxy Statement, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer or (f) otherwise take any action, or enter into or commit or agree to enter into any arrangement, agreement or undertaking, with respect to any of the Subject Shares that would restrict, limit, interfere with or otherwise adversely affect timely performance of any of the Stockholders of their respective obligations under this Agreement (any of the actions referenced in the foregoing clauses (a)-(f), collectively, (“Transfer”). Notwithstanding the foregoing, each Stockholder may make Transfers of Subject Shares (i) by will, (ii) for estate planning purposes, (iii) for charitable purposes or as charitable gifts or donations or (iv) to any of his or her controlled Affiliates, in each of cases (i)-(iv), provided that (A) the Subject Shares shall continue to be bound by this Agreement following such Transfer and (B) each transferee that is not a party hereto agrees in writing to be bound by the terms and conditions of this Agreement; provided further that the foregoing proviso shall not apply to any Subject Shares transferred following the receipt of Company Stockholder Approval for charitable purposes or as a charitable gift, which Subject Shares shall cease to be bound by this Agreement following such Transfer (each a “Permitted Transfer”). Any Transfer or attempted Transfer of the Subject Shares in in violation of this Agreement shall be void ab initio.

1.4.    Documentation and Information. Until the Termination Date, (a) each Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Merger and any other Transactions, a copy of this Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement; and (b) Parent shall permit and hereby authorizes each Stockholder and such Stockholder’s Affiliates, to the extent such Stockholder or such Affiliates are required to do so by applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to such Stockholder’s schedule 13D), and any press release or other disclosure document in connection with the Merger and any other Transactions, a copy of this Agreement,

Parent’s identity and the nature of such Stockholder’s commitments and obligations under this Agreement.

1.5.    Stop Transfer Order; Legends. Except in connection with a Permitted Transfer, each Stockholder hereby agrees that such Stockholder will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares), to the extent such stop transfer order is reasonably practicable and requested by Parent and does not prevent a Permitted Transfer. The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect on the Termination Date.

1.6.    Subject Shares. Any additional Company Common Shares or other voting securities of the Company (or other securities of the Company convertible into any voting securities of the Company) of which any of the Stockholders acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split (including a reverse stock split), recapitalization, split-up, combination, reclassification, exchange, readjustment or change of such shares, or upon exercise or conversion of any securities, shall be deemed to be “Subject Shares”.

1.7.    Appraisal Rights; Litigation. To the full extent permitted by Law, each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Transactions, including the Merger, that such Stockholder may directly or indirectly have by virtue of the ownership of any Subject Shares. Each Stockholder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective affiliates and each of their successors or directors or managers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder severally and not jointly represents and warrants to Parent that:

2.1.    Authorization; Binding Agreement. Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2.    Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to such Stockholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the

Securities Act, the Exchange Act or other applicable Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on such Stockholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay, interfere with or adversely affect the timely consummation by such Stockholder of the transactions contemplated by this Agreement.

2.3.    Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (other than Permitted Liens) or other restrictions on the right to vote or otherwise Transfer the Subject Shares, except (a) as provided hereunder, and (b) pursuant to any applicable restrictions on transfer under the Securities Act, the Exchange Act or other applicable Law, (clauses (a) and (b), collectively, the “Transfer Limitation Exceptions”). The Subject Shares constitute all of the Company Common Shares beneficially owned by such Stockholder as of the date hereof; provided that Stockholders may also beneficially own shares of Common Stock underlying Company Stock Options and Company RSUs owned by them and nothing in this Agreement shall be interpreted as requiring any Stockholder to vote the shares underlying such Company Stock Options or Company RSUs prior to the exercise or vesting thereof or to exercise such Company Stock Options. Except pursuant to this Agreement, as of the date hereof, no Person has any contractual right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.4.    Voting Power. Such Stockholder has full voting power, with respect to the Subject Shares, and, subject to the Transfer Limitation Exceptions, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Subject Shares.

2.5.    Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance, among other things, upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6.    Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to prevent or materially delay the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholders that:

3.1.    Organization; Authorization. Parent is a corporation duly organized, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its formation. The consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2.    Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or by which Parent or any of its properties is bound, (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or any of its properties, pursuant to any Contract or other instrument binding on Parent or by which it or its properties is bound, or any applicable Law or (c) violate any provision of Parent’s organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent of the transactions contemplated by this Agreement.

3.3.    Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

MISCELLANEOUS

4.1.    Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, (x) nothing set forth in this Section 4.1 shall relieve any party from liability for (a) any breach of this Agreement prior to such termination or (b) actual intentional fraud (which shall not include constructive fraud or similar claims), (y) the provisions of this Article IV shall survive any termination of this Agreement, and (z) Section 1.4 of this Agreement shall survive termination of this Agreement solely in the event such termination is due to the occurrence of the Effective Time. The representations and warranties herein shall not survive the termination of this Agreement.

4.2.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) upon written confirmation of receipt by reply email from the recipient (not including any automated return email indicating that the email address is no longer valid or active or the recipient is unavailable), if by email or (c) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier (with proof of delivery from such recognized next-day courier), in each case, addressed as follows: (a) if to Parent, in accordance with the provisions of the Merger Agreement with a copy sent to the Company, also in accordance with the provisions of the Merger Agreement and (b) if to any Stockholder, to such Stockholder’s address or email address set forth on a signature page hereto, or to such other address or email address that such Stockholder may hereafter specify in writing to Parent by like notice made pursuant to this Section 4.2, with a copy sent to the Company, in accordance with the provisions of the Merger Agreement.

4.3.    Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or to Schedule this Agreement, respectively, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and promulgation of rules and regulations thereunder and references to all attachments thereto and instruments incorporated therein. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

4.4.    Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

4.5.    Amendments or Supplement; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

4.6.    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

4.7.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would cause the application of the Laws of another jurisdiction.

4.8.    Jurisdiction; Enforcement. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.8, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby consents to service being made through the notice procedures set forth in Section 4.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 4.2 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

4.9.    Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.10.    Assignment; Successors; Several Obligations. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, Parent may assign in its sole discretion and without the consent of any Stockholder, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The obligations of the Stockholders hereunder are several and not joint.

4.11.    Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the Stockholders and Parent shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity and no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

4.12.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.13.    Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably deemed necessary under applicable Law by such party, to perform its obligations as expressly set forth under this Agreement.

4.14.    Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and, subject to Section 4.15, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Subject to Section 4.15, the exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.15.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

4.16.    Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Company Stockholder (beneficially or of record) and not in any other capacity. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by any Stockholder) in the exercise of his or her fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by any Stockholder) from taking any action in his or her capacity as such director or officer of the Company, in each case, in accordance with the terms and conditions of the Merger Agreement. For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of any of the Stockholders.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE ALLSTATE CORPORATION

By:	/s/ Mario Rizzo
Name: Mario Rizzo
Title: Executive Vice President and Chief Financial Officer

LEAH KARFUNKEL

By:	/s/ Leah Karfunkel
Name:	Leah Karfunkel
Address:	C/O National General Holdings Corp. 59 Maiden Lane, 38th Floor New York, New York 10038

Facsimile No.:
Email :

BARRY KARFUNKEL

By:	/s/ Barry Karfunkel
Name:	Barry Karfunkel
Address:	C/O National General Holdings Corp. 59 Maiden Lane, 38th Floor New York, New York 10038

Facsimile No.:
Email :

ROBERT KARFUNKEL

By:	/s/ Robert Karfunkel
Name:	Robert Karfunkel
Address:	C/O National General Holdings Corp. 59 Maiden Lane, 38th Floor New York, New York 10038

Facsimile No.:
Email :

Schedule A

Leah Karfunkel	44,594,570
Barry Karfunkel	543,481
Robert Karfunkel	466,759

PRELIMINARY PROXY CARD NATIONAL GENERAL HOLDINGS CORP. 59 MAIDEN LANE, 38TH FLOOR NEW YORK, NY 10038 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [•], 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [•], 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D22102-S08244 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NATIONAL GENERAL HOLDINGS CORP. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of July 7, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among National General Holdings Corp., a Delaware corporation (the “Company”), The Allstate Corporation, a Delaware corporation (“Parent”), and Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent; 2. To approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the Merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable; and 3. To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)

PRELIMINARY PROXY CARD Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. D22103-S08244 NATIONAL GENERAL HOLDINGS CORP. Special Meeting of Stockholders [•], 2020 [•] a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Jeffrey Weissmann and Barry Karfunkel, or either of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of NATIONAL GENERAL HOLDINGS CORP. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at [•] a.m. Eastern Time on [•], 2020, at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, and at any adjournment, postponement or continuation thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. CONTINUED AND TO BE SIGNED ON REVERSE SIDE